Exhibit 99.2
Financial Statements with Retrospective Segment Changes of the 2017 Form 10-K
Explanatory Note
During 2017, the Company divested certain businesses. In 2018, the Company began reallocating assets and resources to other businesses. As a result, during the second quarter of 2018, the Company’s CEO, who is the Company’s Chief Operating Decision Maker, commenced managing the business differently through changes in its operating and reportable segments, which necessitated a realignment of the Company's historical segment structure. This realignment is consistent with how the Company’s CEO currently: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of his direct reports.
Pursuant to these changes, commencing in the second quarter of 2018, the Company operates in four operating segments: (i) Bausch + Lomb/International, (ii) Salix, (iii) Ortho Dermatologics and (iv) Diversified Products. The Bausch + Lomb/International segment consists of the: (i) U.S. Bausch + Lomb and (ii) International reporting units. The Salix segment consists of the Salix reporting unit (originally part of the former Branded Rx segment). The Ortho Dermatologics segment consists of the: (i) Ortho Dermatologics (originally part of the former Branded Rx segment) and (ii) Global Solta (originally part of the Bausch + Lomb/International segment and the former U.S. Diversified Products segment) reporting units. The Diversified Products segment consists of the: (i) Neurology and other (originally part of the former U.S. Diversified Products segment), (ii) Generics (originally part of the former U.S. Diversified Products segment) and (iii) Dentistry (originally part of the former Branded Rx segment) reporting units. The Neurology and other reporting unit includes the: (i) oncology business (originally part of the former Branded Rx segment) and (ii) women's health business (originally part of the former Branded Rx segment). Upon divesting its equity interests in Dendreon Pharmaceuticals LLC (“Dendreon”) on June 28, 2017 and Sprout Pharmaceuticals, Inc. (“Sprout”) on December 20, 2017, the Company exited the oncology and women's health businesses, respectively.
Prior period presentations of segment revenues and segment profits have been recast to conform to the current segment reporting structure.
Effective on July 13, 2018, the Company changed its corporate name from Valeant Pharmaceuticals International, Inc. to Bausch Health Companies Inc. References throughout this document to Valeant Pharmaceuticals International, Inc. are the same as the Company now known as Bausch Health Companies Inc.

"Item 15.(a)(1) The consolidated financial statements required to be filed in the Annual Report on Form 10-K with Retrospective Segment Changes of the 2017 Form 10-K" set forth in this Exhibit 99.2 have been revised from the "Item 15.(a)(1) The consolidated financial statements required to be filed in the Annual Report on Form 10-K" included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 ("2017 Form 10-K") to reflect retrospective application of the new reporting structure and recast the Company's historical results to conform to the new segment presentation. "Item 15.(a)(1) The consolidated financial statements required to be filed in the Annual Report on Form 10-K with Retrospective Segment Changes of the 2017 Form 10-K" set forth below have not been revised to reflect events or developments subsequent to February 28, 2018, the date that the Company filed the 2017 Form 10-K. For a discussion of events and developments subsequent to the filing date of the 2017 Form 10-K, please refer to the reports and other information the Company has filed with the Securities and Exchange Commission since that date, including the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

REPORT OF MANAGEMENT ON FINANCIAL STATEMENTS

The Company’s management is responsible for preparing the accompanying consolidated financial statements in conformity with United States generally accepted accounting principles (“U.S. GAAP”). In preparing these consolidated financial statements, management selects appropriate accounting policies and uses its judgment and best estimates to report events and transactions as they occur. Management has determined such amounts on a reasonable basis in order to ensure that the consolidated financial statements are presented fairly, in all material respects. Financial information included throughout this Annual Report is prepared on a basis consistent with that of the accompanying consolidated financial statements.
PricewaterhouseCoopers LLP has been engaged by the Company to audit the consolidated financial statements.
The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board of Directors carries out this responsibility principally through its Audit and Risk Committee. The members of the Audit and Risk Committee are outside Directors. The Audit and Risk Committee considers, for review by the Board of Directors and approval by the shareholders, the engagement or reappointment of the external auditors. PricewaterhouseCoopers LLP has full and free access to the Audit and Risk Committee.

/s/ JOSEPH C. PAPA	/s/ PAUL S. HERENDEEN
Joseph C. Papa Chief Executive Officer	Paul S. Herendeen Executive Vice President and Chief Financial Officer
February 28, 2018, except with respect to the change in composition of reportable segments discussed in Note 23, as to which the date is August 10, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Bausch Health Companies Inc. (formerly known as Valeant Pharmaceuticals International, Inc.)

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Valeant Pharmaceuticals International, Inc. and its subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, including the related notes, and schedule of valuation and qualifying accounts for each of the three years in the period ended December 31, 2017 (not presented herein) appearing under Item 15(a)(2) of the Company’s 2017 Annual Report on Form 10-K (collectively referred to as the “consolidated financial statements”).  We also have audited the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017 , based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2017 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
February 28, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 23, as to which the date is August 10, 2018

We have served as the Company’s auditor since 2012.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$720	$542
Restricted cash	77	—
Trade receivables, net	2,130	2,517
Inventories, net	1,048	1,061
Current assets held for sale	—	261
Prepaid expenses and other current assets	771	696
Total current assets	4,746	5,077
Property, plant and equipment, net	1,403	1,312
Intangible assets, net	15,211	18,884
Goodwill	15,593	15,794
Deferred tax assets, net	433	146
Non-current assets held for sale	12	2,132
Other non-current assets	99	184
Total assets	$37,497	$43,529
Liabilities
Current liabilities:
Accounts payable	$365	$324
Accrued and other current liabilities	3,694	3,227
Current liabilities held for sale	—	57
Current portion of long-term debt and other	209	1
Total current liabilities	4,268	3,609
Acquisition-related contingent consideration	344	840
Non-current portion of long-term debt	25,235	29,845
Deferred tax liabilities, net	1,180	5,434
Non-current liabilities held for sale	—	57
Other non-current liabilities	526	486
Total liabilities	31,553	40,271
Commitments and contingencies (Notes 21 and 22)
Equity
Common shares, no par value, unlimited shares authorized, 348,708,567 and 347,821,606 issued and outstanding at December 31, 2017 and 2016, respectively	10,090	10,038
Additional paid-in capital	380	351
Accumulated deficit	(2,725)	(5,129)
Accumulated other comprehensive loss	(1,896)	(2,108)
Total Valeant Pharmaceuticals International, Inc. shareholders’ equity	5,849	3,152
Noncontrolling interest	95	106
Total equity	5,944	3,258
Total liabilities and equity	$37,497	$43,529
On behalf of the Board:

/s/ JOSEPH C. PAPA	/s/ RUSSEL C. ROBERTSON
Joseph C. Papa	Russel C. Robertson
Chief Executive Officer	Chairperson, Audit and Risk Committee
The accompanying notes are an integral part of these consolidated financial statements.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)

	Years Ended December 31,
	2017	2016	2015
Revenues
Product sales	$8,595	$9,536	$10,292
Other revenues	129	138	155
	8,724	9,674	10,447
Expenses
Cost of goods sold (exclusive of amortization and impairments of intangible assets)	2,506	2,572	2,532
Cost of other revenues	42	39	53
Selling, general and administrative	2,582	2,810	2,700
Research and development	361	421	334
Amortization of intangible assets	2,690	2,673	2,257
Goodwill impairments	312	1,077	—
Asset impairments	714	422	304
Restructuring and integration costs	52	132	362
Acquired in-process research and development costs	5	34	106
Acquisition-related contingent consideration	(289)	(13)	(23)
Other (income) expense, net	(353)	73	295
	8,622	10,240	8,920
Operating income (loss)	102	(566)	1,527
Interest income	12	8	4
Interest expense	(1,840)	(1,836)	(1,563)
Loss on extinguishment of debt	(122)	—	(20)
Foreign exchange and other	107	(41)	(103)
Loss before (benefit from) provision for income taxes	(1,741)	(2,435)	(155)
(Benefit from) provision for income taxes	(4,145)	(27)	133
Net income (loss)	2,404	(2,408)	(288)
Less: Net income attributable to noncontrolling interest	—	1	4
Net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$2,404	$(2,409)	$(292)
Earnings (loss) per share attributable to Valeant Pharmaceuticals International, Inc.
Basic	$6.86	$(6.94)	$(0.85)
Diluted	$6.83	$(6.94)	$(0.85)

Weighted-average common shares
Basic	350.2	347.3	342.7
Diluted	351.8	347.3	342.7
The accompanying notes are an integral part of these consolidated financial statements.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions)

	Years Ended December 31,
	2017	2016	2015
Net income (loss)	$2,404	$(2,408)	$(288)
Other comprehensive income (loss)
Foreign currency translation adjustment	202	(548)	(647)
Net unrealized holding loss on sale of assets and businesses:
Arising in period	(26)	—	—
Reclassification to net income (loss)	26	—	—
	202	(548)	(647)
Pension and postretirement benefit plan adjustments:
Newly established prior service credit	—	6	—
Net actuarial gain (loss) arising during the year	20	(32)	21
Amortization of prior service credit	(4)	(3)	(3)
Amortization or settlement recognition of net gain	2	1	3
Income tax (expense) benefit	(4)	4	(3)
Currency impact	1	1	(1)
Net pension and postretirement benefit plan adjustments	15	(23)	17
Other comprehensive income (loss)	217	(571)	(630)
Comprehensive income (loss)	2,621	(2,979)	(918)
Less: Comprehensive income (loss) attributable to noncontrolling interest	4	(4)	—
Comprehensive income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$2,617	$(2,975)	$(918)
The accompanying notes are an integral part of these consolidated financial statements.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in millions)

	Valeant Pharmaceuticals International, Inc. Shareholders
	Common Shares				Accumulated Other Comprehensive Loss	Valeant Pharmaceuticals International, Inc. Shareholders' Equity
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit			Noncontrolling Interest	Total Equity
Balance, January 1, 2015	334.4	$8,349	$244	$(2,398)	$(916)	$5,279	$122	$5,401
Issuance of common shares	7.5	1,482	—	—	—	1,482	—	1,482
Common shares issued under share-based compensation plans	1.4	78	(48)	—	—	30	—	30
Repurchases of common shares (Note 13)	(0.4)	(12)	—	(60)	—	(72)	—	(72)
Share-based compensation	—	—	140	—	—	140	—	140
Employee withholding taxes related to share-based awards	—	—	(88)	—	—	(88)	—	(88)
Excess tax benefits from share-based compensation	—	—	57	—	—	57	—	57
Noncontrolling interest from business combinations	—	—	—	—	—	—	5	5
Noncontrolling interest distributions	—	—	—	—	—	—	(8)	(8)
Net loss	—	—	—	(292)	—	(292)	4	(288)
Other comprehensive loss	—	—	—	—	(626)	(626)	(4)	(630)
Balance, December 31, 2015	342.9	9,897	305	(2,750)	(1,542)	5,910	119	6,029
Effect of retrospective application of a new accounting standard (see Note 2)	—	—	—	30	—	30	—	30
Common shares issued under share-based compensation plans	4.9	141	(108)	—	—	33	—	33
Share-based compensation	—	—	165	—	—	165	—	165
Employee withholding taxes related to share-based awards	—	—	(11)	—	—	(11)	—	(11)
Noncontrolling interest distributions	—	—	—	—	—	—	(9)	(9)
Net loss	—	—	—	(2,409)	—	(2,409)	1	(2,408)
Other comprehensive loss	—	—	—	—	(566)	(566)	(5)	(571)
Balance, December 31, 2016	347.8	10,038	351	(5,129)	(2,108)	3,152	106	3,258
Common shares issued under share-based compensation plans	0.9	52	(52)	—	—	—	—	—
Share-based compensation	—	—	87	—	—	87	—	87
Employee withholding taxes related to share-based awards	—	—	(4)	—	—	(4)	—	(4)
Acquisition of noncontrolling interest	—	—	(2)	—	(1)	(3)	(6)	(9)
Noncontrolling interest distributions	—	—	—	—	—	—	(9)	(9)
Net income	—	—	—	2,404	—	2,404	—	2,404
Other comprehensive income	—	—	—	—	213	213	4	217
Balance, December 31, 2017	348.7	$10,090	$380	$(2,725)	$(1,896)	$5,849	$95	$5,944

The accompanying notes are an integral part of these consolidated financial statements.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Years Ended December 31,
	2017	2016	2015
Cash Flows From Operating Activities
Net income (loss)	$2,404	$(2,408)	$(288)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of intangible assets	2,858	2,866	2,467
Amortization and write-off of debt discounts and debt issuance costs	151	118	145
Asset impairments	714	422	304
Acquisition accounting adjustment on inventory sold	—	38	134
Acquisition-related contingent consideration	(289)	(13)	(23)
Allowances for losses on trade receivables and inventories	119	174	115
Deferred income taxes	(4,386)	(236)	(160)
(Gain) loss on disposal of assets and businesses	(579)	(8)	5
Additions to accrued legal settlements	226	59	37
Insurance proceeds for legal settlement	60	—	—
Payments of accrued legal settlements	(221)	(69)	(33)
Goodwill impairment	312	1,077	—
Share-based compensation	87	165	140
Foreign exchange (gain) loss	(106)	14	95
Loss on extinguishment of debt	122	—	20
Other	(26)	(2)	(33)
Changes in operating assets and liabilities:
Trade receivables	417	(34)	(626)
Inventories	7	(164)	(276)
Prepaid expenses and other current assets	33	232	(91)
Accounts payable, accrued and other liabilities	387	(144)	325
Net cash provided by operating activities	2,290	2,087	2,257
Cash Flows From Investing Activities
Acquisition of businesses, net of cash acquired	—	(19)	(15,458)
Acquisition of intangible assets and other assets	(165)	(56)	(68)
Purchases of property, plant and equipment	(171)	(235)	(235)
Purchases of marketable securities	(7)	(1)	(49)
Proceeds from sale of marketable securities	2	17	67
Proceeds from sale of assets and businesses, net of costs to sell	3,253	199	13
Reduction of cash due to deconsolidation	—	(30)	—
Net settlement of assumed derivative contracts	—	—	184
Other	(25)	—	(31)
Net cash provided by (used in) investing activities	2,887	(125)	(15,577)
Cash Flows From Financing Activities
Issuance of long-term debt, net of discount	9,424	1,220	17,817
Repayments of long-term debt	(14,203)	(2,436)	(2,055)
Borrowings of short-term debt	1	3	8
Repayments of short-term debt	(8)	(3)	(8)
Repayments of convertible notes assumed	—	—	(3,123)
Issuance of common stock, net	—	—	1,433
Repurchases of common shares	—	—	(72)
Proceeds from exercise of stock options	—	33	30
Payment of employee withholding tax upon vesting of share-based awards	(4)	(11)	(88)
Payments of contingent consideration	(45)	(123)	(151)
Payments of deferred consideration	—	(540)	(55)
Payments of financing costs	(110)	(97)	(103)
Other	(18)	(9)	(9)
Net cash (used in) provided by financing activities	(4,963)	(1,963)	13,624
Effect of exchange rate changes on cash and cash equivalents	41	(54)	(30)
Net increase (decrease) in cash and cash equivalents and restricted cash	255	(55)	274
Cash and cash equivalents and restricted cash, beginning of period	542	597	323
Cash and cash equivalents and restricted cash, end of period	$797	$542	$597

Cash and cash equivalents, end of period	$720	$542	$597
Restricted cash, end of period	77	—	—
Cash and cash equivalents and restricted cash, end of period	$797	$542	$597
The accompanying notes are an integral part of these consolidated financial statements.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS
Valeant Pharmaceuticals International, Inc. (the “Company”) is a multinational, specialty pharmaceutical and medical device company that develops, manufactures, and markets a broad range of branded, generic and branded generic pharmaceuticals, over-the-counter (“OTC”) products, and medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment, and aesthetics devices) which are marketed directly or indirectly in over 90 countries. Effective August 9, 2013, the Company continued from the federal jurisdiction of Canada to the Province of British Columbia, meaning that the Company became a company registered under the laws of the Province of British Columbia as if it had been incorporated under the laws of the Province of British Columbia. As a result of this continuance, the legal domicile of the Company became the Province of British Columbia, the Canada Business Corporations Act ceased to apply to the Company and the Company became subject to the British Columbia Business Corporations Act.

2.	SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Use of Estimates
The consolidated financial statements have been prepared by the Company in United States (“U.S.”) dollars and in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), applied on a consistent basis. In preparing the Company’s consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include: provisions for product returns, rebates, chargebacks, discounts and allowances, and distribution fees paid to certain wholesalers; useful lives of amortizable intangible assets and property, plant and equipment; expected future cash flows used in evaluating intangible assets for impairment, assessing compliance with debt covenants and making going concern assessments; reporting unit fair values for testing goodwill for impairment and allocating goodwill to new reporting unit structure on a relative fair value basis; provisions for loss contingencies; provisions for income taxes, uncertain tax positions and realizability of deferred tax assets (including provisional amounts associated with the U.S. tax law change); and the allocation of the purchase price for acquired assets and businesses, including the fair value of contingent consideration. Under certain product manufacturing and supply agreements, management uses information from the Company’s commercialization counterparties to arrive at estimates for future returns, rebates and chargebacks.
On an ongoing basis, management reviews its estimates to ensure that these estimates appropriately reflect changes in the Company’s business and new information as it becomes available. If historical experience and other factors used by management to make these estimates do not reasonably reflect future activity, the Company’s consolidated financial statements could be materially impacted.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and those of its subsidiaries and any variable interest entities (“VIEs”) for which the Company is the primary beneficiary. All intercompany transactions and balances have been eliminated.
Reclassifications
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
Commencing in the second quarter of 2018, the Company operates in the following operating segments: (i) Bausch + Lomb/International, (ii) Salix, (iii) Ortho Dermatologics and (iv) Diversified Products. (Prior to the second quarter of 2018, the Company operated in the following operating segments: (i) Bausch + Lomb/International, (ii) Branded Rx, and (iii) U.S. Diversified Products.) The Bausch + Lomb/International segment consists of the: (i) U.S. Bausch + Lomb and (ii) International reporting units. The Salix segment consists of the Salix reporting unit (originally part of the former Branded Rx segment). The Ortho Dermatologics segment consists of the: (i) Ortho Dermatologics (originally part of the former Branded Rx segment) and (ii) Global Solta (originally part of the former Branded Rx segment) reporting units. The Diversified Products segment consists of the: (i) Neurology and other (originally part of the former U.S. Diversified Product segment), (ii) Generics (originally part of the former U.S. Diversified Product segment) and (iii) Dentistry (originally part of the former Branded Rx segment) reporting units. The Neurology and other reporting unit includes the: (i) oncology business (originally part of the former Branded Rx segment) and (ii) women's health business (originally part of the former Branded Rx segment). Upon divesting its equity interests in Dendreon Pharmaceuticals LLC (“Dendreon”) on June 28, 2017 and Sprout Pharmaceuticals, Inc.

(“Sprout”) on December 20, 2017, the Company exited the oncology and women's health businesses, respectively. Prior period presentations of segment revenues and segment profits have been recast to conform to the current segment reporting structure.
Acquisitions
Acquired businesses are accounted for using the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recorded at fair value, with limited exceptions. Any excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. Transaction costs and costs to restructure the acquired company are expensed as incurred. The operating results of the acquired business are reflected in the consolidated financial statements after the date of acquisition. Acquired in-process research and development (“IPR&D”) is recognized at fair value and initially characterized as an indefinite-lived intangible asset, irrespective of whether the acquired IPR&D has an alternative future use. If the acquired net assets do not constitute a business under the acquisition method of accounting, the transaction is accounted for as an asset acquisition and no goodwill is recognized. In an asset acquisition, the amount allocated to acquired IPR&D with no alternative future use is charged to expense at the acquisition date.
Fair Value of Financial Instruments
The estimated fair values of cash and cash equivalents, trade receivables, accounts payable and accrued liabilities approximate their carrying values due to their short maturity periods. The fair value of acquisition-related contingent consideration is based on estimated discounted future cash flows or Monte Carlo Simulation analyses and assessment of the probability of occurrence of potential future events. The fair values of marketable securities and long-term debt are based on quoted market prices, if available, or estimated discounted future cash flows.
Cash and Cash Equivalents
Cash and cash equivalents consist of highly liquid investments with maturities of three months or less when purchased.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and trade receivables.
The Company invests its excess cash in high-quality, money market instruments and term deposits with varying maturities, but typically less than three months. The Company’s cash and cash equivalents are invested in various investment grade institutional money market accounts and bank term deposits. Deposits held at banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and therefore bear minimal credit risk. The Company seeks to mitigate such risks by spreading its risk across multiple counterparties and monitoring the risk profiles of these counterparties.
The Company’s trade receivables primarily represent amounts due from wholesale distributors, retail pharmacies, government entities and group purchasing organizations. Outside of the U.S., concentrations of credit risk with respect to trade receivables, which are typically unsecured, are limited due to the number of customers using the Company’s products, as well as their dispersion across many different geographic regions. The Company performs periodic credit evaluations of customers and does not require collateral. The Company monitors economic conditions, including volatility associated with international economies, and related impacts on the relevant financial markets and its business, especially in light of sovereign credit issues. The credit and economic conditions within Italy, Portugal, Spain, Greece, among other members of the European Union, Russia, Brazil, and Egypt have been weak in recent years. In November 2016, as a result of the Egyptian government’s decision to float the Egyptian pound and un-peg it to the U.S. Dollar, the Egyptian pound was significantly devalued.  The Company's exposure to the Egyptian pound is with respect to the Amoun Pharmaceutical Company S.A.E. business acquired in October 2015, which represented approximately 2% of the Company's 2017 and 2016 total revenues. These conditions have increased, and may continue to increase, the average length of time that it takes to collect on the Company’s trade receivables outstanding in these countries.
An allowance for doubtful accounts is maintained for potential credit losses based on the aging of trade receivables, historical bad debts experience, and changes in customer payment patterns. Trade receivable balances are written off against the allowance when it is deemed probable that the receivable will not be collected. Trade receivables, net are stated net of reserves for sales returns and allowances and provisions for doubtful accounts of $97 million and $80 million as of December 31, 2017 and 2016, respectively.

As of December 31, 2017, the Company’s three largest U.S. wholesaler customers accounted for approximately 43% of net trade receivables. In addition, as of December 31, 2017 and 2016, the Company’s net trade receivable balance from Russia, Egypt, Italy, Brazil, Spain, Greece and Portugal amounted to $230 million and $214 million, respectively, the majority of which is current or less than 90 days past due. The portion of the net trade receivable from these countries that is past due more than 90 days amounted to $14 million, as of December 31, 2017, a portion of which is comprised of public hospitals. Based on analysis of bad debt experience and assessment of historical payment patterns for such customers, the Company has established a reserve covering approximately half of the balance past due more than 90 days for such countries. The Company has not experienced any significant losses from uncollectible accounts in the three-year period ended December 31, 2017.
Inventories
Inventories comprise raw materials, work in process, and finished goods, which are valued at the lower of cost or net realizable value, on a first-in, first-out basis. The cost value for work in process and finished goods inventories includes materials, direct labor, and an allocation of overheads.
The Company evaluates the carrying value of inventories on a regular basis, taking into account such factors as historical and anticipated future sales compared with quantities on hand, the price the Company expects to obtain for products in their respective markets compared with historical cost and the remaining shelf life of goods on hand.
Property, Plant and Equipment
Property, plant and equipment are reported at cost, less accumulated depreciation. Costs incurred on assets under construction are capitalized as construction in progress. Depreciation is calculated using the straight-line method, commencing when the assets become available for productive use, based on the following estimated useful lives:

Land improvements	15 - 30 years
Buildings	Up to 40 years
Machinery and equipment	3 - 20 years
Other equipment	3 - 7 years
Equipment on operating lease	Up to 5 years
Leasehold improvements and capital leases	Lesser of term of lease or 10 years
Intangible Assets
Intangible assets are reported at cost, less accumulated amortization. Intangible assets with finite lives are amortized over their estimated useful lives. Amortization is calculated primarily using the straight-line method based on the following estimated useful lives:

Product brands	2 - 20 years
Corporate brands	6 - 20 years
Product rights	3 - 15 years
Partner relationships	5 - 9 years
Out-licensed technology and other	5 - 10 years
Divestitures of Products
The Company nets the proceeds on the divestitures of products with the carrying amount of the related assets and records a gain/loss on sale within Other (income) expense, net. Any contingent payments that are potentially due to the Company as a result of these divestitures are recorded when realizable.
IPR&D
The fair value of IPR&D acquired through a business combination is capitalized as an indefinite-lived intangible asset until the completion or abandonment of the related research and development activities. When the related research and development is completed, the asset will be assigned a useful life and amortized.
The fair value of an IPR&D intangible asset is typically determined using an income approach. This approach starts with a forecast of the net cash flows expected to be generated by the asset over its estimated useful life. The net cash flows reflect the asset’s stage of completion, the probability of technical success, the projected costs to complete, expected market competition and an assessment of the asset’s life-cycle. The net cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the expected cash flow streams.
Impairment of Long-Lived Assets
Long-lived assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If indicators of impairment are present, the asset is tested for recoverability by comparing the carrying value of the asset to the related estimated undiscounted future cash flows expected to be derived from the asset. If the expected cash flows are less than the carrying value of the asset, then the asset is considered to be impaired and its carrying value is written down to fair value, based on the related estimated discounted future cash flows.
Indefinite-lived intangible assets, including acquired IPR&D and the corporate trademark acquired in the acquisition of Bausch & Lomb Holdings Incorporated (the ‘‘B&L Trademark’’), are tested for impairment annually or more frequently if events or changes in circumstances between annual tests indicate that the asset may be impaired. Impairment losses on indefinite-lived intangible assets are recognized based solely on a comparison of the fair value of the asset to its carrying value.
Goodwill
Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but is tested for impairment at least annually as of October 1st at the reporting unit level. A reporting unit is the same as, or one level below, an operating segment.
An interim goodwill impairment test in advance of the annual impairment assessment may be required if events occur that indicate an impairment might be present. For example, a substantial decline in the Company’s market capitalization, changes in reportable segments, unexpected adverse business conditions, economic factors and unanticipated competitive activities may signal that an interim impairment test is needed. Accordingly, among other factors, the Company monitors changes in its share price between annual impairment tests. The Company considers a decline in its share price that corresponds to an overall deterioration in stock market conditions to be less of an indicator of goodwill impairment than a unilateral decline in its share price reflecting adverse changes in its underlying operating performance, cash flows, financial condition, and/or liquidity. In the event that the Company’s market capitalization does decline below its book value, the Company would consider the length and severity of the decline and the reason for the decline when assessing whether potential goodwill impairment exists. The Company believes that short-term fluctuations in share prices may not necessarily reflect underlying values.
The goodwill impairment test consists of two steps. In step one, the Company compares the carrying value of each reporting unit to its fair value. In step two, if the carrying value of a reporting unit exceeds its fair value, the Company will determine the amount of goodwill impairment as the excess of the carrying value of the reporting unit’s goodwill over its fair value, if any. The fair value of goodwill is derived as the excess of the fair value of the reporting unit over the fair value of the reporting unit’s identifiable assets and liabilities.
Deferred Financing Costs
Deferred financing costs are presented in the balance sheet as a direct deduction from the carrying amount of the related debt except for the deferred financing costs associated with revolving-debt arrangements which are presented as assets. Deferred finance costs are amortized using the effective interest method as interest expense over the contractual lives of the related credit facilities.
Foreign Currency Translation
The assets and liabilities of the Company’s foreign operations having a functional currency other than the U.S. dollar are translated into U.S. dollars at the exchange rate prevailing at the balance sheet date, and at the average exchange rate for the reporting period for revenue and expense accounts. The cumulative foreign currency translation adjustment is recorded as a component of accumulated other comprehensive loss in shareholders’ equity.
Foreign currency exchange gains and losses on transactions occurring in a currency other than an operation’s functional currency are recognized in net income (loss).
Revenue Recognition
Revenue is realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectability is reasonably assured.

The Company recognizes product sales revenue when persuasive evidence of an arrangement exists, delivery has occurred, collectability is reasonably assured, and the price to the buyer is fixed or determinable, the timing of which is based on the specific contractual terms with each customer. Delivery occurs when title has transferred to the customer, and the customer has assumed the risks and rewards of ownership. As such, the Company generally recognizes revenue on a sell-in basis (i.e., record revenue upon delivery); however, based upon specific terms and circumstances, the Company has determined that, for certain arrangements with certain retailers and other third parties, revenue should be recognized on a sell-through basis (i.e., record revenue when products are dispensed to patients). In evaluating the proper revenue recognition for sales transactions, the Company considers all relevant factors, including additional discounts or extended payment terms which the Company grants to certain customers, often near the end of quarterly periods.
Revenue from product sales is recognized net of provisions for estimated cash discounts, allowances, returns, rebates, chargebacks and distribution fees paid to certain of the Company’s wholesale customers. The Company establishes these provisions concurrently with the recognition of product sales revenue.  Price appreciation credits are generated when the Company increases a product’s wholesaler acquisition cost (“WAC”) under its contracts with certain wholesalers. Under such contracts, the Company is entitled to credits from such wholesalers for the impact of that WAC increase on inventory currently on hand at the wholesalers. Such credits, which can be significant, are used to offset against the total distribution service fees the Company pays on all of its products to each wholesaler. Net revenue on these credits is recognized on the date that the wholesaler is notified of the price increase. The Company offers cash discounts for prompt payment and allowances for volume purchases to customers. Provisions for cash discounts and allowances are estimated based on contractual sales terms with customers, an analysis of unpaid invoices, and historical payment experience. The Company generally allows customers to return product within a specified period of time before and after its expiration date, excluding the Company’s European businesses which generally do not carry a right of return. Provisions for returns are estimated based on historical sales and return levels, taking into account additional available information such as historical return and exchange levels, external data with respect to inventory levels in the wholesale distribution channel, external data with respect to prescription demand for the Company’s products, remaining shelf lives of the Company’s products at the date of sale and estimated returns liability to be processed by year of sale based on analysis of lot information related to actual historical returns. The Company reviews its methodology and adequacy of the provision for returns on a quarterly basis, adjusting for changes in assumptions, historical results and business practices, as necessary. The Company is subject to rebates on sales made under governmental and managed-care programs in the U.S., and chargebacks on sales made to government agencies, group purchasing organizations and other indirect customers. Provisions for rebates and chargebacks are estimated based on historical utilization levels, relevant statutes with respect to governmental pricing programs and contractual sales terms with managed-care providers and group purchasing organizations. Changes in the level of utilization of the Company’s products through private or public benefit plans and group purchasing organizations will impact the amount of rebates and chargebacks that the Company is obligated to pay.
The Company is party to product manufacturing and supply agreements with a number of commercialization counterparties in the U.S. Under the terms of these agreements, the Company’s supply prices for its products are determined after taking into consideration estimates for future returns, rebates, and chargebacks provided by each counterparty. The Company makes adjustments, as needed, to state these estimates on a basis consistent with this policy and its methodology for estimating returns, rebates and chargebacks related to its own direct product sales.
Research and Development Expenses
Costs related to internal research and development programs, including costs associated with the development of acquired IPR&D, are expensed as goods are delivered or services are performed. Under certain research and development arrangements with third parties, the Company may be required to make payments that are contingent on the achievement of specific developmental, regulatory and/or commercial milestones. Before a product receives regulatory approval, milestone payments made to third parties are expensed and included in Research and development expenses when the milestone is achieved. Milestone payments made to third parties after regulatory approval is received are capitalized and amortized over the estimated useful life of the approved product.
Amounts due from third parties as reimbursement of development activities conducted under certain research and development arrangements are recognized as a reduction of Research and development expenses.
Legal Costs
Legal fees and other costs related to litigation and other legal proceedings are expensed as incurred and are included in Selling, general and administrative expenses. Certain legal costs associated with acquisitions are included in Acquisition-related costs, and certain legal costs associated with divestitures, legal settlements and other business development activities are included in Other (income) expense, net or Gain on investments, net, as appropriate. Legal costs expensed are reported net of expected insurance recoveries. A claim for insurance recovery is recognized when realization becomes probable.
Advertising Costs
Advertising costs comprise product samples, print media, promotional materials and television advertising. Advertising costs related to new product launches are expensed on the first use of the advertisement. Included in Prepaid expenses and other current assets are prepaid advertising costs of $7 million and $8 million, as of December 31, 2017 and 2016, respectively. Included in Selling, general and administrative expenses are advertising costs of $462 million, $564 million and $652 million, for 2017, 2016 and 2015, respectively.
Share-Based Compensation
The Company recognizes all share-based payments to employees, including grants of employee stock options and restricted share units (“RSUs”), at estimated fair value. The Company amortizes the fair value of stock option or RSU grants on a straight-line basis over the requisite service period of the individual stock option or RSU grant, which generally equals the vesting period. Stock option and RSU forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Share-based compensation is recorded in Research and development expenses, Selling, general and administrative expenses and Other (income) expense, net, as appropriate.
See “Adoption of New Accounting Standards” in this Note 2 for details on the Company's adoption of a new standard related to share-based compensation.
Acquisition-Related Contingent Consideration
Acquisition-related contingent consideration, which primarily consists of potential milestone payments and royalty obligations, is recorded in the consolidated balance sheets at its acquisition date estimated fair value, in accordance with the acquisition method of accounting. The fair value of the acquisition-related contingent consideration is remeasured each reporting period, with changes in fair value recorded in the consolidated statements of operations. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in fair value measurement accounting.
Interest Expense
Interest expense includes standby fees and the amortization of debt discounts and deferred financing costs. Interest costs are expensed as incurred, except to the extent such interest is related to construction in progress, in which case interest is capitalized. Capitalized interest related to construction in progress for 2017, 2016 and 2015 was $32 million, $24 million and $14 million, respectively.
Income Taxes
Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the differences between the financial statement and income tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. A valuation allowance is provided for the portion of deferred tax assets that is more likely than not to remain unrealized. Deferred tax assets and liabilities are measured using enacted tax rates and laws. Deferred tax assets for outside basis differences in investments in subsidiaries are only recognized if the difference will be realized in the foreseeable future.
The tax benefit from an uncertain tax position is recognized only if it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority, based on the technical merits of the position. The tax benefits recognized from such position are measured based on the amount that is greater than 50% likely of being realized upon settlement. Liabilities associated with uncertain tax positions are classified as long-term unless expected to be paid within one year. Interest and penalties related to uncertain tax positions, if any, are recorded in the provision for income taxes and classified with the related liability on the consolidated balance sheets.
In accordance with recently issued accounting guidance, the Company has provisionally provided for the income tax effects of the Tax Cuts and Jobs Act (the “Tax Act”) which was enacted on December 22, 2017. The Company will finalize the provisional amounts within one year of enactment, December 22, 2018.

Earnings Per Share
Basic earnings per share attributable to Valeant Pharmaceuticals International, Inc. is calculated by dividing net income attributable to Valeant Pharmaceuticals International, Inc. by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per share is calculated by dividing net income attributable to Valeant Pharmaceuticals International, Inc. by the weighted-average number of common shares outstanding during the reporting period after giving effect to dilutive potential common shares for stock options and RSUs, determined using the treasury stock method.
Comprehensive Income
Comprehensive income comprises net income and other comprehensive income. Other comprehensive income includes items such as foreign currency translation adjustments, unrealized holding gains and losses on available-for-sale and other investments and certain pension and other postretirement benefit plan adjustments. Accumulated other comprehensive income is recorded as a component of shareholders’ equity.
Contingencies
In the normal course of business, the Company is subject to loss contingencies, such as claims and assessments arising from litigation and other legal proceedings, contractual indemnities, product and environmental liabilities, and tax matters. Accruals for loss contingencies are recorded when the Company determines that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. If the estimate of the amount of the loss is a range and some amount within the range appears to be a better estimate than any other amount within the range, that amount is accrued as a liability. If no amount within the range is a better estimate than any other amount, the minimum amount of the range is accrued as a liability. These accruals are adjusted periodically as assessments change or additional information becomes available.
If no accrual is made for a loss contingency because the amount of loss cannot be reasonably estimated, the Company will disclose contingent liabilities when there is at least a reasonable possibility that a loss or an additional loss may have been incurred.
Certain legal-related contingencies assumed in the acquisition of Salix Pharmaceuticals, Ltd. (“Salix”) were recorded at estimated fair value. See Note 3, "ACQUISITIONS" for additional information.
Employee Benefit Plans
The Company sponsors various retirement and pension plans, including defined benefit pension plans, defined contribution plans and a participatory defined benefit postretirement plan. The determination of defined benefit pension and postretirement plan obligations and their associated expenses requires the use of actuarial valuations to estimate the benefits employees earn while working, as well as the present value of those benefits. Net actuarial gains and losses that exceed 10 percent of the greater of the plan’s projected benefit obligations or the market-related value of assets are amortized to earnings over the shorter of the estimated average future service period of the plan participants (or the estimated average future lifetime of the plan participants if the majority of plan participants are inactive) or the period until any anticipated final plan settlements.
Adoption of New Accounting Standards
In August 2016, the Financial Accounting Standards Board (the “FASB”) issued guidance which adds or clarifies the classification of certain cash receipts and payments in the statement of cash flows (including debt repayment or debt extinguishment costs, contingent consideration payment after a business combination, and distributions received from equity method investees). The guidance was effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption was permitted. The Company adopted this amended guidance in 2017 which did not have a material impact on the presentation of the Company's cash flows for the periods presented.
In October 2016, the FASB amended the guidance as to how a reporting entity that is the single decision maker of a VIE should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. The amended guidance was effective for annual reporting periods beginning after December 15, 2016, and interim periods within those annual periods. The Company adopted this amended guidance as of January 1, 2017 which did not have a material impact on the presentation of the Company's results of operations, cash flows or financial position for the periods presented.
In November 2016, the FASB issued guidance which requires entities to include restricted cash in cash and cash equivalent balances on the statement of cash flows and disclose a reconciliation between the balances on the statement of cash flows and the balance sheet. The guidance was effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption was permitted. The Company adopted this amended guidance in 2017 on a retrospective basis, which did not have a material impact on the presentation of the Company's cash flows for the periods presented.
In May 2017, the FASB issued guidance identifying the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting. The guidance was effective for annual periods beginning after December 15, 2017. The Company has not modified any outstanding awards, and therefore, does not have modification accounting. The Company has adopted this guidance in the fourth quarter of 2017 and concluded it did not have a material impact its financial position, results of operations, cash flows and disclosures for the periods presented.
In December 2017, the U.S. Securities and Exchange Commission (the "SEC") issued guidance for situations where the accounting for certain elements of the Tax Act cannot be completed prior to the release of an entity's financial statements. For the specific elements of the Tax Act where a reasonable estimate of the tax effects cannot be completed, no effect will be recorded in the current period. The guidance provides a measurement period to allow an entity to account for these specific elements, which begins in the reporting period that includes the enactment of the Tax Act and ends when the entity has obtained, prepared and analyzed the information needed in order to complete its accounting assessments. The resulting tax effects must be recognized in the period the assessment is complete, and included in income tax provision or benefit, accompanied by appropriate disclosures. The measurement period shall not exceed one year from enactment, December 22, 2018.
In January 2018, the FASB issued guidance to account for the global intangible low-taxed income ("GILTI") provisions of the Tax Act, which imposes a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations. The guidance provides that an entity may elect to: (i) currently recognize deferred taxes for basis differences that are expected to reverse as GILTI inclusions in future years or (ii) recognize GILTI inclusions as period costs if and when incurred. The Company has provisionally elected to account for GILTI tax in the period in which it is incurred, and therefore has not provided any deferred tax impacts of GILTI in its consolidated financial statements for the year ended December 31, 2017.
Recently Issued Accounting Standards, Not Adopted as of December 31, 2017
In May 2014, the FASB issued guidance on recognizing revenue from contracts with customers. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the revenue model to contracts within its scope, an entity will: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. In addition to these provisions, the new standard provides implementation guidance on several other topics, including the accounting for certain revenue-related costs, as well as enhanced disclosure requirements. The new guidance requires entities to disclose both quantitative and qualitative information that enables users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In March 2016, the FASB issued an amendment to clarify the implementation guidance around considerations whether an entity is a principal or an agent, impacting whether an entity reports revenue on a gross or net basis. In April 2016, the FASB issued an amendment to clarify guidance on identifying performance obligations and the implementation guidance on licensing. The guidance is effective for annual reporting periods beginning after December 15, 2017. Early application was permitted but not before the annual reporting period, including adoption in an interim period, beginning January 1, 2017. Entities have the option of using either a full retrospective or a modified approach to adopt the guidance. The Company has completed its detailed assessment program and a training program for its personnel.  Pursuant to the detailed assessment program, the Company reviewed selected revenue arrangements and assessed the differences in accounting for such contracts under the new guidance as compared with current revenue accounting standards. Based on this review of current customer contracts, the Company does not expect the implementation of the new guidance to have a material quantitative impact on its consolidated financial statements as the timing of revenue recognition for product sales is not expected to significantly change. The Company also completed its assessment of the impact to the design of its internal controls over financial reporting and is in the process of completing its assessment of the impact to its disclosures, which will be completed in the first reporting period post adoption. The Company will adopt the new guidance using the modified retrospective approach, under which the new guidance will be adopted retrospectively with the cumulative effect of initial application of the guidance recognized on the date of initial application (which is January 1, 2018).

In February 2016, the FASB issued guidance on leases. This guidance will increase transparency and comparability among organizations that lease buildings, equipment, and other assets by recognizing the assets and liabilities that arise from lease transactions. Current off-balance sheet leasing activities will be required to be reflected on balance sheets so that investors and other users of financial statements can more readily and accurately understand the rights and obligations associated with these transactions. Consistent with the current lease standard, the new guidance addresses two types of leases: finance leases and operating leases. Finance leases will be accounted for in substantially the same manner as capital leases are accounted for under current U.S. GAAP. Operating leases will be accounted for (both in the statement of operations and statement of cash flows) in a manner consistent with operating leases under existing U.S. GAAP. However, as it relates to the balance sheet, lessees will recognize lease liabilities based upon the present value of remaining lease payments and corresponding lease assets for operating leases with limited exception. The new guidance will also require lessees and lessors to provide additional qualitative and quantitative disclosures to help financial statement users assess the amount, timing, and uncertainty of cash flows arising from leases. These disclosures are intended to supplement the amounts recorded in the financial statements so that users can understand more about the nature of an organization’s leasing activities. In 2018, the Company has initiated its project plan for adopting this guidance, which includes a detailed assessment program and a training program for its personnel. The new guidance is effective for annual reporting periods beginning after December 15, 2018. Early application is permitted. The Company is evaluating the impact of adoption of this guidance on its financial position, results of operations and disclosures.
In June 2016, the FASB issued guidance on the impairment of financial instruments requiring an impairment model based on expected losses rather than incurred losses. Under this guidance, an entity recognizes as an allowance its estimate of expected credit losses. The guidance is effective for annual periods beginning after December 15, 2019, and interim periods within those annual periods. Early adoption is permitted for annual periods beginning after December 15, 2018, and interim periods within those annual periods. The Company is evaluating the impact of adoption of this guidance on its financial position, results of operations and cash flows.
In October 2016, the FASB issued guidance which removes the prohibition against the immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory. The guidance is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. The Company estimates the impact of adoption will increase deferred tax assets and equity approximately $1,000 million.
In January 2017, the FASB issued guidance which clarifies the definition of a business with the objective of assisting with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The guidance is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted. The Company will apply the new definition to future transactions.
In January 2017, the FASB issued guidance which simplifies the subsequent measurement of goodwill by eliminating “Step 2” from the goodwill impairment test. Instead, goodwill impairment will be measured as the amount by which a reporting unit's carrying value exceeds its fair value. The FASB also eliminated the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment. The guidance is effective for annual periods beginning after December 15, 2019, and interim periods within those annual periods, with early adoption permitted. The Company may elect to adopt this standard effective the first quarter of 2018. Once adopted, this guidance is expected to have a significant impact on the Company’s financial position, results of operations, and disclosures with respect to the Salix reporting unit.  While the fair value of a reporting unit is subject to update for events occurring subsequent to the date of impairment testing, at October 1, 2017, the Salix reporting unit had an estimated fair value of $10,660 million and a carrying value of $13,404 million, including goodwill of $5,127 million. See Note 9, "INTANGIBLE ASSETS AND GOODWILL".

3.	ACQUISITIONS
There were no business combinations in 2017 and one business combination in 2016 that was not material. The measurement period for all acquisitions has closed.
2015 Business Combinations
Amoun
On October 19, 2015, the Company acquired Mercury (Cayman) Holdings, the holding company of Amoun Pharmaceutical Company S.A.E. (“Amoun”), for an aggregate purchase price of approximately $906 million, which included cash plus contingent consideration (the “Amoun Acquisition”).  Amoun develops and markets a wide range of pharmaceutical brands in therapeutic areas such as anti-hypertensives, broad spectrum antibiotics, and anti-diarrheals primarily in North Africa and the Middle East.
Fair Value of Consideration Transferred
The fair value of consideration transferred to affect the Amoun Acquisition consisted of $847 million in cash, plus contingent consideration based upon the achievement of specified sales-based milestones. The range of potential milestone payments as of the acquisition date was from nil, if none of the milestones were achieved, to a maximum of up to approximately $75 million over time, if all milestones are achieved. The fair value of the contingent consideration was estimated at the acquisition date to be $59 million and was determined using probability-weighted discounted cash flows. Included in Other expense (income) for 2015 is a charge for post-combination expense of $12 million related to cash bonuses paid to Amoun employees.
Assets Acquired and Liabilities Assumed
The estimated fair values of the acquired identifiable intangible assets, excluding acquired IPR&D, as adjusted, and subject to the finalization of certain working capital provisions were $520 million and consisted of:

(in millions)	Weighted-Average Useful Lives (Years)	Final Fair Value
Product brands	9	$480
Corporate brand	17	40
Total identifiable intangible assets acquired		$520
Goodwill of $284 million was allocated to the Company’s Bausch + Lomb/International segment (initially the former Emerging Markets segment) and represents: (i) the Company’s expectation to develop and market new products and expand its business to new geographic markets, (ii) the value of the continuing operations of Amoun's existing business (that is, the higher rate of return on the assembled net assets versus if the Company had acquired all of the net assets separately) and (iii) intangible assets that do not qualify for separate recognition (for instance, Amoun's assembled workforce). None of the goodwill is expected to be deductible for tax purposes.
Revenues and net losses attributable to Amoun from the date of acquisition through December 31, 2015 were $48 million and $9 million, respectively, and include the effects of acquisition adjustments and acquisition-related costs.
Sprout Pharmaceuticals, Inc.
On October 1, 2015, the Company acquired Sprout Pharmaceuticals, Inc. (“Sprout”), pursuant to the merger agreement, among Sprout, the Company, Valeant Pharmaceuticals International (“Valeant”), Miranda Acquisition Sub, Inc., a wholly owned subsidiary of Valeant, and Shareholder Representative Services LLC, as stockholder representative, on a debt-free basis (the “Sprout Acquisition”), for an aggregate purchase price of approximately $1,447 million, which included cash plus contingent consideration. Sprout has focused solely on the delivery of a treatment option for the unmet need of pre-menopausal women with acquired, generalized hypoactive sexual desire disorder as characterized by low sexual desire that causes marked distress or interpersonal difficulty and is not due to a co-existing medical or psychiatric condition, problems within the relationship, or the effects of a medication or other drug substance. In August 2015, Sprout received approval from the U.S. Food and Drug Administration ("FDA") on its New Drug Application ("NDA") for flibanserin, which is being marketed as Addyi® in the U.S. (launched in the U.S. in October 2015). Sprout also has global rights to flibanserin.
On December 20, 2017, the Company completed the sale of Sprout. Refer to Note 4, "DIVESTITURES" for additional information regarding the Sprout Sale.
Fair Value of Consideration Transferred
The Company paid approximately $530 million, inclusive of customary purchase price adjustments, upon closing of the transaction in October 2015, and an additional payment in the amount of $500 million (acquisition date fair value of $495 million), included in accrued and other current liabilities as of December 31, 2015, which was paid in the first quarter of 2016. In addition, the transaction included contingent consideration representing payments to the former shareholders and former holders of vested stock appreciation rights of Sprout for a share of future profits. That share of future profits was uncapped and commenced on the date that the earlier of: (a) net cumulative worldwide sales of flibanserin products (plus any amounts received from sublicenses on the sale of flibanserin products) exceeded $1,000 million or (b) July 1, 2017; and continued until December 31, 2030. The total fair value of the contingent consideration of $422 million as of the acquisition date was determined using a Monte Carlo Simulation.
Assets Acquired and Liabilities Assumed
The estimated fair values of the acquired Identifiable intangible assets was $994 million and consisted of product rights with a weighted-average useful life of 11 years. Goodwill of $770 million was allocated to the former Branded Rx segment (initially allocated to the former Developed Markets segment) and represented: (i) the Company’s potential ability to develop and market the product to additional types of patients/indications and launch the product in a variety of new geographies, (ii) the value of the continuing operations of Sprout's existing business and (iii) intangible assets that do not qualify for separate recognition. None of the goodwill is expected to be deductible for tax purposes.
Revenues attributable to Sprout from the date of acquisition through December 31, 2015 were nominal. Net losses attributable to Sprout from the date of acquisition through December 31, 2015 were $37 million and include the effects of acquisition adjustments and acquisition-related costs.
Salix
On April 1, 2015, the Company acquired Salix, pursuant to an Agreement and Plan of Merger dated February 20, 2015, as amended on March 16, 2015 (the “Salix Merger Agreement”), with Salix surviving as a wholly owned subsidiary of Valeant, a subsidiary of the Company (the “Salix Acquisition”). Salix is a specialty pharmaceutical company dedicated to developing and commercializing prescription drugs and medical devices used in treatment of variety of gastrointestinal ("GI") disorders with a portfolio of over 20 marketed products, including Xifaxan®, Uceris®, Apriso®, Glumetza®, and Relistor®.
The Salix Acquisition, as well as related transactions and expenses, were funded through a combination of: (i) the proceeds from an issuance of senior unsecured notes that closed on March 27, 2015; (ii) the proceeds from incremental term loan commitments; (iii) the proceeds from a registered offering of the Company’s common shares in the United States that closed on March 27, 2015; and (iv) cash on hand. For further information regarding these debt and equity issuances, see Note 11, "FINANCING ARRANGEMENTS" and Note 13, "SHAREHOLDERS' EQUITY", respectively.
Fair Value of Consideration Transferred
The purchase price of the Salix Acquisition was $13,132 million, and consisted of cash payments of: (i) $11,329 million to cancel the outstanding common shares, stock options, and restricted stock units of Salix (net of the non-vested portion of Salix restricted stock units), (ii) $1,125 million to redeem Salix’s Term Loan B Credit Facility repaid concurrently with the consummation of the Salix Acquisition and not assumed by the Company and (iii) $842 million to redeem Salix’s 6.00% Senior Notes due 2021 satisfied and discharged concurrently with the consummation of the Salix Acquisition and not assumed by the Company. The purchase price excludes $165 million paid by the Company at closing to settle the non-vested portion of Salix restricted stock units, the vesting of which was accelerated in connection with the Salix Acquisition and accounted for by the Company as a post-combination expense included in Other expense (income).

Assets Acquired and Liabilities Assumed
Acquisition accounting was finalized in the fourth quarter of 2015. The following table provides the fair value of the assets acquired and liabilities assumed in the Salix Acquisition as of the acquisition date.

(in millions)	Final Fair Value
Cash and cash equivalents	$114
Inventories	232
Other assets	1,410
Property, plant and equipment	24
Identifiable intangible assets, excluding acquired IPR&D	6,756
Acquired IPR&D - Xifaxan® IBS-D	4,790
Acquired IPR&D - Other	393
Current liabilities	(1,939)
Contingent consideration	(334)
Long-term debt	(3,123)
Deferred income taxes, net of deferred tax assets	(3,428)
Other non-current liabilities	(43)
Total identifiable net assets	4,852
Goodwill	8,280
Total fair value of consideration transferred	$13,132
Other assets includes the fair value of $1,270 million of the capped call transactions and convertible bond hedge transactions that were entered into by Salix prior to the Salix Acquisition in connection with its 1.5% Convertible Senior Notes due 2019 and 2.75% Convertible Senior Notes due 2015. The capped call transactions and convertible bond hedge transactions were settled on the date of the Salix Acquisition and, as such, the fair value was equal to the settlement amounts.
The following table summarizes the amounts and useful lives assigned to identifiable intangible assets:

(in millions)	Weighted- Average Useful Lives (Years)	Final Fair Value
Product brands	10	$6,089
Corporate brand	20	667
Total identifiable intangible assets acquired		$6,756
Acquired IPR&D assets were valued from a market participant perspective using a multi-period excess earnings methodology (income approach). The projected cash flows from these assets were adjusted for the probabilities of successful development and commercialization of each project, and the Company used risk-adjusted discount rates of 9.5%-11% to present value the projected cash flows.
Current liabilities include: (i) $1,080 million for warrant transactions that Salix entered into in connection with its 1.5% Convertible Senior Notes due 2019 (these instruments were settled at closing of the transaction and the fair value are the settlement amounts), (ii) $336 million for potential losses and related costs associated with ongoing Salix legal matters (see Note 21, "LEGAL PROCEEDINGS" for additional information) and (iii) $375 million of product returns and rebates.
Contingent consideration consists of potential payments to third parties including developmental milestone payments due upon specified regulatory achievements, commercialization milestones contingent upon achieving specified targets for net sales, and royalty-based payments. As of the acquisition date, potential milestone payments (excluding royalty-based payments) ranged from nil if none of the milestones are achieved, to approximately $650 million (the majority of which relates to sales-based milestones) over time. This amount includes up to $250 million in developmental and sales-based milestones related to Relistor® (including Oral Relistor®), of which $50 million was paid in the third quarter of 2016 in connection with the FDA's approval of Oral Relistor®. The fair value of the contingent consideration assumed was $334 million and was determined using probability-weighted discounted cash flows. See Note 6, "FAIR VALUE MEASUREMENTS" for additional information regarding the contingent consideration.
Long term debt is Salix debt assumed at the acquisition date and consisted of: (i) $1,837 million in 1.5% Convertible Senior Notes due 2019 and (ii) $1,286 million in 2.75% Convertible Senior Notes due 2015. The Company redeemed these amounts in the second quarter of 2015, except for a nominal amount of the 1.5% Convertible Senior Notes due 2019 which remains outstanding.
Goodwill was allocated to the former Branded Rx segment (initially allocated to the former Developed Markets segment) and represents: (i) the Company’s expectation to develop and market new product brands, product lines and technology; (ii) cost savings and operating synergies expected to result from combining the operations of Salix with those of the Company; (iii) the value of the continuing operations of Salix’s existing business; and (iv) intangible assets that do not qualify for separate recognition. None of the goodwill is expected to be deductible for tax purposes.
Revenues and net losses attributable to Salix from the date of acquisition through December 31, 2015 were $1,276 million and $302 million, respectively, and include the effects of acquisition adjustments and acquisition-related costs.
Other 2015 Business Combinations
In 2015, the Company completed other business combinations (excluding the Amoun Acquisition, the Sprout Acquisition, and the Salix Acquisition) for an aggregate purchase price of $1,407 million. These other business combinations included contingent consideration arrangements with an original aggregate estimated fair value of $186 million, primarily related to the acquisition of certain assets of Marathon Pharmaceuticals, LLC ("Marathon"), as well as milestone payments and royalties related to other smaller acquisitions. See Note 6, "FAIR VALUE MEASUREMENTS" for additional information regarding contingent consideration.

•
On February 23, 2015, the Company, completed via a "stalking horse bid" in a sales process conducted under the U.S. Bankruptcy Code, for the acquisition of certain assets of Dendreon Corporation for a purchase price of $415 million, net of cash received of $80 million. The purchase price included approximately $50 million in stock consideration, and the Company issued such common shares in June 2015. The assets acquired included the worldwide rights to the Provenge® product (an immunotherapy treatment designed to treat men with advanced prostate cancer). On June 28, 2017, the Company completed the sale of all outstanding equity interests in Dendreon Pharmaceuticals LLC. See Note 4, "DIVESTITURES" for additional information.

•
On February 10, 2015, the Company acquired certain assets of Marathon, which included a portfolio of hospital products, including Nitropress®, Isuprel®, Opium Tincture, Pepcid®, Seconal® Sodium, Amytal® Sodium, and Iprivask® for an aggregate purchase price of $286 million which is net of a $64 million assumed liability owed to a third party. The Company also assumed a contingent consideration liability related to potential payments, in the aggregate, of up to $200 million for Isuprel® and Nitropress®, the amounts of which are dependent on the timing of generic entrants for these products. The fair value of the liability as of the acquisition date was $87 million and was determined using probability-weighted projected cash flows. Through December 31, 2017, 2016 and 2015, the Company made contingent consideration payments of $16 million, $50 million and $35 million, respectively, related to the acquisition of certain assets of Marathon.

•	In 2015, the Company completed other acquisitions which are not material individually or in the aggregate. These acquisitions are included in the aggregated amounts presented below.

Assets Acquired and Liabilities Assumed
These transactions have been accounted for as business combinations under the acquisition method of accounting. The estimated fair values of acquired Identifiable intangible assets, excluding acquired IPR&D is summarized as follows:

(in millions)	Weighted- Average Useful Lives (Years)	Final Fair Value
Product brands	7	$735
Product rights	3	42
Corporate brands	16	7
Partner relationships	8	8
Technology/know-how	10	284
Other	6	2
Total identifiable intangible assets acquired		$1,078
Goodwill of $139 million associated with these acquisitions was allocated primarily to the Company’s Bausch + Lomb/International segment (initially primarily to the former Developed segment) and primarily relates to certain smaller acquisitions and the acquisition of certain assets of Marathon. The goodwill represents primarily the cost savings, operating synergies and other benefits expected to result from combining the operations with those of the Company. The majority of the goodwill is not expected to be deductible for tax purposes.
Revenues and net income attributable to these business combinations from the respective dates of acquisition through December 31, 2015 were $771 million and $208 million, respectively, and include the effects of acquisition adjustments and acquisition-related costs.
Pro Forma Impact of Business Combinations
The following table presents unaudited pro forma consolidated results of operations for 2015, as if the 2015 acquisitions had occurred as of January 1, 2014.

(in millions, except per share amounts)	2015
Revenues	$10,710
Net loss attributable to Valeant Pharmaceuticals International, Inc.	$(619)
Loss per share attributable to Valeant Pharmaceuticals International, Inc.:
Basic	$(1.80)
Diluted	$(1.80)
The unaudited pro forma consolidated results of operations were prepared using the acquisition method of accounting and are based on the historical financial information of the Company and the acquired businesses. Except to the extent realized in 2015, the unaudited pro forma information does not reflect any cost savings, operating synergies or other benefits that the Company achieved as a result of these acquisitions, or the costs necessary to achieve these cost savings, operating synergies or other benefits. In addition, except to the extent recognized, the unaudited pro forma information does not reflect the costs to integrate the operations of the Company with those of the acquired businesses.
The unaudited pro forma information is not necessarily indicative of what the Company’s consolidated results of operations actually would have been had the 2015 acquisitions been completed on January 1, 2014. In addition, the unaudited pro forma information does not purport to project the future results of operations of the Company. The unaudited pro forma information reflects primarily the following adjustments:

•	elimination of historical intangible asset amortization expense of these acquisitions;

•	additional amortization expense related to the fair value of identifiable intangible assets acquired;

•	additional depreciation expense related to fair value adjustment to property, plant and equipment acquired;

•	additional interest expense associated with the financing obtained in connection with the Salix Acquisition; and

•
the exclusion from pro forma earnings for 2015 of the aggregate acquisition related accounting adjustments to the inventories acquired and subsequently sold of $130 million, the acquisition-related costs incurred for these acquisitions of $35 million and the inclusion of those amounts in pro forma earnings of the preceding years.

All of the above adjustments were adjusted for the applicable tax impact.
2015 Licensing Agreement
On October 1, 2015, pursuant to a license agreement entered into with AstraZeneca Collaboration Ventures, LLC (“AstraZeneca”), the Company was granted an exclusive license to develop and commercialize brodalumab.  Brodalumab is an IL-17 receptor monoclonal antibody in development for patients with moderate-to-severe plaque psoriasis and psoriatic arthritis. Under the license agreement, the Company initially held the exclusive rights to develop and commercialize brodalumab globally, except in Japan and certain other Asian countries where rights are held by Kyowa Hakko Kirin Co., Ltd under a prior arrangement with Amgen Inc., the originator of brodalumab. The Company has assumed all remaining development obligations associated with the regulatory approval for brodalumab in its territory subsequent to the acquisition. Regulatory submission in the U.S. and European Union for brodalumab in moderate-to-severe psoriasis occurred in November 2015. On February 16, 2017, the Company announced that the FDA had approved the Biologics License Application ("BLA") for brodalumab injection, marketed as Siliq™, for subcutaneous use for the treatment of moderate-to-severe plaque psoriasis in adult patients who are candidates for systemic therapy or phototherapy and have failed to respond or have lost response to other systemic therapies. On July 27, 2017, Siliq™ was launched in the U.S. This product has a Black Box Warning for the risks in patients with a history of suicidal thoughts or behavior and was approved with a Risk Evaluation and Mitigation Strategy involving a one-time enrollment for physicians and one-time informed consent for patients.
Under the terms of the agreement, the Company made an up-front payment to AstraZeneca of $100 million in October 2015, which was recognized in Acquired in-process research and development costs in the fourth quarter of 2015 in the consolidated statement of operations as the product has not yet received regulatory approval at the time of the acquisition.  In addition, under the terms of the license agreement, the Company may pay additional regulatory milestones of up to $170 million (subsequently decreased to $150 million as described below and of which $130 million was paid as a result of the FDA's approval on February 15, 2017 of the BLA for Siliq™) and sales-related milestone payments of up to $175 million following launch. Upon launch, AstraZeneca and the Company will share profits.  On June 30, 2016, the Company and AstraZeneca amended the original license agreement to terminate the Company's right to develop and commercialize brodalumab in Europe, in exchange for payments by AstraZeneca to the Company, which consist of an up-front payment and certain sales-based milestones, and a reduction of one of the pre-launch milestones payable by the Company under the license agreement. Concurrently, the Company and AstraZeneca entered into other agreements, amongst which include a settlement agreement to resolve certain disputed invoices related to transition services.
2017 Licensing Agreement
On February 21, 2017, EyeGate Pharmaceuticals, Inc. (“EyeGate”) granted a subsidiary of the Company the exclusive worldwide licensing rights to manufacture and sell the EyeGate® II Delivery System and EGP-437 combination product candidate for the treatment of post-operative pain and inflammation in ocular surgery patients. EyeGate will be responsible for the continued development of this product candidate in the U.S. for the treatment of post-operative pain and inflammation in ocular surgery patients, and all associated costs. The Company has the right to further develop the product in the field outside of the U.S. at its cost. In connection with the licensing agreement, the Company paid an initial license fee of $4 million during the three months ended March 31, 2017 and is obligated to make future payments of: (i) up to $34 million upon the achievement of certain development and regulatory milestones, of which $3 million has been paid, (ii) up to $65 million upon the achievement of certain sales-based milestones and (iii) royalties. Based on early stage of development of the asset, and lack of acquired significant inputs, the Company concluded this was an asset acquisition.

4.	DIVESTITURES
The Company has divested certain businesses and assets, which, in each case, was not aligned with its core business objectives.
2017
CeraVe®, AcneFree™ and AMBI® skincare brands
On March 3, 2017, the Company completed the sale of its interests in the CeraVe®, AcneFree™ and AMBI® skincare brands for $1,300 million in cash (the “Skincare Sale”). The CeraVe®, AcneFree™ and AMBI® skincare business was part of the Bausch + Lomb/International segment and was reclassified as held for sale as of December 31, 2016. Included in Other (income) expense, net is the Gain on the Skincare Sale of $309 million, as adjusted, in the consolidated statement of operations.
Dendreon Pharmaceuticals LLC
On June 28, 2017, the Company completed the sale of all outstanding equity interests in Dendreon Pharmaceuticals LLC (formerly Dendreon Pharmaceuticals, Inc.) (“Dendreon”) for $845 million in cash (the “Dendreon Sale”), as adjusted. Dendreon was part of the former Branded Rx segment and was reclassified as held for sale as of December 31, 2016. Included in Other (income) expense, net is the Gain on the Dendreon Sale of $97 million, as adjusted, in the consolidated statement of operations.
iNova Pharmaceuticals
On September 29, 2017, the Company completed the sale of its Australian-based iNova Pharmaceuticals (“iNova”) business for $938 million in cash (the “iNova Sale”), as adjusted, and subject to the finalization of certain working capital provisions. iNova markets a diversified portfolio of weight management, pain management, cardiology and cough and cold prescription and OTC products in more than 15 countries, with leading market positions in Australia and South Africa, as well as an established platform in Asia. The Company will continue to operate in these geographies through the Bausch + Lomb franchise. The iNova business was part of the Bausch + Lomb/International segment and was reclassified as held for sale as of December 31, 2016. Included in Other (income) expense, net is the Gain on the iNova Sale of $309 million, as adjusted, in the consolidated statement of operations.
Obagi Medical Products, Inc.
On November 9, 2017, certain of the Company's affiliates completed the sale its Obagi Medical Products, Inc. (“Obagi”) business for $190 million in cash (the “Obagi Sale”). Obagi is a global specialty skin care pharmaceutical business with products focused on premature skin aging, skin damage, hyperpigmentation, acne and sun damage which are primarily available through dermatologists, plastic surgeons and other skin care professionals. The Obagi business was part of the former U.S. Diversified Products segment and was reclassified as held for sale as of March 31, 2017. The carrying value of the Obagi business, including associated goodwill, was adjusted to its estimated fair value less costs to sell and an impairment of $103 million was recognized in Asset impairments in the consolidated statement of operations. Included in Other (income) expense, net is a $13 million loss related to this transaction in the consolidated statement of operations.
Sprout Pharmaceuticals, Inc.
On December 20, 2017, the Company completed the sale of Sprout to a buyer affiliated with certain former shareholders of Sprout (the “Sprout Sale”), in exchange for a 6% royalty on global sales of Addyi® (flibanserin 100 mg) beginning June 2019. In connection with the completion of the Sprout Sale, the terms of the October 2015 merger agreement relating to the Company's acquisition of Sprout were amended to terminate the Company's ongoing obligation to make future royalty payments associated with the Addyi® product, as well as certain related provisions (including the obligation to make certain marketing and other expenditures). In connection with the completion of the Sprout Sale, the litigation against the Company, initiated on behalf of the former shareholders of Sprout, which disputed the Company's compliance with certain contractual terms of that same merger agreement with respect to the use of certain diligent efforts to develop and commercialize the Addyi® product (including a disputed contractual term with respect to the spend of no less than $200 million in certain expenditures), was dismissed with prejudice. In connection with the completion of the Sprout Sale, the Company issued the buyer a five-year $25 million loan for initial operating expenses. Addyi®, a once-daily, non-hormonal tablet approved for the treatment of acquired, generalized hypoactive sexual desire disorder in premenopausal women, is Sprout's only approved and commercialized product. Sprout was part of the former Branded Rx segment and was reclassified as held for sale as of September 30, 2017. The carrying value of the Sprout business, including associated goodwill, was adjusted to its estimated fair value less costs to sell and a $352 million impairment was recognized in Asset impairments in the consolidated statement of operations. Upon consummation of the transaction, a loss of $98 million was recognized in Other (income) expense, net in the consolidated statement of operations. The Company will recognize the agreed upon 6% royalty of global sales of Addyi® beginning in June 2019 as these royalties become due, as the Company does not recognize contingent payments until such amounts are realizable.
2016
Portfolio of Neurology Medical Device Products
On April 1, 2016, the Company completed the sale of a portfolio of neurology medical device products, including product rights and related fixed assets, for an upfront payment and certain future milestone payments. These assets were included in the Bausch + Lomb /International segment and a nominal loss on sale in the second quarter of 2016 was recorded.
Ruconest®
On December 7, 2016, the Company completed the sale of all North American commercialization rights to Ruconest® (recombinant human C1 esterase inhibitor) for up to $125 million in consideration, consisting of $60 million paid at closing and future sales-based milestone payments of up to $65 million. These assets were included in the former Branded Rx segment and was reclassified as held for sale in the second quarter of 2016. At that time, the assets were written down to the fair value of the expected consideration and a loss of $199 million was recorded in Asset impairments in the consolidated statement of operations. Upon consummation of the transaction on December 7, 2016, a loss of $22 million was recognized in Other expense (income) in the consolidated statement of operations, representing the estimated fair value of the contingent consideration associated with the sale as the Company does not recognize contingent payments until such amounts are realizable. Through December 31, 2017, no sales-based milestones have been achieved.
Paragon Holdings I, Inc.
On November 9, 2016, the Company completed the sale of Paragon Holdings I, Inc. In connection with the divestiture, the Company recognized a loss of $19 million in the third quarter of 2016, when the assets of the divested business were classified as held for sale.
ASSETS AND LIABILITIES HELD FOR SALE
In addition, the Company has classified a number of small businesses and assets as held for sale as of December 31, 2017 and 2016 as it expects to consummate the divestiture of these businesses within the next twelve months. The assets related to these businesses were included in the Company’s Bausch + Lomb/International segment. As a result, the carrying values of the assets related to these businesses, including the associated goodwill, were written down to fair value less costs to sell and a loss of $75 million were recognized in Asset impairments in 2016. The components of assets held for sale, as of December 31, 2017 and 2016 were as follows:

(in millions)	2017	2016
Current assets held for sale:
Cash	$—	$1
Trade receivables	—	86
Inventories	—	147
Other	—	27
Current assets held for sale	$—	$261

Non-current assets held for sale:
Identifiable intangible assets	$12	$680
Goodwill	—	1,355
Other	—	97
Non-current assets held for sale	$12	$2,132
Liabilities held for sale as of December 31, 2017 were $0. Current and Non-current liabilities held for sale as of December 31, 2016 of $57 million and $57 million, respectively, consists of deferred tax liabilities and other liabilities.

5.	RESTRUCTURING AND INTEGRATION COSTS
In connection with the Salix Acquisition and other acquisitions, the Company implemented cost-rationalization and integration initiatives to capture operating synergies and generate cost savings. These measures included: (i) workforce reductions company-wide and other organizational changes, (ii) closing of duplicative facilities and other site rationalization actions company-wide, including research and development facilities, sales offices and corporate facilities, (iii) leveraging research and development spend and (iv) procurement savings.
Salix Acquisition-Related Cost-Rationalization and Integration Initiatives
Cost-rationalization and integration initiatives relating to the Salix Acquisition were substantially completed by mid-2016. Total costs incurred primarily include: employee termination costs payable to approximately 475 employees of the Company and Salix who have been terminated as a result of the Salix Acquisition; costs to consolidate or close facilities and relocate employees; and contract termination and lease cancellation costs. Since the acquisition date, total costs of $274 million have been incurred through December 31, 2017, including: (i) $153 million of integration expenses, (ii) $106 million of restructuring expenses and (iii) $15 million of acquisition-related costs.
Salix Restructuring Costs
Salix restructuring costs incurred were $7 million, $7 million and $92 million, and payments were $13 million, $34 million and $58 million in 2017, 2016 and 2015, respectively. The remaining liability associated with these activities as of December 31, 2017 was $3 million.
Salix Integration Costs
Salix integration costs were $0, $43 million and $110 million, and payments were $1 million, $25 million and $100 million in 2017, 2016 and 2015, respectively. The remaining liability associated with these activities as of December 31, 2017 was $6 million.
Other Restructuring and Integration-Related Costs (Excluding Salix)
During 2017, in addition to the Salix restructuring and integration costs, the Company incurred $45 million of other restructuring and integration-related costs. These costs included: (i) $16 million of integration consulting, transition service, and other costs, (ii) $16 million of severance costs and (iii) $13 million of facility closure costs. The Company made payments of $71 million during 2017 (in addition to the payments related to Salix). The remaining liability associated with these activities as of December 31, 2017 was $29 million.
During 2016, in addition to the Salix restructuring and integration costs, the Company incurred $82 million of other restructuring and integration costs. These costs included: (i) $48 million of integration consulting, duplicate labor, transition service, and other costs, (ii) $24 million of severance costs, (iii) $9 million of facility closure costs and (iv) $1 million of other costs. These costs primarily related to integration and restructuring costs for other smaller acquisitions. The Company made payments of $62 million during 2016 (in addition to the payments related to Salix).
During 2015, in addition to the Salix restructuring and integration costs, the Company incurred $160 million of other restructuring and integration costs. These costs included: (i) $103 million of integration consulting, duplicate labor, transition service, and other costs, (ii) $47 million of severance costs, (iii) $9 million of facility closure costs and (iv) $1 million of other costs. These costs primarily related to integration and restructuring costs for the acquisition of certain assets of Dendreon Corporation and other smaller acquisitions. The Company made payments of $179 million during 2015 (in addition to the payments related to Salix).
The Company continues to evaluate opportunities to improve its operating results and may initiate additional cost savings programs to streamline its operations and eliminate redundant processes and expenses. The expenses associated with the implementation of these cost savings programs could be material and may include, but are not limited to, expenses associated with: (i) reducing headcount, (ii) eliminating real estate costs associated with unused or under-utilized facilities and (iii) implementing contribution margin improvement and other cost reduction initiatives.

6.	FAIR VALUE MEASUREMENTS
Fair value measurements are estimated based on valuation techniques and inputs categorized as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities;

•
Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using discounted cash flow methodologies, pricing models, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following fair value hierarchy table presents the components and classification of the Company’s financial assets and liabilities measured at fair value as of December 31, 2017 and 2016:

	2017				2016
(in millions)	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$265	$230	$35	$—	$242	$179	$63	$—
Restricted cash	$77	$77	$—	$—	$—	$—	$—	$—
Liabilities:
Acquisition-related contingent consideration	$(387)	$—	$—	$(387)	$(892)	$—	$—	$(892)
Restricted cash of $77 million was deposited with a bank as collateral to secure a bank guarantee for the benefit of the Australian Government in connection with the notice of assessment received on August 8, 2017 from the Australian Taxation Office, as discussed in Note 18, "INCOME TAXES". The Company disagrees with the notice of assessment and continues to believe that its tax positions are appropriate and supported by the facts, circumstances and applicable laws. The Company intends to defend its tax position in this matter vigorously. On January 9, 2018, the cash collateral of $77 million of Restricted cash was returned to the Company in exchange for a $77 million letter of credit.
There were no transfers between Level 1 and Level 2 during 2017 and 2016.
Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)
The fair value measurement of contingent consideration obligations arising from business combinations is determined via a probability-weighted discounted cash flow analysis or Monte Carlo Simulation, using unobservable (Level 3) inputs. These inputs may include: (i) the estimated amount and timing of projected cash flows; (ii) the probability of the achievement of the factor(s) on which the contingency is based; (iii) the risk-adjusted discount rate used to present value the probability-weighted cash flows; and (iv) volatility of projected performance (Monte Carlo Simulation). Significant increases (decreases) in any of those inputs in isolation could result in a significantly lower (higher) fair value measurement.

The following table presents a reconciliation of contingent consideration obligations measured on a recurring basis using significant unobservable inputs (Level 3) for 2017 and 2016:

(in millions)	2017		2016
Beginning balance, January 1,		$892		$1,156
Adjustments to Acquisition-related contingent consideration:
Accretion for the time value of money	$54		$92
Fair value adjustments to the expected future royalty payments for Addyi®	(312)		(18)
Fair value adjustments due to changes in estimates of other future payments	(31)		(87)
Acquisition-related contingent consideration		(289)		(13)
Reclassified to liabilities held for sale and subsequently disposed		(168)		(26)
Payments / Settlements		(49)		(175)
Foreign currency translation adjustment included in other comprehensive loss		1		(40)
Measurement period adjustments to 2015 acquisitions and other		—		(10)
Ending balance, December 31,		387		892
Current portion		43		52
Non-current portion		$344		$840
During 2017 and prior to identifying the Sprout business as held for sale, the Company recorded fair value adjustments to contingent consideration to reflect management's revised estimates of the future sales of Addyi®. The Sprout Sale was completed on December 20, 2017 and the remaining contingent consideration related to Addyi® was eliminated.
There were no transfers into or out of Level 3 during the years 2017 and 2016.
Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis
The following fair value hierarchy table presents the assets measured at fair value on a non-recurring basis as of December 31, 2017 and 2016:

	As of December 31, 2017				As of December 31, 2016
(in millions)	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Non-current assets held for sale	$—	$—	$—	$—	$38	$—	$—	$38
Non-current assets held for sale of $2,132 million included in the consolidated balance sheet as of December 31, 2016 includes held for sale assets of $38 million, which were remeasured to estimated fair values less costs to sell. The Company recognized impairment charges of $75 million, in the aggregate, in Asset impairments for the year ended December 31, 2016 in the consolidated statement of operations. The estimated fair values of these assets less costs to sell were determined using a discounted cash flow analysis which utilized Level 3 unobservable inputs. The remaining balance of Non-current assets held for sale as of December 31, 2016 reflects the historical carrying value of those assets which do not exceed fair value less costs to sell.
Long-term Debt
The fair value of long-term debt as of December 31, 2017 and 2016 was $25,385 million and $26,297 million, respectively, and was estimated using the quoted market prices for the same or similar debt issuances (Level 2).

7.	INVENTORIES
The components of inventories, net of allowance for obsolescence as of December 31, 2017 and 2016 were as follows:

(in millions)	2017	2016
Raw materials	$276	$256
Work in process	146	125
Finished goods	626	680
	$1,048	$1,061

8.	PROPERTY, PLANT AND EQUIPMENT
The major components of property, plant and equipment as of December 31, 2017 and 2016 were as follows:

(in millions)	2017	2016
Land	$84	$78
Buildings	687	600
Machinery and equipment	1,436	1,214
Other equipment and leasehold improvements	358	278
Equipment on operating lease	42	42
Construction in progress	226	296
	2,833	2,508
Less accumulated depreciation	(1,430)	(1,196)
	$1,403	$1,312
Depreciation expense was $168 million, $193 million and $210 million for 2017, 2016 and 2015, respectively.

9.	INTANGIBLE ASSETS AND GOODWILL
Intangible Assets
The major components of intangible assets as of December 31, 2017 and 2016 were as follows:

	Weighted- Average Useful Lives (Years)	2017			2016
(in millions)		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived intangible assets:
Product brands	6	$20,913	$(9,281)	$11,632	$20,725	$(6,883)	$13,842
Corporate brands	10	933	(179)	754	999	(146)	853
Product rights/patents	5	3,310	(2,346)	964	4,240	(2,118)	2,122
Partner relationships	2	179	(169)	10	152	(128)	24
Technology and other	4	214	(147)	67	252	(160)	92
Total finite-lived intangible assets		25,549	(12,122)	13,427	26,368	(9,435)	16,933
Acquired IPR&D not in service	NA	86	—	86	253	—	253
B&L Trademark	NA	1,698	—	1,698	1,698	—	1,698
		$27,333	$(12,122)	$15,211	$28,319	$(9,435)	$18,884
Long-lived assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Impairment charges associated with these assets are included in Asset impairments in the consolidated statement of operations. The Company continues to monitor the recoverability of its finite-lived intangible assets and tests the intangible assets for impairment if indicators of impairment are present.

Asset impairments for the year ended December 31, 2017 include: (i) an impairment of $351 million related to the Sprout business being classified as held for sale, (ii) impairments of $151 million reflecting decreases in forecasted sales for other product lines, (iii) impairments of $114 million to other assets classified as held for sale, primarily related to the Obagi business, (iv) impairments of $95 million, in aggregate, to certain product/patent assets associated with the discontinuance of specific product lines not aligned with the focus of the Company's core business and (v) impairments of $3 million related to acquired IPR&D. The impairments to assets reclassified as held for sale were measured as the difference of the carrying value of these assets as compared to the estimated fair values of these assets less costs to sell determined using a discounted cash flow analysis which utilized Level 3 unobservable inputs. The other impairments and adjustments to finite-lived intangible assets were measured as the difference of the historical carrying value of these finite-lived assets as compared to the estimated fair value as determined using a discounted cash flow analysis using Level 3 unobservable inputs.
In connection with an ongoing litigation matter between the Company and potential generic competitors to the branded drug Uceris® Tablet, the Company performed an impairment test of its Uceris® Tablet related intangible assets. As the undiscounted expected cash flows from the Uceris® Tablet exceed the carrying value of the Uceris® Tablet related intangible assets, no impairment exists as of December 31, 2017. However, if market conditions or legal outcomes differ from the Company’s assumptions, or if the Company is unable to execute its strategies, it may be necessary to record an impairment charge equal to the difference between the fair value and carrying value of the Uceris® Tablet related intangible assets. As of December 31, 2017, the carrying value of Uceris® Tablet related intangible assets was $563 million.
In review of the Company’s finite-lived intangible assets, management revised the estimated useful lives of certain intangible assets in the third and fourth quarters of 2017. As a result, the useful lives of certain product brands, with an aggregate carrying value of $7,618 million as of December 31, 2017, were revised from an average of seven years to four years primarily due to revisions in the forecasted sales as a result of revisions to the date each product is expected to lose its exclusivity. In addition, the useful life of the Salix Brand, with a carrying value of $569 million as of December 31, 2017, was revised from seventeen years to ten years, due to a change in the forecasted sales of its product portfolio.
Estimated amortization of finite-lived intangible assets for the five years ending December 31 and thereafter are as follows:

(in millions)
2018	$2,921
2019	2,684
2020	2,399
2021	2,045
2022	1,851
Thereafter	1,527
Total	$13,427

Goodwill
The changes in the carrying amount of goodwill for the years ended December 31, 2017 and 2016 were as follows:

(in millions)	Developed Markets	Emerging Markets	Bausch + Lomb/ International	Branded Rx	U.S. Diversified Products	Total
Balance, January 1, 2016	$16,141	$2,412	$—	$—	$—	$18,553
Acquisitions	1	—	—	—	—	1
Divestiture of a portfolio of neurology medical device products	(36)	—	—	—	—	(36)
Goodwill related to Ruconest® reclassified to assets held for sale	(37)	—	—	—	—	(37)
Foreign exchange and other	47	(12)	—	—	—	35
Impairment to goodwill of the former U.S. reporting unit	(905)	—	—	—	—	(905)
Realignment of segment goodwill	(15,211)	(2,400)	6,708	7,873	3,030	—
Impairment to goodwill of the Salix reporting unit	—	—	—	(172)	—	(172)
Divestitures	—	—	(5)	—	—	(5)
Goodwill of certain businesses reclassified to assets held for sale	—	—	(947)	(431)	—	(1,378)
Foreign exchange and other	—	—	(257)	(5)	—	(262)
Balance, December 31, 2016	—	—	5,499	7,265	3,030	15,794
Realignment of segment goodwill	—	—	264	(264)	—	—
Balance, January 1, 2017	—	—	5,763	7,001	3,030	15,794
Goodwill reclassified to assets held for sale and subsequently disposed	—	—	(30)	(61)	(84)	(175)
Impairment	—	—	—	(312)	—	(312)
Foreign exchange and other	—	—	283	3	—	286
Balance, December 31, 2017	$—	$—	$6,016	$6,631	$2,946	$15,593
Goodwill is not amortized but is tested for impairment at least annually at the reporting unit level. A reporting unit is the same as, or one level below, an operating segment. The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants. The Company estimates the fair values of all reporting units using a discounted cash flow model which utilizes Level 3 unobservable inputs.
The discounted cash flow model relies on assumptions regarding revenue growth rates, gross profit, projected working capital needs, selling, general and administrative expenses, research and development expenses, capital expenditures, income tax rates, discount rates and terminal growth rates. To estimate fair value, the Company discounts the forecasted cash flows of each reporting unit. The discount rate the Company uses represents the estimated weighted average cost of capital, which reflects the overall level of inherent risk involved in its reporting unit operations and the rate of return a market participant would expect to earn. To estimate cash flows beyond the final year of its model, the Company estimates a terminal value by applying an in perpetuity growth assumption and discount factor to determine the reporting unit's terminal value.
The Company forecasts cash flows for each of its reporting units and takes into consideration economic conditions and trends, estimated future operating results, management's and a market participant's view of growth rates and product lives, and anticipates future economic conditions. Revenue growth rates inherent in these forecasts were based on input from internal and external market research that compare factors such as growth in global economies, recent industry trends and product life-cycles. Macroeconomic factors such as changes in economies, changes in the competitive landscape including the unexpected loss of exclusivity to the Company's product portfolio, changes in government legislation, product life-cycles, industry consolidations and other changes beyond the Company’s control could have a positive or negative impact on achieving its targets. Accordingly, if market conditions deteriorate, or if the Company is unable to execute its strategies, it may be necessary to record impairment charges in the future.
2016
Prior to the change in operating segments in the third quarter of 2016, the Company operated in two operating and reportable segments: Developed Markets and Emerging Markets. The Developed Markets segment consisted of four geographic reporting units: (i) U.S., (ii) Canada and Australia, (iii) Western Europe and (iv) Japan. The Emerging Markets segment consisted of three geographic reporting units: (i) Central and Eastern Europe, Middle East and Africa, (ii) Latin America and (iii) Asia. The Company conducted its annual goodwill impairment test as of October 1, 2015 which resulted in no goodwill impairment under the then-current organizational structure.
March 31, 2016
Given challenges facing the Company, particularly in its dermatology and gastrointestinal businesses, management performed a review of its then-current forecast under the direction of the new Chief Executive Officer (“CEO”). As a result of that review, management lowered its forecast which resulted in a triggering event requiring the Company to test goodwill for impairment as of March 31, 2016. Although management lowered its forecast, which lowered the estimated fair values of certain business units, including the former U.S. reporting unit, the step one testing determined there was no impairment of goodwill as the estimated fair value of each reporting unit exceeded its carrying value. In order to evaluate the sensitivity of its fair value calculations on the goodwill impairment test, the Company applied a hypothetical 15% decrease in the fair value of each reporting unit as of March 31, 2016. For each reporting unit, this hypothetical 15% decrease in fair value would not have triggered additional impairment testing as the hypothetical fair value exceeded the carrying value of the respective reporting unit.
2016 Realignment of Segment Structure
Commencing in the third quarter of 2016 through the first quarter of 2018, the Company operated in three operating segments: (i) Bausch + Lomb/International, (ii) Branded Rx and (iii) U.S. Diversified Products. This 2016 segment structure realignment resulted in the Bausch + Lomb/International segment consisting of the following reporting units: (i) U.S. Bausch + Lomb and (ii) International; the Branded Rx segment consisting of the following reporting units: (i) Salix, (ii) Dermatology, (iii) Canada and (iv) Branded Rx Other; and the U.S. Diversified Products segment consisting of the following reporting units: (i) Neurology and other and (ii) Generics. As a result of these changes, goodwill was reassigned to each of the aforementioned reporting units using a relative fair value approach. Goodwill previously reported in the former U.S. reporting unit, after adjustment of impairment as described below, was reassigned, using a relative fair value approach, to the U.S. Bausch + Lomb, Salix, Dermatology, Branded Rx Other, Neurology and other, and Generics reporting units. Similarly, goodwill previously reported in the former Canada and Australia reporting unit was reassigned to the Canada and the International reporting units using a relative fair value approach. Goodwill previously reported in the remaining former reporting units was reassigned to the International reporting unit.
In the third quarter of 2016, goodwill impairment testing was performed under the former reporting unit structure immediately prior to the change and under the current reporting unit structure immediately subsequent to the change. Using the forecasts and assumptions at the time, the Company estimated the fair value of each reporting unit using a discounted cash flow analysis. As a result of its test, the Company determined that goodwill associated with the former U.S. reporting unit and the goodwill associated with the Salix reporting unit under the current reporting unit structure were impaired. Consequently, in the aggregate, goodwill impairment charges of $1,077 million were recognized as follows:

•
Under the former reporting unit structure, the fair value of each reporting unit exceeded its carrying value by more than 15%, except for the former U.S. reporting unit whose carrying value exceeded its fair value by 2%. As a result, the Company proceeded to perform step two of the goodwill impairment test for the former U.S. reporting unit and determined that the carrying value of the unit's goodwill exceeded its implied fair value. However, as the estimate of fair value is complex and requires significant amounts of time and judgment, the Company could not complete step two of the testing prior to the release of its financial statements for the period ended September 30, 2016. Under these circumstances, accounting guidance requires that a company recognize an estimated impairment charge if management determines that it is probable that an impairment loss has occurred and such impairment can be reasonably estimated. Using its best estimate, the Company recorded an initial goodwill impairment charge of $838 million as of September 30, 2016. In the fourth quarter of 2016, step two testing was completed and the Company concluded that the excess of the carrying value of the former U.S. reporting unit's unadjusted goodwill over its implied value as of September 30, 2016 was $905 million and recognized an incremental goodwill impairment charge of $67 million for the fourth quarter of 2016. The goodwill impairment was primarily driven by changes to the Company's forecasted performance which resulted in a lower fair value of the U.S. businesses, mainly the Salix business.

•
Under the Company's reporting unit structure during 2016, the carrying value of the Salix reporting unit exceeded its fair value, as updates to the unit's forecast resulted in a lower estimated fair value for the business. As a result, the Company proceeded to perform step two of the goodwill impairment test for the Salix reporting unit and determined that the carrying value of the unit's goodwill exceeded its implied fair value. However, the Company could not complete step two of the testing prior to the release of its financial statements for the period ended September 30, 2016. Using its best estimate, the Company recorded an initial goodwill impairment charge of $211 million as of September 30, 2016. In the fourth quarter of 2016, step two testing was completed and the Company concluded that the excess of the carrying value of the Salix reporting unit's unadjusted goodwill over its implied value as of September 30, 2016 was $172 million and recognized a credit to the initial goodwill impairment charge of $39 million for the fourth quarter of 2016. As of the date of testing, the Salix reporting unit had a carrying value of $14,066 million, an estimated fair value of $10,409 million and goodwill with a carrying value of $5,128 million.
In order to evaluate the sensitivity of its fair value calculations on the goodwill impairment test, the Company compared the carrying value of each reporting unit to its fair value as of August 31, 2016, the date of testing. The fair value of each reporting unit exceeded its carrying value by more than 15%, except for the Salix reporting unit as previously discussed and the U.S. Branded Rx reporting unit. As of the date of testing, goodwill of the U.S. Branded Rx reporting unit was $897 million and the estimated fair value of the unit exceeded its carrying value by approximately 5%.
2016 Annual Goodwill Impairment Test
The Company conducted its annual goodwill impairment test as of October 1, 2016 and determined that the carrying value of the Salix reporting unit exceeded its fair value and, as a result, the Company proceeded to perform step two of the goodwill impairment test for the Salix reporting unit. After completing step two of the impairment testing, the Company determined that the carrying value of the unit's goodwill did not exceed its implied fair value and, therefore, no impairment was identified to the goodwill of the Salix reporting unit. At the date of testing, the Salix reporting unit had a carrying value of $14,087 million, an estimated fair value of $10,319 million and goodwill with a carrying value of $5,128 million. The Company's remaining reporting units passed step one of the goodwill impairment test as the estimated fair value of each reporting unit exceeded its carrying value at the date of testing and, therefore, impairment to goodwill was $0. The Company determined that no events occurred or circumstances changed during the period of October 1, 2016 through December 31, 2016 that would indicate that the fair value of a reporting unit may be below its carrying amount, except for the Salix reporting unit. During the period of October 1, 2016 through December 31, 2016, there were no changes in the facts and circumstances which would suggest that goodwill of the Salix reporting unit was further impaired.
In order to evaluate the sensitivity of its fair value calculations on the goodwill impairment test, the Company compared the carrying value of each reporting unit to its fair value as of October 1, 2016, the date of testing. The fair value of each reporting unit exceeded its carrying value by more than 15%, except for the Salix reporting unit, as previously discussed and the U.S. Branded Rx reporting unit.
2017
2017 Realignment of Segment Structure
Effective for the first quarter of 2017, the revenues and profits from the Company's operations in Canada were reclassified. In connection with this change, the prior-period presentation of segment goodwill has been recast to conform to the Company's reporting structure during 2016, of which $264 million of goodwill as of December 31, 2016 was reclassified from the former Branded Rx segment to the Bausch + Lomb/International segment. No facts or circumstances were identified in connection with this change in alignment that would suggest an impairment exists.
As detailed in Note 4, "DIVESTITURES", the Sprout business was classified as held for sale as of September 30, 2017. As the Sprout business represented only a portion of the former Branded Rx reporting unit, the Company assessed the remaining reporting unit for impairment and determined the carrying value of the remaining reporting unit exceeded its fair value. After completing step two of the impairment testing, the Company determined and recorded a goodwill impairment charge of $312 million during the three months ended September 30, 2017.
2017 Interim Goodwill Impairment Assessments
As the facts and circumstances had not materially changed since the October 1, 2016 impairment test, management concluded that the carrying value of the Salix reporting unit continued to be in excess of its fair value.  Therefore, during the three months ended March 31, 2017, June 30, 2017 and September 30, 2017, the Company performed qualitative assessments of the Salix reporting unit goodwill to determine if testing was warranted.

As part of its qualitative assessments, management compared the reporting unit’s operating results to its original forecasts. Although Salix reporting unit revenue during the three months ended March 31, 2017, June 30, 2017 and September 30, 2017 declined as compared to the three months ended December 31, 2016, each decrease was within management's expectations. Further, the latest forecast for the Salix reporting unit is not materially different than the forecast used in management's October 1, 2016 testing and the difference in the forecasts would not change the conclusion of the Company’s goodwill impairment testing as of October 1, 2016. As part of these qualitative assessments, the Company also considered the sensitivity of its conclusions as they relate to changes in the estimates and assumptions used in the latest forecast available for each period.  Based on its qualitative assessments, management believes that the carrying value of the Salix reporting unit goodwill does not exceed its implied fair value and that testing the Salix reporting unit goodwill for impairment was not required based on the current facts and circumstances.
2017 Annual Goodwill Impairment Test
The Company conducted its annual goodwill impairment test as of October 1, 2017 and determined that the carrying value of the Salix reporting unit exceeded its fair value and, as a result, the Company proceeded to perform step two of the goodwill impairment test for the Salix reporting unit. After completing step two of the impairment testing, the Company determined that the carrying value of the unit's goodwill did not exceed its implied fair value and, therefore, no impairment was identified to the goodwill of the Salix reporting unit. As of the date of testing, the Salix reporting unit had an estimated fair value of $10,660 million and a carrying value of $13,404 million, including goodwill of $5,127 million. The Company's remaining reporting units passed step one of the goodwill impairment test as the estimated fair value of each reporting unit exceeded its carrying value at the date of testing and, therefore, there was no impairment to goodwill. In order to evaluate the sensitivity of its fair value calculations on the goodwill impairment test, the Company compared the carrying value of each reporting unit to its fair value as of October 1, 2017, the date of testing. The fair value of each reporting unit exceeded its carrying value by more than 15%, except for the Salix reporting unit.
Subsequent to the annual impairment test, the Company considered events occurring after October 1st to determine if further testing was required. The Company considered the impact of the changes in the Tax Act on its reporting units, including the impact on the carrying value, for changes in deferred tax assets and liabilities, and changes in assumptions related to the tax rate when assessing the fair value. The Company concluded that the fair value continues to exceed the carrying value for all reporting units, except Salix, after considering the impact of the changes in the Tax Act. Further, the step 2 impairment test for Salix continued to support the implied fair value of goodwill. As a result, no additional impairment charges were recorded.
In January 2017, the FASB issued guidance which simplifies the subsequent measurement of goodwill by eliminating “Step 2” from the goodwill impairment test. Instead, goodwill impairment will be measured as the amount by which a reporting unit's carrying value exceeds its fair value. The FASB also eliminated the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment. The guidance is effective for annual periods beginning after December 15, 2019, and interim periods within those annual periods, with early adoption permitted. The Company may elect to adopt this standard effective the first quarter of 2018. Once adopted, this guidance is expected to have a significant impact on the Company’s financial position, results of operations, and disclosures with respect to the Salix reporting unit.
Total accumulated goodwill impairment charges to date are $1,389 million.
2018 Realignment of Segment Structure
Commencing in the second quarter of 2018, the Company operates in the following reportable segments: (i) Bausch + Lomb/International segment, (ii) Salix segment, (iii) Ortho Dermatologics segment and (iv) Diversified Products segment. The Bausch + Lomb/International segment consists of the: (i) U.S. Bausch + Lomb and (ii) International reporting units. The Salix segment consists of the Salix reporting unit. The Ortho Dermatologics segment consists of the: (i) Ortho Dermatologics and (ii) Global Solta reporting units. The Diversified Products segment consists of the: (i) Neurology and other, (ii) Generics and (iii) Dentistry reporting units. As of June 30, 2018, the amount of goodwill allocated to each reportable segment was as follows: (i) $5,837 million to the Bausch + Lomb/International segment, (ii) $3,156 million to the Salix segment, (iii) $1,267 million to the Ortho Dermatologics segment and (iv) $3,023 million to the Diversified Products segment.

10.	ACCRUED AND OTHER CURRENT LIABILITIES
Accrued and other current liabilities as of December 31, 2017 and 2016 were as follows:

(in millions)	2017	2016
Product rebates	$1,094	$897
Product returns	863	708
Interest	324	337
Employee compensation and benefit costs	259	198
Income taxes payable	202	213
Legal liabilities assumed in the Salix Acquisition	47	281
Other	905	593
	$3,694	$3,227

11.	FINANCING ARRANGEMENTS
Principal amounts of debt obligations and principal amounts of debt obligations net of discounts and issuance costs as of December 31, 2017 and 2016 consists of the following:

		2017		2016
(in millions)	Maturity	Principal Amount	Net of Discounts and Issuance Costs	Principal Amount	Net of Discounts and Issuance Costs
Senior Secured Credit Facilities:
Revolving Credit Facility	April 2018	$—	$—	$875	$875
Revolving Credit Facility	April 2020	250	250	—	—
Series A-3 Tranche A Term Loan Facility	October 2018	—	—	1,032	1,016
Series A-4 Tranche A Term Loan Facility	April 2020	—	—	668	658
Series D-2 Tranche B Term Loan Facility	February 2019	—	—	1,068	1,048
Series C-2 Tranche B Term Loan Facility	December 2019	—	—	823	805
Series E-1 Tranche B Term Loan Facility	August 2020	—	—	2,456	2,429
Series F Tranche B Term Loan Facility	April 2022	3,521	3,420	3,892	3,815
Senior Secured Notes:
6.50% Secured Notes	March 2022	1,250	1,235	—	—
7.00% Secured Notes	March 2024	2,000	1,975	—	—
5.50% Secured Notes	November 2025	1,750	1,729	—	—
Senior Unsecured Notes:
6.75%	August 2018	—	—	1,600	1,593
5.375%	March 2020	1,708	1,699	2,000	1,985
7.00%	October 2020	71	71	690	689
6.375%	October 2020	661	656	2,250	2,231
7.50%	July 2021	1,625	1,615	1,625	1,613
6.75%	August 2021	650	648	650	647
5.625%	December 2021	900	896	900	894
7.25%	July 2022	550	545	550	543
5.50%	March 2023	1,000	993	1,000	992
5.875%	May 2023	3,250	3,224	3,250	3,220
4.50% euro-denominated debt	May 2023	1,801	1,787	1,578	1,563
6.125%	April 2025	3,250	3,222	3,250	3,218
9.00%	December 2025	1,500	1,464	—	—
Other	Various	15	15	12	12
Total long-term debt and other		$25,752	25,444	$30,169	29,846
Less: Current portion of long-term debt and other			209		1
Non-current portion of long-term debt			$25,235		$29,845
Covenant Compliance
The Senior Secured Credit Facilities (as defined below) and the indentures governing the Company’s Senior Secured Notes and Senior Unsecured Notes contain customary affirmative and negative covenants and specified events of default. These affirmative and negative covenants include, among other things, and subject to certain qualifications and exceptions, covenants that restrict the Company’s ability and the ability of its subsidiaries to: incur or guarantee additional indebtedness; create or permit liens on assets; pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness; make certain investments and other restricted payments; engage in mergers, acquisitions, consolidations and amalgamations; transfer and sell certain assets; and engage in transactions with affiliates. The Revolving Credit Facility also contains specified financial maintenance covenants (consisting of a secured leverage ratio and an interest coverage ratio).

In 2017, the Company completed several actions which included using the proceeds from divestitures and cash flows from operations to repay debt, amending financial maintenance covenants, extending a significant portion of the Revolving Credit Facility, and refinancing debt with near term maturities. These actions, described below, have reduced the Company’s debt balance and positively affected the Company’s ability to comply with its financial maintenance covenants. As of December 31, 2017, the Company was in compliance with all financial maintenance covenants related to its outstanding debt. The Company, based on its current forecast for the next twelve months from the date of issuance of these financial statements and the amendments executed, expects to remain in compliance with these financial maintenance covenants and meet its debt service obligations over that same period.
The Company continues to take steps to improve its operating results to ensure continual compliance with its financial maintenance covenants and may take other actions to reduce its debt levels to align with the Company’s long term strategy, including divesting other businesses and refinancing debt as deemed appropriate.
Senior Secured Credit Facilities
On February 13, 2012, the Company and certain of its subsidiaries as guarantors entered into the “Senior Secured Credit Facilities” under the Company’s Third Amended and Restated Credit and Guaranty Agreement, as amended (the “Credit Agreement”) with a syndicate of financial institutions and investors.
2015 Activity
On January 22, 2015, the Company and certain of its subsidiaries, as guarantors, entered into joinder agreements to allow for an increase in commitments under the Revolving Credit Facility to $1,500 million and the issuance of $250 million in incremental term loans under the Series A-3 Tranche A Term Loan Facility.
On March 5, 2015, the Company entered into an amendment to the Credit Agreement to implement certain revisions in connection with the Salix Acquisition. The amendment, among other things, permitted the Salix Acquisition and the refinancing, repayment, termination and discharge of Salix's outstanding indebtedness, as well as the issuance of Senior Unsecured Notes to be used to fund the Salix Acquisition (as described below). The amendment also modified the interest coverage ratio financial maintenance covenant applicable to the Company through March 31, 2016.
Concurrently with the Salix Acquisition on April 1, 2015, the Company obtained incremental term loan commitments in the aggregate principal amount of $5,150 million (the "Incremental Term Loan Facilities") under its existing Credit Agreement. The Incremental Term Loan Facilities, which were fully drawn in the second quarter of 2015, consisted of: (1) $1,000 million of tranche A term loans (the "Series A-4 Tranche A Term Loan Facility"), bearing interest at a rate per annum equal to, at the election of the Company, (i) the base rate plus a range between 0.75% and 1.25% or (ii) LIBO rate plus a range between 1.75% and 2.25%, in each case, depending on the Company's leverage ratio and having terms that are consistent with the Company's existing tranche A term loans and (2) $4,150 million of tranche B term loans (the "Series F Tranche B Term Loan Facility"), bearing interest at a rate per annum equal to, at election of the Company, (i) the base rate plus a range between 2.00% and 2.25% or (ii) LIBO rate plus a range between 3.00% and 3.25%, depending on the Company's secured leverage ratio and subject to a 1.75% base rate floor and 0.75% LIBO rate floor, and having terms that are consistent with the Company's existing tranche B term loans. In connection with the issuance of the Incremental Term Loan Facilities, the Company incurred a total of approximately $85 million of costs and fees (treated as a deduction to Long-term debt), including an original issue discount of approximately $21 million.
The Series A-4 Tranche A Term Loan Facility was payable in quarterly installments at the rate of 5% per annum through March 31, 2016, then at the rate of 10% per annum through March 31, 2017, then at the rate of 20% per annum through maturity on April 1, 2020. The Series F Tranche B Term Loan Facility was payable in quarterly installments at the rate of 1% per annum through maturity on April 1, 2022.
On May 29, 2015, the Company and certain of its subsidiaries, as guarantors, entered into Amendment No. 11 to the Credit Agreement to reprice the Series D-2 Tranche B Term Loan Facility.  The applicable margins for borrowings under the Series D-2 Tranche B Term Loan Facility, as modified by the repricing, were initially 1.75% with respect to base rate borrowings and 2.75% with respect to LIBO rate borrowings. Then, commencing with the delivery of the financial statements of the Company for the fiscal quarter ending September 30, 2015, such margins were changed to between 1.50% and 1.75% for base rate borrowings and between 2.50% and 2.75% for LIBO rate borrowings, in each case, based on the secured leverage ratio of the Company for each fiscal quarter for which financial statements were delivered as required under the Credit Agreement, subject to a 1.75% base rate floor and a 0.75% LIBO rate floor. Costs and fees incurred in connection with the repricing of the Series D-2 Tranche B Term Loan Facility were nominal.
2016 Activity
On April 11, 2016, the Company obtained an amendment and waiver to its Credit Agreement (the “April 2016 amendment”). Pursuant to the April 2016 amendment, the Company obtained an extension to the deadline for filing: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”) to May 31, 2016 and (ii) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (the “March 31, 2016 Form 10-Q”) to July 31, 2016.  The April 2016 amendment also waived, among other things, the cross-default under the Credit Agreement to the Company's and Valeant's indentures that arose when the 2015 Form 10-K was not filed by March 15, 2016, any cross default under the Credit Agreement that may have arisen under the Company's other indebtedness from the failure to timely deliver the 2015 Form 10-K, and the cross default under the Credit Agreement to the Company's and Valeant's indentures that arose when the March 31, 2016 Form 10-Q was not filed by May 16, 2016 or any cross default under the Credit Agreement to the Company’s other indebtedness as a result of the delay in filing the March 31, 2016 Form 10-Q.  The April 2016 amendment modified, among other things, the interest coverage financial maintenance covenant from 3.00 to 1.00 to 2.75 to 1.00 from the fiscal quarter ending June 30, 2016 through the fiscal quarter ending March 31, 2017. Certain financial definitions were also amended, including the definition of “Consolidated Adjusted EBITDA” which was modified to add back fees and expenses in connection with any amendment or modification of the Credit Agreement or any other indebtedness, and to permit up to $175 million to be added back in connection with costs, fees and expenses relating to, among other things, Philidor-related matters and/or product pricing-related matters and any review by the Board and the Company’s ad hoc committee of independent directors related to such matters. The April 2016 amendment also modified certain existing add-backs to Consolidated Adjusted EBITDA under the Credit Agreement, including increasing the add-back for: (i) restructuring charges in any twelve-month period to $200 million from $125 million and (ii) fees and expenses in connection with any proposed or actual issuance of debt, equity, acquisitions, investments, assets sales or divestitures to $150 million from $75 million for any twelve month period ending on or prior to March 31, 2017.
The terms of the April 2016 amendment imposed a number of restrictions on the Company and its subsidiaries until the time that: (i) the Company delivered the 2015 Form 10-K (which was filed on April 29, 2016) and the March 31, 2016 Form 10-Q (which was filed on June 7, 2016) (such requirements, the "Financial Reporting Requirements") and (ii) the leverage ratio of the Company and its subsidiaries (being the ratio, as of the last day of any fiscal quarter, of Consolidated Total Debt (as defined in the Credit Agreement) as of such day to Consolidated Adjusted EBITDA (as defined in the Credit Agreement) for the four fiscal quarter period ending on such date) is less than 4.50 to 1.00, including imposing: (i) a $250 million aggregate cap (the "Transaction Cap") on acquisitions (although the Transaction Cap does not apply to any portion of acquisition consideration paid for by either the issuance of the Company’s equity or the proceeds of any such equity issuance), (ii) a restriction on the incurrence of debt to finance such acquisitions and (iii) a requirement that the net proceeds from certain asset sales be used to repay the term loans under the Credit Agreement, instead of investing such net proceeds in real estate, equipment, other tangible assets or intellectual property useful in the business. In addition, the Company's ability to make investments, dividends, distributions, share repurchases and other restricted payments is also restricted and subject to the Transaction Cap until such time as the Financial Reporting Requirements are satisfied and the leverage ratio of the Company and its subsidiaries is less than 4.00 to 1.00 (unless such investments or restricted payments can fit within other existing exceptions set out in the Credit Agreement). The April 2016 amendment also increased the interest rate margins applicable to the Company's loans under the Credit Agreement by 1.00% until delivery of the Company's financial statements for the fiscal quarter ending June 30, 2017. Thereafter, the interest rate margins applicable to the loans have been determined on the basis of a pricing grid tied to the Company's secured leverage ratio. With the filing of the March 31, 2016 Form 10-Q on June 7, 2016, the Financial Reporting Requirements were satisfied in all respects.
The April 2016 amendment was accounted for as a debt modification. As a result, repayments to the lenders were recognized as additional debt discounts and are being amortized over the remaining term of each term loan.

On August 23, 2016, the Company entered into an amendment to its Credit Agreement (the “August 2016 amendment”). The August 2016 amendment reduced the minimum interest coverage maintenance covenant under the Credit Agreement to 2.00 to 1.00 for all fiscal quarters ending on or after September 30, 2016. Prior to the effectiveness of the August 2016 amendment, the minimum interest coverage maintenance covenant was 2.75 to 1.00 for any fiscal quarter ending June 30, 2016 through March 31, 2017 and 3.00 to 1.00 for any fiscal quarter ending thereafter. In addition, the August 2016 amendment permitted the issuance of secured notes with shorter maturities and the incurrence of other indebtedness, in each case to repay term loans under the Credit Agreement. The August 2016 amendment also provided additional flexibility to sell assets, provided the proceeds of such asset sales are used to prepay loans under the Credit Agreement in accordance with its terms.
The August 2016 amendment increased each of the applicable interest rate margins under the Credit Agreement by 0.50%, until delivery of the Company’s financial statements for the quarter ending June 30, 2017. Thereafter, each of the applicable interest rate margins have been determined on the basis of a pricing grid tied to the Company’s secured leverage ratio, which was also increased by 0.50% across the grid.
The August 2016 amendment was accounted for as a debt modification. As a result, repayments to the lenders were recognized as additional debt discounts and are being amortized over the remaining term of each term loan.
2017 Activity
On March 3, 2017, the Company used proceeds from the Skincare Sale to repay $1,086 million of outstanding debt under its Senior Secured Credit Facilities.
On March 21, 2017, the Company entered into Amendment No. 14 to the Credit Agreement (“Amendment No. 14”), which: (i) provided additional financing from an incremental term loan under the Company's Series F Tranche B Term Loan Facility of $3,060 million (the “Series F-3 Tranche B Term Loan”), (ii) amended the financial covenants contained in the Credit Agreement, (iii) increased the amortization rate for the Series F Tranche B Term Loan Facility from 0.25% per quarter (1% per annum) to 1.25% per quarter (5% per annum), with quarterly repayments starting March 31, 2017, (iv) amended certain financial definitions, including the definition of Consolidated Adjusted EBITDA and (v) provided additional ability for the Company to, among other things, incur indebtedness and liens, consummate acquisitions and make other investments, including relaxing certain limitations imposed by prior amendments. The proceeds from the additional financing, combined with the proceeds from the issuance of the Senior Secured Notes described below and cash on hand, were used to: (i) repay all outstanding balances under the Company’s Series A-3 Tranche A Term Loan Facility, Series A-4 Tranche A Term Loan Facility, Series D-2 Tranche B Term Loan Facility, Series C-2 Tranche B Term Loan Facility, and Series E-1 Tranche B Term Loan Facility (collectively the “Refinanced Debt”), (ii) repurchase $1,100 million in principal amount of 6.75% Senior Unsecured Notes due August 2018 (the “August 2018 Unsecured Notes”), (iii) repay $350 million of amounts outstanding under the Company's Revolving Credit Facility and (iv) pay related fees and expenses (collectively, the “March 2017 Refinancing Transactions”).
Amendments to the covenants made as part of Amendment No. 14 include: (i) removed the financial maintenance covenants with respect to the Series F Tranche B Term Loan Facility, (ii) reduced the interest coverage ratio maintenance covenant to 1.50:1.00 with respect to the Revolving Credit Facility beginning in the quarter ending March 31, 2017 through the quarter ending March 31, 2019 (stepping up to 1.75:1.00 thereafter) and (iii) increased the secured leverage ratio maintenance covenant to 3.00:1.00 with respect to the Revolving Credit Facility beginning in the quarter ending March 31, 2017 through the quarter ending March 31, 2019 (stepping down to 2.75:1.00 thereafter). These financial maintenance covenants apply only with respect to the Revolving Credit Facility and can be waived or amended without the consent of the term loan lenders under the Credit Agreement.
Modifications to Consolidated Adjusted EBITDA from Amendment No. 14 included, among other things: (i) modifications to permit the Company to add back extraordinary, unusual or non-recurring expenses or charges (including certain costs of, and payments of, litigation expenses, actual or prospective legal settlements, fines, judgments or orders, subject to a cap of $500 million in any twelve month period, of which no more than $250 million may pertain to any costs, payments, expenses, settlements, fines, judgments or orders, in each case, arising out of any actual or potential claim, investigation, litigation or other proceeding that the Company did not publicly disclose (via press release or any filing with the SEC) on or prior to the effectiveness of Amendment No. 14, and subject to other customary limitations) and (ii) modifications to allow the Company to add back certain expenses, charges or losses actually reimbursed or for which the Company reasonably expects to be reimbursed by third parties pursuant to indemnification, reimbursement, insurance or similar agreements within 365 days, subject to customary limitations.

Amendment No. 14 was accounted for as a modification of debt to the extent the Refinanced Debt was replaced with the incremental Series F-3 Tranche B Term Loan issued to the same creditor and an extinguishment of debt to the extent the Refinanced Debt was replaced with Series F-3 Tranche B Term Loan issued to a different creditor. The Refinanced Debt that was replaced with the proceeds of the newly issued Senior Secured Notes was accounted for as an extinguishment of debt. For amounts accounted for as an extinguishment of debt, the Company incurred a Loss on extinguishment of debt of $27 million representing the difference between the amount paid to settle the extinguished debt and the extinguished debt’s carrying value (the stated principal amount net of unamortized discount and debt issuance costs). Payments made to the lenders of $38 million associated with the issuance of the new Series F-3 Tranche B Term Loan were capitalized and are being amortized as interest expense over the remaining term of the Series F Tranche B Term Loan Facility. Third party expenses of $3 million associated with the modification of debt were expensed as incurred and included in Interest expense.
On March 28, 2017, the Company entered into Amendment No. 15 to the Credit Agreement (“Amendment No. 15”) which provided for the extension of the maturity date of $1,190 million of revolving credit commitments under the Revolving Credit Facility from April 20, 2018 to the earlier of: (i) April 20, 2020 and (ii) the date that is 91 calendar days prior to the scheduled maturity of any series or tranche of term loans under the Credit Agreement, certain Senior Secured Notes or Senior Unsecured Notes and any other indebtedness for borrowed money in excess of $750 million. Unless otherwise terminated prior thereto, the remaining $310 million of revolving credit commitments under the Revolving Credit Facility will continue to mature on April 20, 2018. Amendment No. 15 was accounted for in part as a debt modification, whereby the fees paid to lenders agreeing to extend their commitment through April 20, 2020 and the fees paid to lenders providing additional commitments were recognized as additional debt issuance costs and are being amortized over the remaining term of the Revolving Credit Facility. Amendment No. 15 was accounted for in part as an extinguishment of debt and the Company incurred a Loss on extinguishment of debt of $1 million representing the unamortized debt issuance costs associated with the commitments canceled by lenders in the amendment.
In April 2017, using the net proceeds from the Skincare Sale and the proceeds from the divestiture of a manufacturing facility in Brazil, the Company repaid $220 million of its Series F Tranche B Term Loan Facility. On July 3, 2017, using the net proceeds from the Dendreon Sale, the Company repaid $811 million of its Series F Tranche B Term Loan Facility. On October 5, 2017, using the net proceeds from the iNova Sale, the Company repaid $923 million of its Series F Tranche B Term Loan Facility. On November 10, 2017, using the net proceeds from the Obagi Sale, the Company repaid $181 million of its Series F Tranche B Term Loan Facility. On November 21, 2017, using the proceeds from the November 2017 Refinancing Transactions (as defined below), the Company repaid $750 million of its Series F Tranche B Term Loan Facility.
On November 21, 2017, the Company entered into Amendment No. 16 to the Credit Agreement (“Amendment No. 16”) to reprice the Series F Tranche B Term Loan Facility. The applicable margins for borrowings under the Series F Tranche B Term Loan Facility, as modified by the repricing, are 2.50% with respect to base rate borrowings and 3.50% with respect to LIBO rate borrowings. Any prepayment of the Series F Tranche B Term Loan Facility in connection with certain refinancings prior to May 21, 2018 will require a prepayment premium of 1.0% of such loans prepaid. Amendment No. 16 also increases the letter of credit facility sublimit under the Credit Agreement to $300 million and makes certain other amendments to provide the Company with additional flexibility to enter into certain cash management transactions. The Company paid a prepayment penalty of approximately $38 million in connection with Amendment No. 16, recognized in the Loss on extinguishment of debt in the consolidated statement of operations.
As of December 31, 2017, the Company had $250 million of outstanding borrowings, $94 million of issued and outstanding letters of credit, and remaining availability of $1,156 million under its Revolving Credit Facility. Of the $94 million issued and outstanding letters of credit, a $50 million letter of credit was issued as part of the $127 million of collateral to secure a bank guarantee for the benefit of the Australian Government in connection with the notice of assessment received on August 8, 2017 from the Australian Taxation Office, as discussed in Note 18, "INCOME TAXES". The Company disagrees with the notice of assessment and continues to believe that its tax positions are appropriate and supported by the facts, circumstances and applicable laws. The Company intends to defend its tax position in this matter vigorously. On January 9, 2018, the cash collateral of $77 million of Restricted cash was returned to the Company in exchange for a $77 million letter of credit.

Current Description of Senior Secured Credit Facilities
Borrowings under the Senior Secured Credit Facilities bear interest at a rate per annum equal to, at the Company's option from time to time, either: (i) a base rate determined by reference to the higher of: (a) the prime rate (as defined in the Credit Agreement) and (b) the federal funds effective rate plus 1/2 of 1% or (ii) a LIBO rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. With respect to the Revolving Credit Facility, these applicable margins have been subject to increase or decrease quarterly based on the secured leverage ratio beginning with the quarter ended June 30, 2017. Based on its calculation of the Company’s secured leverage ratio, management does not anticipate any such increase or decrease to the current applicable margins for the next applicable period.
The loans under the Senior Secured Credit Facilities may be made to, and the letters of credit under the Revolving Credit Facility may be issued on behalf of, the Company. All borrowings under the Senior Secured Credit Facilities are subject to the satisfaction of customary conditions, including the absence of a default or an event of default and the accuracy in all material respects of representations and warranties.
Subject to certain exceptions and customary baskets set forth in the Credit Agreement, the Company is required to make mandatory prepayments of the loans under the Senior Secured Credit Facilities under certain circumstances, including from: (a) 100% of the net cash proceeds of insurance and condemnation proceeds for property or asset losses (subject to reinvestment rights and net proceeds threshold), (b) 50% of the net cash proceeds from the issuance of equity securities subject to decrease based on leverage ratios, (c) 100% of the net cash proceeds from the incurrence of debt (other than permitted debt as defined in the Credit Agreement), (d) 50% of Consolidated Excess Cash Flow (as defined in the Credit Agreement) subject to decrease based on leverage ratios and (e) 100% of net cash proceeds from asset sales outside the ordinary course of business (subject to reinvestment rights, which were restricted by the terms of the April 2016 amendment).
The Company is permitted to voluntarily reduce the unutilized portion of the revolving commitment amount and repay outstanding loans under the Revolving Credit Facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBO rate loans. As of December 31, 2017, any prepayment of the Series F Tranche B Term Loan Facility in connection with certain refinancings prior to May 21, 2018 will require a prepayment premium of 1.0% of such loans prepaid.
The Company’s obligations and the obligations of the guarantors under the Senior Secured Credit Facilities and cash management arrangements entered into with lenders under the Senior Secured Credit Facilities (or affiliates thereof) are secured by first-priority security interests in substantially all tangible and intangible assets of the Company and the guarantors, including 100% of the capital stock of Valeant and each material subsidiary of the Company that is directly owned by the Company or another guarantor other than Valeant’s foreign subsidiaries) and 65% of the capital stock of each foreign subsidiary of Valeant that is directly owned by Valeant or owned by a guarantor that is a domestic subsidiary of Valeant, in each case subject to certain exclusions and limitations set forth in the credit documentation governing the Senior Secured Credit Facilities.
The applicable interest rate margins for borrowings under the Revolving Credit Facility are 2.25%-2.75% with respect to base rate borrowings and 3.25%-3.75% with respect to LIBO rate borrowings.  As of December 31, 2017, the stated rate of interest on the Revolving Credit Facility was 5.32% per annum. In addition, the Company is required to pay commitment fees of 0.50% per annum with respect to the unutilized commitments under the Revolving Credit Facility, payable quarterly in arrears. The Company also is required to pay: (i) letter of credit fees on the maximum amount available to be drawn under all outstanding letters of credit in an amount equal to the applicable margin on LIBO rate borrowings under the Revolving Credit Facility on a per annum basis, payable quarterly in arrears, (ii) customary fronting fees for the issuance of letters of credit and (iii) agency fees.
The applicable interest rate margins for the Series F Tranche B Term Loan Facility are 2.50% with respect to base rate borrowings and 3.50% with respect to LIBO rate borrowings, subject to a 0.75% LIBO rate floor.  As of December 31, 2017, the stated rate of interest on the Company’s borrowings under the Series F Tranche B Term Loan Facility was 4.94% per annum.
As of December 31, 2017, there were no remaining quarterly amortization repayments for the Senior Secured Credit Facilities.
Senior Secured Notes
The Senior Secured Notes are guaranteed by each of the Company’s subsidiaries that is a guarantor under the Credit Agreement and existing Senior Unsecured Notes (together, the “Note Guarantors”). The Senior Secured Notes and the guarantees related thereto are senior obligations and are secured, subject to permitted liens and certain other exceptions, by the same first priority liens that secure the Company’s obligations under the Credit Agreement under the terms of the indenture governing the Senior Secured Notes.
The Senior Secured Notes and the guarantees rank equally in right of repayment with all of the Company’s and Note Guarantors’ respective existing and future unsubordinated indebtedness and senior to the Company’s and Note Guarantors’ respective future subordinated indebtedness. The Senior Secured Notes and the guarantees related thereto are effectively pari passu with the Company’s and the Note Guarantors’ respective existing and future indebtedness secured by a first priority lien on the collateral securing the Senior Secured Notes and effectively senior to the Company’s and the Note Guarantors’ respective existing and future indebtedness that is unsecured, including the existing Senior Unsecured Notes, or that is secured by junior liens, in each case to the extent of the value of the collateral. In addition, the Senior Secured Notes are structurally subordinated to: (i) all liabilities of any of the Company’s subsidiaries that do not guarantee the Senior Secured Notes and (ii) any of the Company’s debt that is secured by assets that are not collateral.
Upon the occurrence of a change in control (as defined in the indentures governing the Senior Secured Notes), unless the Company has exercised its right to redeem all of the notes of a series as previously described, holders of the Senior Secured Notes may require the Company to repurchase such holder’s notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest.
6.50% Senior Secured Notes due 2022 and 7.00% Senior Secured Notes due 2024 - March 2017 Refinancing Transactions
As part of the March 2017 Refinancing Transactions, the Company issued $1,250 million aggregate principal amount of 6.50% Senior Secured Notes due March 15, 2022 (the “March 2022 Secured Notes”) and $2,000 million aggregate principal amount of 7.00% Senior Secured Notes due March 15, 2024 (the “March 2024 Secured Notes”), in a private placement, the proceeds of which, when combined with the proceeds from the Series F-3 Tranche B Term Loan and cash on hand, were used to: (i) repay the Refinanced Debt, (ii) repurchase $1,100 million in principal amount of August 2018 Unsecured Notes, (iii) repay $350 million of amounts outstanding under the Company's Revolving Credit Facility and (iv) pay related fees and expenses. Interest on these notes is payable semi-annually in arrears on each March 15 and September 15.
The March 2022 Secured Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2019, at the redemption prices set forth in the indenture. The Company may redeem some or all of the March 2022 Secured Notes prior to March 15, 2019 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to March 15, 2019, the Company may redeem up to 40% of the aggregate principal amount of the March 2022 Secured Notes using the proceeds of certain equity offerings at the redemption price set forth in the indenture.
The March 2024 Secured Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2020, at the redemption prices set forth in the indenture. The Company may redeem some or all of the March 2024 Secured Notes prior to March 15, 2020 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to March 15, 2020, the Company may redeem up to 40% of the aggregate principal amount of the March 2024 Secured Notes using the proceeds of certain equity offerings at the redemption price set forth in the indenture.
5.50% Senior Secured Notes due 2025 - October 2017 Refinancing Transactions and November 2017 Refinancing Transactions
On October 17, 2017, the Company issued $1,000 million aggregate principal amount of 5.50% Senior Secured Notes due November 2025 (the “November 2025 Secured Notes”), in a private placement, the proceeds of which were used to: (i) repurchase $569 million in principal amount of the 6.375% October 2020 Unsecured Notes (as defined below) and (ii) repurchase $431 million in principal amount of the 7.00% October 2020 Unsecured Notes (as defined below) (collectively, the “October 2017 Refinancing Transactions”). The related fees and expenses were paid using cash on hand. Interest on these notes is payable semi-annually in arrears on each May 1 and November 1.
The November 2025 Secured Notes are redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2020, at the redemption prices set forth in the indenture. The Company may redeem some or all of the November 2025 Secured Notes prior to November 1, 2020 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Prior to November 1, 2020, the Company may redeem up to 40% of the aggregate principal amount of the November 2025 Secured Notes using the proceeds of certain equity offerings at the redemption price set forth in the indenture.

On November 21, 2017, the Company issued $750 million aggregate principal amount of the November 2025 Secured Notes, in a private placement. These are additional notes and form part of the same series as the Company’s existing November 2025 Secured Notes. The proceeds were used to prepay its Series F Tranche B Term Loan Facility. The related fees and expenses were paid using cash on hand (collectively, the “November 2017 Refinancing Transactions”).
Senior Unsecured Notes
The Senior Unsecured Notes issued by the Company are the Company’s senior unsecured obligations and are jointly and severally guaranteed on a senior unsecured basis by each of its subsidiaries that is a guarantor under the Senior Secured Credit Facilities. The Senior Unsecured Notes issued by the Company’s subsidiary Valeant are senior unsecured obligations of Valeant and are jointly and severally guaranteed on a senior unsecured basis by the Company and each of its subsidiaries (other than Valeant) that is a guarantor under the Senior Secured Credit Facilities. Future subsidiaries of the Company and Valeant, if any, may be required to guarantee the Senior Unsecured Notes.
If the Company experiences a change in control, the Company may be required to make an offer to repurchase each series of Senior Unsecured Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount of the Senior Unsecured Notes repurchased, plus accrued and unpaid interest.
7.00% Senior Unsecured Notes due 2020
On September 28, 2010, Valeant issued $700 million aggregate principal amount of 7.00% Senior Unsecured Notes due 2020 (the “7.00% October 2020 Unsecured Notes”) in a private placement. The 7.00% October 2020 Unsecured Notes accrue interest at the rate of 7.00% per year, payable semi-annually in arrears.
On October 17, 2017, as part of the October 2017 Refinancing Transactions, the Company repaid $431 million in principal amount of the 7.00% October 2020 Unsecured Notes.
On December 18, 2017, as part of the December 2017 Refinancing Transactions (as defined below), the Company repaid $188 million principal amount of the 7.00% October 2020 Unsecured Notes.
Valeant may redeem all or a portion of the 7.00% October 2020 Unsecured Notes at the applicable redemption prices set forth in the 7.00% October 2020 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
6.75% Senior Unsecured Notes due 2021
On February 8, 2011, Valeant issued $650 million aggregate principal amount of 6.75% Senior Unsecured Notes due 2021 (the “August 2021 Unsecured Notes”) in a private placement. The August 2021 Unsecured Notes accrue interest at the rate of 6.75% per year, payable semi-annually in arrears.
Valeant may redeem all or a portion of the August 2021 Unsecured Notes at the applicable redemption prices set forth in the August 2021 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
7.25% Senior Unsecured Notes due 2022
On March 8, 2011, Valeant issued $550 million aggregate principal amount of 7.25% Senior Unsecured Notes due 2022 (the “July 2022 Unsecured Notes”) in a private placement. The July 2022 Unsecured Notes accrue interest at the rate of 7.25% per year, payable semi-annually in arrears.
Valeant may redeem all or a portion of the July 2022 Unsecured Notes at the applicable redemption prices set forth in the July 2022 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
6.375% Senior Unsecured Notes due 2020
On October 4, 2012, VPI Escrow Corp. (the “VPI Escrow Issuer”), a newly formed wholly owned subsidiary of Valeant, issued $1,750 million aggregate principal amount of 6.375% Senior Unsecured Notes due 2020 (the “6.375% October 2020 Unsecured Notes”) in a private placement. The 6.375% October 2020 Unsecured Notes accrue interest at the rate of 6.375% per year, payable semi-annually in arrears. At the time of the closing of the Medicis acquisition: (i) the VPI Escrow Issuer merged with and into Valeant, with Valeant continuing as the surviving corporation, (ii) Valeant assumed all of the VPI Escrow Issuer’s obligations under the 6.375% October 2020 Unsecured Notes and the related indenture and (iii) the funds previously held in escrow were released to the Company and were used to finance the Medicis acquisition.

Concurrently with the offering of the 6.375% October 2020 Unsecured Notes, Valeant issued $500 million aggregate principal amount of 6.375% Senior Unsecured Notes due 2020 (the “Exchangeable Notes”) in a private placement, the form and terms of such notes being substantially identical to the form and terms of the 6.375% October 2020 Unsecured Notes, as previously described.
On March 29, 2013, the Company announced that Valeant commenced an offer to exchange (the “Exchange Offer”) any and all of its Exchangeable Notes into 6.375% October 2020 Unsecured Notes. Valeant conducted the Exchange Offer in order to satisfy its obligations under the indenture governing the Exchangeable Notes with the anticipated result being that some or all of such notes would be part of a single series of 6.375% October 2020 Unsecured Notes under one indenture. The Exchange Offer, which did not result in any changes to existing terms or to the total amount of the Company’s outstanding debt, expired on April 26, 2013. All of the Exchangeable Notes were tendered in the Exchange Offer and exchanged for 6.375% October 2020 Unsecured Notes to form a single series.
On October 17, 2017, as part of the October 2017 Refinancing Transactions, the Company repaid $569 million in principal amount of the 6.375% October 2020 Unsecured Notes.
On December 18, 2017, as part of the December 2017 Refinancing Transactions, the Company repaid $1,021 million in principal amount of the 6.375% October 2020 Unsecured Notes.
Valeant may redeem all or a portion of the 6.375% October 2020 Unsecured Notes at the applicable redemption prices set forth in the 6.375% October 2020 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
6.75% Senior Unsecured Notes due 2018 and 7.50% Senior Unsecured Notes due 2021
On July 12, 2013, VPII Escrow Corp. (the “VPII Escrow Issuer”), a newly formed wholly-owned subsidiary of the Company, issued $1,600 million aggregate principal amount of the August 2018 Unsecured Notes and $1,625 million aggregate principal amount of 7.50% Senior Unsecured Notes due 2021 (the “July 2021 Unsecured Notes”) in a private placement. The August 2018 Unsecured Notes accrued interest at the rate of 6.75% per year, payable semi-annually in arrears. The July 2021 Unsecured Notes accrue interest at the rate of 7.50% per year, payable semi-annually in arrears. At the time of the closing of the B&L Acquisition: (i) the VPII Escrow Issuer was voluntarily liquidated and all of its obligations were assumed by, and all of its assets were distributed to, the Company, (ii) the Company assumed all of the VPII Escrow Issuer’s obligations under the August 2018 Unsecured Notes and July 2021 Unsecured Notes and the related indenture and (iii) the funds previously held in escrow were released to the Company and were used to finance the B&L Acquisition.
As part of the March 2017 Refinancing Transactions, the Company completed a tender offer to repurchase $1,100 million in aggregate principal amount of the August 2018 Unsecured Notes for total consideration of approximately $1,132 million plus accrued and unpaid interest through March 20, 2017. Loss on extinguishment of debt during the three months ended March 31, 2017 associated with the repurchase of the August 2018 Unsecured Notes was $36 million representing the difference between the amount paid to settle the debt and the debt’s carrying value.
On August 15, 2017, the Company repurchased the remaining $500 million of outstanding August 2018 Unsecured Notes using cash on hand, plus accrued and unpaid interest. Loss on extinguishment of debt during the three months ended September 30, 2017 associated with the repurchase of the August 2018 Unsecured Notes was $1 million representing the difference between the amount paid to settle the debt and the debt’s carrying value.
The Company may redeem all or a portion of the July 2021 Unsecured Notes at the applicable redemption prices set forth in the July 2021 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
5.625% Senior Unsecured Notes due 2021
On December 2, 2013, the Company issued $900 million aggregate principal amount of 5.625% Senior Unsecured Notes due 2021 (the “December 2021 Unsecured Notes”) in a private placement. The December 2021 Unsecured Notes accrue interest at the rate of 5.625% per year, payable semi-annually in arrears.
The Company may redeem all or a portion of the December 2021 Unsecured Notes at the applicable redemption prices set forth in the December 2021 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.

5.50% Senior Unsecured Notes due 2023
On January 30, 2015, the Company issued $1,000 million aggregate principal amount of 5.50% Senior Unsecured Notes due 2023 (the "March 2023 Unsecured Notes") in a private placement. The March 2023 Unsecured Notes accrue interest at the rate of 5.50% per year, payable semi-annually in arrears.
The Company may redeem all or a portion of the March 2023 Unsecured Notes at any time prior to March 1, 2018 at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium. In addition, at any time prior to March 1, 2018, the Company may redeem up to 40% of the aggregate principal amount of the outstanding March 2023 Unsecured Notes with the net proceeds of certain equity offerings at the redemption price set forth in the March 2023 Unsecured Notes indenture. On or after March 1, 2018, the Company may redeem all or a portion of the March 2023 Unsecured Notes at the applicable redemption prices set forth in the March 2023 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
5.375% Senior Unsecured Notes due 2020, 5.875% Senior Unsecured Notes due 2023, 4.50% Senior Unsecured Notes due 2023 and 6.125% Senior Unsecured Notes due 2025
On March 27, 2015, VRX Escrow Corp. (the "VRX Issuer"), a newly formed wholly owned subsidiary of the Company, issued $2,000 million aggregate principal amount of 5.375% Senior Unsecured Notes due 2020 (the "March 2020 Unsecured Notes"), $3,250 million aggregate principal amount of 5.875% Senior Unsecured Notes due 2023 (the "May 2023 Unsecured Notes"), €1,500 million aggregate principal amount of 4.50% Senior Unsecured Notes due 2023 (the "Euro Notes”) and $3,250 million aggregate principal amount of 6.125% Senior Unsecured Notes due 2025 (the "May 2025 Unsecured Notes" and, together with the March 2020 Unsecured Notes, the May 2023 Unsecured Notes and the Euro Notes, the "VRX Notes") in a private placement.
In addition, the VRX Issuer entered into an escrow and security agreement (the “Escrow Agreement”) dated as of March 27, 2015, with an escrow agent. Pursuant to the Escrow Agreement, the proceeds from the issuance of the VRX Notes, together with cash sufficient to fund certain accrued and unpaid interest on the VRX Notes, totaling $10,340 million in the aggregate, were deposited into escrow accounts and held as security for the VRX Issuer’s obligations until the consummation of the Salix Acquisition, which occurred on April 1, 2015. At the time of the closing of the Salix Acquisition, (1) the VRX Issuer was voluntarily liquidated and all of its obligations were assumed by, and all of its assets were distributed to, the Company, (2) the Company assumed all of the VRX Issuer's obligations under the VRX Notes and the related indenture and (3) the funds previously held in escrow were released to the Company and were used to finance the Salix Acquisition (as such, the $10,340 million referenced in this paragraph was released from restricted cash and cash equivalents in April 2015.)
The March 2020 Unsecured Notes accrue interest at the rate of 5.375% per year, payable semi-annually in arrears. The May 2023 Unsecured Notes and the Euro Notes accrue interest at the rate of 5.875% and 4.50% per year, respectively, payable semi-annually in arrears. The May 2025 Unsecured Notes accrue interest at the rate of 6.125% per year, payable semi-annually in arrears.
On December 18, 2017, as part of the December 2017 Refinancing Transactions (as defined below), the Company repaid $291 million in principal amount of the March 2020 Unsecured Notes.
The Company may redeem all or a portion of the March 2020 Unsecured Notes at the applicable redemption prices set forth in the March 2020 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
The Company may redeem all or a portion of the May 2023 Unsecured Notes, the Euro Notes and the May 2025 Unsecured Notes at any time prior to March 15, 2017, May 15, 2018, May 15, 2018 and April 15, 2020, respectively, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium. In addition, at any time prior to May 15, 2018 in the case of the May 2023 Unsecured Notes, May 15, 2018 in the case of the Euro Notes and April 15, 2018 in the case of the May 2025 Unsecured Notes, the Company may redeem up to 40% of the aggregate principal amount of the applicable series of notes with the net proceeds of certain equity offerings at the redemption prices set forth in the applicable indenture. On or after May 15, 2018, May 15, 2018 and April 15, 2020, the Company may redeem all or a portion of the May 2023 Unsecured Notes, the Euro Notes and the May 2025 Unsecured Notes, respectively, at the redemption prices applicable to each series of such notes, as set forth in the applicable indenture, plus accrued and unpaid interest to the date of redemption.

9.00% Senior Unsecured Notes due 2025 - December 2017 Refinancing Transactions
On December 18, 2017, the Company issued $1,500 million aggregate principal amount of 9.00% Senior Unsecured Notes due 2025 (the “December 2025 Unsecured Notes”) in a private placement, the proceeds of which were used to: (i) repurchase $1,021 million in principal amount of the 6.375% October 2020 Unsecured Notes, (ii) repurchase $291 million in principal amount of the March 2020 Unsecured Notes and (iii) repurchase $188 million in principal amount of the 7.00% October 2020 Unsecured Notes (collectively, the “December 2017 Refinancing Transactions”). The related fees and expenses were paid using cash on hand. The December 2025 Unsecured Notes accrue interest at the rate of 9.00% per year, payable semi-annually in arrears on each of June 15 and December 15.
The Company may redeem all or a portion of the December 2025 Unsecured Notes at any time prior to December 15, 2021, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium. In addition, at any time prior to December 15, 2020, the Company may redeem up to 40% of the aggregate principal amount of the outstanding December 2025 Unsecured Notes with the net proceeds of certain equity offerings at the redemption price set forth in the December 2025 Unsecured Notes indenture. On or after December 15, 2021, the Company may redeem all or a portion of the December 2025 Unsecured Notes at the applicable redemption prices set forth in the December 2025 Unsecured Notes indenture, plus accrued and unpaid interest to the date of redemption.
Convertible Notes
The convertible notes assumed as of the acquisition date by the Company in connection with the Salix Acquisition consisted of two tranches: (i) 2.75% Senior Notes due May 15, 2015 (the “2.75% Convertible Notes”), with an outstanding principal amount of $345 million and (ii) 1.5% Convertible Senior Notes due March 15, 2019 (the “1.5% Convertible Notes”), with an outstanding principal amount of $690 million.
In connection with the completion of the Salix Acquisition, the Company and the trustee of each of the convertible notes indentures entered into a supplemental indenture on April 1, 2015, providing that, at and after the effective time of the Salix Acquisition, the right to convert each $1,000 principal amount of any notes into cash, shares of common stock of Salix or a combination of cash and shares of common stock of Salix at the Company's election, has been changed to a right to convert each $1,000 principal amount of such notes into cash.
During the second quarter of 2015, all of the outstanding principal amount of the 2.75% Convertible Notes were settled in cash at an average price of $3,729.46 per $1,000 principal amount of the notes, plus accrued interest, and all of the outstanding principal amount of the 1.5% Convertible Notes, except for a nominal amount, were settled in cash at an average price of $2,663.26 per $1,000 principal amount of the notes.
Commitment Letters
In connection with the Salix Acquisition (see Note 3, "ACQUISITIONS"), the Company entered into a commitment letter dated as of February 20, 2015 (as amended and restated as of March 8, 2015, the “Salix Commitment Letter”), with a syndicate of banks, led by Deutsche Bank and HSBC. Pursuant to the Salix Commitment Letter, commitment parties committed to provide: (i) incremental term loans pursuant to the Credit Agreement of up to $5,550 million and (ii) senior unsecured increasing rate bridge loans under a new senior unsecured bridge facility of up to $9,600 million. Subsequently, the Company obtained $15,250 million in debt financing comprised of a combination of the incremental term loan facilities under the Company's existing Credit Agreement in an aggregate principal amount of $5,150 million and the issuance of the Notes in the U.S. dollar equivalent aggregate principal amount of approximately $10,100 million, as previously described. In the first quarter of 2015, the Company expensed $72 million of financing costs associated with the Salix Commitment Letter to Interest expense in the consolidated statement of operations.
In addition, on March 27, 2015, the Company issued equity of approximately $1,450 million to fund the Salix Acquisition. See Note 13, "SHAREHOLDERS' EQUITY" for further information regarding the equity issuance.
Weighted Average Stated Rate of Interest
The weighted average stated rate of interest as of December 31, 2017 and 2016 was 6.07% and 5.75%, respectively.

Maturities
Maturities of debt obligations for the five succeeding years ending December 31 and thereafter are as follows:

(in millions)
2018	$209
2019	—
2020	2,690
2021	3,175
2022	5,115
Thereafter	14,563
Total gross maturities	25,752
Unamortized discounts	(308)
Total long-term debt and other	$25,444
On January 30, 2018, using cash on hand, the Company repaid $200 million of its Series F Tranche B Term Loan Facility, which the Company directed to be applied to satisfy (in part) payment of the expected $206 million Consolidated Excess Cash Flow payment for the year 2017. Also due in 2018, is $3 million which consists of (i) short-term loan obligations and (ii) lines of credit assumed from certain acquisitions prior to 2016 and are not related to the Senior Secured Credit Facility, Senior Secured Notes or Senior Unsecured Notes.
During 2017, the Company made aggregate repayments of long-term debt of $14,203 million, which consisted of: (i) $9,478 million of repayments of term loans under its Senior Secured Credit Facilities, (ii) $4,100 million of repurchased Senior Unsecured Notes and (iii) $625 million of Revolving Credit Facility amounts outstanding. During the year ended December 31, 2017, the Company incurred $9,560 million of long-term debt, which consisted of: (i) $5,000 million of Senior Secured Notes, (ii) $3,060 million of Series F-3 Tranche B Term Loan and (iii) $1,500 million of Senior Unsecured Notes.

12.	PENSION AND POSTRETIREMENT EMPLOYEE BENEFIT PLANS
In connection with the acquisition of Bausch & Lomb Holdings Incorporated ("B&L") completed on August 5, 2013, the Company assumed all of B&L’s benefit obligations and related plan assets. This includes defined benefit plans and a participatory defined benefit postretirement medical and life insurance plan, which covers a closed grandfathered group of legacy B&L U.S. employees and employees in certain other countries. The U.S. defined benefit accruals were frozen as of December 31, 2004 and benefits that were earned up to December 31, 2004 were preserved. Participants continue to earn interest credits on their cash balance. The most significant non-U.S. plans are two defined benefit plans in Ireland. In 2011, both Ireland defined benefit plans were closed to future service benefit accruals; however, additional accruals related to annual salary increases continued. In December 2014, one of the Ireland defined benefit plans was amended effective August 2014 to eliminate future benefit accruals related to salary increases. All of the pension benefits accrued through the plan amendment date were preserved. As a result of the plan amendment, there are no active plan participants accruing benefits under the amended Ireland defined benefit plan. The U.S. postretirement benefit plan was amended effective January 1, 2005 to eliminate employer contributions after age 65 for participants who did not meet the minimum requirements of age and service on that date. The employer contributions for medical and prescription drug benefits for participants retiring after March 1, 1989 were frozen effective January 1, 2010. Effective January 1, 2014, the Company no longer offers medical and life insurance coverage to new retirees.
In addition to the B&L benefit plans, outside of the U.S., a limited group of Valeant employees are covered by defined benefit pension plans.
The Company uses December 31 as the year-end measurement date for all of its defined benefit pension plans and the postretirement benefit plan.
Accounting for Pension Benefit Plans and Postretirement Benefit Plan
The Company recognizes in its consolidated balance sheets an asset or liability equal to the over- or under-funded benefit obligation of each defined benefit pension plan and postretirement benefit plan. Actuarial gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost are recognized, net of tax, as a component of other comprehensive income (loss).
The amounts included in accumulated other comprehensive loss as of December 31, 2017, 2016 and 2015 were as follows:

	Pension Benefit Plans						Postretirement Benefit Plan
	U.S. Plan			Non-U.S. Plans
(in millions)	2017	2016	2015	2017	2016	2015	2017	2016	2015
Unrecognized actuarial (losses) gains	$(18)	$(26)	$(24)	$(56)	$(61)	$(40)	$(4)	$(6)	$(6)
Unrecognized prior service credits	$—	$—	$—	$29	$26	$24	$20	$23	$23
Of the December 31, 2017 amounts, the Company expects to recognize $3 million and $1 million of unrecognized prior service credits related to the U.S. postretirement benefit plan and the non-U.S. defined benefit plans, respectively, in net periodic (benefit) cost during 2018. In addition, the Company expects to recognize $1 million of unrecognized actuarial losses related to the non-U.S. pension benefit plans in net periodic (benefit) cost during 2018.
Net Periodic (Benefit) Cost
The following table provides the components of net periodic (benefit) cost for the Company’s defined benefit pension plans and postretirement benefit plan in 2017, 2016 and 2015:

	Pension Benefit Plans						Postretirement Benefit Plan
	U.S. Plan			Non-U.S. Plans
(in millions)	2017	2016	2015	2017	2016	2015	2017	2016	2015
Service cost	$2	$2	$2	$3	$3	$3	$—	$—	$2
Interest cost	8	8	10	5	6	6	2	2	2
Expected return on plan assets	(13)	(13)	(15)	(5)	(7)	(7)	—	—	—
Amortization of net loss	—	—	—	2	—	1	—	—	—
Amortization of prior service credit	—	—	—	(1)	(1)	(1)	(3)	(3)	(3)
Settlement loss recognized	—	—	—	—	—	2	—	—	—
Other	—	—	—	—	2	—	—	—	—
Net periodic (benefit) cost	$(3)	$(3)	$(3)	$4	$3	$4	$(1)	$(1)	$1

Benefit Obligation, Change in Plan Assets and Funded Status
The table below presents components of the change in projected benefit obligation, change in plan assets and funded status for 2017 and 2016:

	Pension Benefit Plans				Postretirement Benefit Plan
	U.S. Plan		Non-U.S. Plans
(in millions)	2017	2016	2017	2016	2017	2016
Change in Projected benefit Obligation
Projected benefit obligation, beginning of year	$230	$232	$230	$217	$52	$58
Service cost	2	2	3	3	—	—
Interest cost	8	8	5	6	2	2
Employee contributions	—	—	—	—	1	1
Plan amendments	—	—	—	(4)	—	(2)
Settlements	—	—	(1)	(5)	—	—
Benefits paid	(15)	(15)	(4)	(5)	(6)	(6)
Actuarial (gains) losses	9	3	(9)	25	(1)	(1)
Currency translation adjustments	—	—	30	(8)	—	—
Other	—	—	—	1	—	—
Projected benefit obligation, end of year	234	230	254	230	48	52

Change in Plan Assets
Fair value of plan assets, beginning of year	181	182	128	126	—	4
Actual return on plan assets	30	14	7	7	—	(1)
Employee contributions	—	—	—	—	1	1
Company contributions	10	—	7	9	5	2
Settlements	—	—	(1)	(4)	—	—
Benefits paid	(15)	(15)	(4)	(5)	(6)	(6)
Currency translation adjustments	—	—	18	(5)	—	—
Fair value of plan assets, end of year	206	181	155	128	—	—
Funded Status at end of year	$(28)	$(49)	$(99)	$(102)	$(48)	$(52)

Recognized as:
Accrued and other current liabilities	—	—	(2)	(2)	(6)	(6)
Other non-current liabilities	(28)	(49)	(97)	(100)	(42)	(46)
A number of the Company’s pension benefit plans were underfunded as of December 31, 2017 and 2016, having accumulated benefit obligations exceeding the fair value of plan assets. Information for the underfunded pension benefit plans is as follows:

	U.S. Plan		Non-U.S. Plans
(in millions)	2017	2016	2017	2016
Projected benefit obligation	$234	$230	$254	$230
Accumulated benefit obligation	234	230	244	221
Fair value of plan assets	206	181	155	128
The Company’s policy for funding its pension benefit plans is to make contributions that meet or exceed the minimum statutory funding requirements. These contributions are determined based upon recommendations made by the actuary under accepted actuarial principles. In 2018, the Company expects to contribute $5 million, $7 million and $6 million to the U.S. pension benefit plan, the non-U.S. pension benefit plans and the U.S. postretirement benefit plan, respectively. The Company plans to use postretirement benefit plan assets and cash on hand, as necessary, to fund the U.S. postretirement benefit plan benefit payments in 2018.

Estimated Future Benefit Payments
Future benefit payments over the next 10 years for the pension benefit plans and the postretirement benefit plan, which reflect expected future service, as appropriate, are expected to be paid as follows:

(in millions)	Pension Benefit Plans		Postretirement Benefit Plan
	U.S. Plan	Non-U.S. Plans
2018	$14	$4	$6
2019	19	5	5
2020	19	5	5
2021	18	6	4
2022	18	6	4
2023-2027	79	35	15
Assumptions
The weighted-average assumptions used to determine net periodic benefit costs and benefit obligations for 2017, 2016 and 2015 were as follows:

	Pension Benefit Plans			Postretirement Benefit Plan(1)
	2017	2016	2015	2017	2016	2015
For Determining Net Periodic (Benefit) Cost
U.S. Plans:
Discount rate	4.04%	4.34%	3.90%	3.85%	4.13%	3.70%
Expected rate of return on plan assets	7.50%	7.50%	7.50%	—	5.50%	5.50%
Rate of compensation increase	—	—	—	—	—	—
Non-U.S. Plans:
Discount rate	2.08%	2.74%	2.41%
Expected rate of return on plan assets	3.84%	5.46%	5.60%
Rate of compensation increase	2.64%	2.87%	2.86%

	Pension Benefit Plans		Postretirement Benefit Plan(1)

	2017	2016	2017	2016
For Determining Benefit Obligation
U.S. Plans:
Discount rate	3.56%	4.04%	3.47%	3.85%
Rate of compensation increase	—	—	—	—
Non-U.S. Plans:
Discount rate	2.29%	2.08%
Rate of compensation increase	2.87%	2.64%
____________________________________

(1)	The Company does not have non-U.S. postretirement benefit plans.
The expected long-term rate of return on plan assets was developed based on a capital markets model that uses expected asset class returns, variance and correlation assumptions. The expected asset class returns were developed starting with current Treasury (for the U.S. pension plan) or Eurozone (for the Ireland pension plans) government yields and then adding corporate bond spreads and equity risk premiums to develop the return expectations for each asset class. The expected asset class returns are forward-looking. The variance and correlation assumptions are also forward-looking. They take into account historical relationships, but are adjusted to reflect expected capital market trends. The expected return on plan assets for the Company’s U.S. pension plan for 2017 was 7.50%. The expected return on plan assets for the Company’s Ireland pension plans was 4.00% for 2017.
The discount rate used to determine benefit obligations represents the current rate at which the benefit plan liabilities could be effectively settled considering the timing of expected payments for plan participants.

The 2018 expected rate of return for the U.S. pension benefit plan will remain at 7.50%. The 2018 expected rate of return for the Ireland pension benefit plans will be 3.75%.
Pension Benefit Plans Assets
Pension benefit plan assets are invested in several asset categories. The following presents the actual asset allocation as of December 31, 2017 and 2016:

	2017	2016
U.S. Plan
Equity securities	60%	61%
Fixed income securities	30%	39%
Other	10%	—%
Cash	—%	—%
Non-U.S. Plans
Equity securities	23%	47%
Fixed income securities	66%	42%
Other	11%	11%
The investment strategy underlying pension plan asset allocation is to manage the assets of the plan to provide for the non-current liabilities while maintaining sufficient liquidity to pay current benefits. Pension plan assets are diversified to protect against large investment losses and to reduce the probability of excessive performance volatility. Diversification of assets is achieved by allocating funds to various asset classes and investment styles within asset classes, and retaining investment management firm(s) with complementary investment philosophies, styles and approaches.
The Company’s pension plan assets are managed by outside investment managers using a total return investment approach, whereby a mix of equity and debt securities investments are used to maximize the long-term rate of return on plan assets. A significant portion of the assets of the U.S. and Ireland pension plans have been invested in equity securities, as equity portfolios have historically provided higher returns than debt and other asset classes over extended time horizons. Correspondingly, equity investments also entail greater risks than other investments. Equity risks are balanced by investing a significant portion of plan assets in broadly diversified fixed income securities.

Fair Value of Plan Assets
The Company measured the fair value of plan assets based on the prices that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 6, "FAIR VALUE MEASUREMENTS" for details on the Company's fair value measurements based on a three-tier hierarchy.
The table below presents total plan assets by investment category as of December 31, 2017 and 2016 and the classification of each investment category within the fair value hierarchy with respect to the inputs used to measure fair value. There were no transfers between Level 1 and Level 2 for the years ended December 31, 2017 and 2016.

	Pension Benefit Plans - U.S. Plans
	As of December 31, 2017				As of December 31, 2016
(in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and cash equivalents	$—	$—	$—	$—	$—	$—	$—	$—
Commingled funds:
Equity securities:
U.S. broad market	—	76	—	76	—	70	—	70
Emerging markets	—	19	—	19	—	16	—	16
Worldwide developed markets	—	29	—	29	—	25	—	25
Fixed income securities:
Investment grade	—	62	—	62	—	52	—	52
Global high yield	—	—	—	—	—	18	—	18
Other assets	—	20	—	20	—	—	—	—
	$—	$206	$—	$206	$—	$181	$—	$181

	Pension Benefit Plans - Non-U.S. Plans
	As of December 31, 2017				As of December 31, 2016
(in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and cash equivalents	$14	$—	$—	$14	$10	$—	$—	$10
Commingled funds:
Equity securities:
Emerging markets	—	1	—	1	—	—	—	—
Worldwide developed markets	—	35	—	35	—	59	—	59
Fixed income securities:
Investment grade	—	10	—	10	—	10	—	10
Global high yield	—	4	—	4	—	1	—	1
Government bond funds	—	88	—	88	—	43	—	43
Other assets	—	3	—	3	—	5	—	5
	$14	$141	$—	$155	$10	$118	$—	$128
Cash equivalents consisted primarily of term deposits and money market instruments. The fair value of the term deposits approximates their carrying amounts due to their short term maturities. The money market instruments also have short maturities and are valued using a market approach based on the quoted market prices of identical instruments.
Commingled funds are not publicly traded. The underlying assets in these funds are publicly traded on the exchanges and have readily available price quotes. The Ireland pension plans held approximately 92% and 91% of the non-U.S. commingled funds in 2017 and 2016, respectively. The commingled funds held by the U.S. and Ireland pension plans are primarily invested in index funds.
The underlying assets in the fixed income funds are generally valued using the net asset value per fund share, which is derived using a market approach with inputs that include broker quotes, benchmark yields, base spreads and reported trades.
The insurance policies held by the postretirement benefit plan consist of variable life insurance contracts whose fair value is their cash surrender value. Cash surrender value is the amount currently payable by the insurance company upon surrender of the policy and is based principally on the net asset values of the underlying trust funds. The trust funds are commingled funds that are not publicly traded. The underlying assets in these funds are primarily publicly traded on exchanges and have readily available price quotes.
Defined Contribution Plans
The Company sponsors defined contribution plans in the U.S., Ireland and certain other countries. Under these plans, employees are allowed to contribute a portion of their salaries to the plans, and the Company matches a portion of the employee contributions. The Company contributed $22 million, $28 million and $28 million to these plans in the years ended December 31, 2017, 2016 and 2015, respectively.

13.	SHAREHOLDERS' EQUITY
Securities Repurchase Programs
On November 18, 2015, the Company’s Board of Directors approved a securities repurchase program (the “2015 Securities Repurchase Program”). Under the 2015 Securities Repurchase Program, which commenced on November 21, 2015, the Company could make purchases of up to $3,000 million of its convertible notes, senior notes, common shares and/or other future debt or shares, subject to any restrictions in the Company’s financing agreements and applicable law. The 2015 Securities Repurchase Program terminated on November 20, 2016 and has not been renewed.
On November 20, 2014, the Company’s Board of Directors approved a securities repurchase program (the “2014 Securities Repurchase Program”). Under the 2014 Securities Repurchase Program, which commenced on November 21, 2014, the Company could make purchases of up to $2,000 million of its convertible notes, senior notes, common shares and/or other future debt or shares, subject to any restrictions in the Company’s financing agreements and applicable law. The 2014 Securities Repurchase Program terminated on November 20, 2015.
Repurchases of Shares and Senior Notes
No common shares were repurchased under the 2015 Securities Repurchase Program.
During 2015, under the 2014 Securities Repurchase Program, the Company repurchased 424,215 of its common shares for an aggregate purchase price of $72 million. The excess of the purchase price over the carrying value of the common shares repurchased of $60 million was charged to the accumulated deficit. These common shares were subsequently cancelled.
During 2017, 2016 and 2015, the Company did not make any purchases of its senior notes under the securities repurchase programs.
Issuances of Common Shares
On June 10, 2015, the Company issued 213,610 common shares, representing a portion of the consideration transferred in connection with the acquisition of certain assets of Dendreon Corporation. The shares had an aggregate value of approximately $50 million as of the date of issuance. See Note 3, "ACQUISITIONS" for additional information regarding the acquisition of certain assets of Dendreon Corporation.
On March 27, 2015, the Company completed, pursuant to an Underwriting Agreement dated March 17, 2015 with Deutsche Bank Securities Inc. on behalf of several underwriters, a registered offering in the United States of 7,286,432 of its common shares, no par value, at a price of $199.00 per common share, for aggregate gross proceeds of approximately $1,450 million. In connection with the issuance of these new common shares, the Company incurred approximately $18 million of issuance costs, which has been reflected as reduction to the gross proceeds from the equity issuance. The proceeds of this offering were used to fund the Salix Acquisition. The Company granted the underwriters an option to purchase additional common shares equal to up to 15% of the common shares initially issued in the offering. This option was not exercised by the underwriters.

14.	SHARE-BASED COMPENSATION
In May 2014, shareholders approved the Company’s 2014 Omnibus Incentive Plan (the “2014 Plan”) which replaced the Company’s 2011 Omnibus Incentive Plan (the “2011 Plan”) for future equity awards granted by the Company. The Company transferred the common shares available under the 2011 Plan to the 2014 Plan. The maximum number of common shares that may be issued to participants under the 2014 Plan is equal to 18,000,000 common shares, plus the number of common shares under the 2011 Plan reserved but unissued and not underlying outstanding awards and the number of common shares becoming available for reuse after awards are terminated, forfeited, cancelled, exchanged or surrendered under the 2011 Plan and the Company’s 2007 Equity Compensation Plan. The Company registered 20,000,000 common shares of common stock for issuance under the 2014 Plan. Approximately 7,461,000 common shares were available for future grants as of December 31, 2017. The Company uses reserved and unissued common shares to satisfy its obligation under its share-based compensation plans.
The components and classification of share-based compensation expense related to stock options and RSUs for the years ended December 31, 2017, 2016 and 2015 were as follows:

(in millions)	2017	2016	2015
Stock options	$18	$16	$17
RSUs	69	149	123
Share-based compensation expense	$87	$165	$140

Research and development expenses	$8	$7	$6
Selling, general and administrative expenses	79	158	134
Share-based compensation expense	$87	$165	$140
During 2017, the Company introduced a new long-term incentive program with the objective of realigning the share-based awards granted to senior management with the Company’s focus on improving its tangible capital usage and allocation, while maintaining focus on improving total shareholder return over the long-term. The share-based awards granted under this long-term incentive program consist of time-based stock options, time-based RSUs and performance-based RSUs. Performance-based RSUs are comprised of (i) awards that vest upon achievement of certain share price appreciation conditions that are based on total shareholder return (“TSR”) and (ii) awards that vest upon attainment of certain performance targets that are based on the Company’s return on tangible capital (“ROTC”).
The fair value of the ROTC performance-based RSUs is estimated based on the trading price of the Company’s common shares on the date of grant. Expense recognized for the ROTC performance-based RSUs in each reporting period reflects the Company’s latest estimate of the number of ROTC performance-based RSUs that are expected to vest. If the ROTC performance-based RSUs do not ultimately vest due to the ROTC targets not being met, no compensation expense is recognized and any previously recognized compensation expense is reversed.
In March 2016, the Company announced that its Board of Directors had initiated a search to identify a candidate for a new CEO to succeed the Company's then current CEO, who would continue to serve in that role until his replacement was appointed. On May 2, 2016, the Company's new CEO assumed the role, succeeding the Company's former CEO. Pursuant to the terms of his employment agreement dated January 2015, the former CEO was entitled to certain share-based awards and payments upon termination. Under his January 2015 employment agreement, the former CEO received performance-based RSUs that vest when certain market conditions (namely total shareholder return) are met at the defined dates, provided continuing employment through those dates. Under the termination provisions of his employment agreement, upon termination of the former CEO, the defined dates for meeting the market conditions of the performance-based RSUs were eliminated and, as a result, vesting was based solely on the attainment of the applicable level of total shareholder return through the date of termination and the resulting number of common shares, if any, to be awarded to the former CEO was determined on a pro-rata basis for service provided under the original performance period, with credit given for an additional year of service. Because the total shareholder return at the time of the former CEO’s termination did not meet the performance threshold, no common shares were issued and no value was ultimately received by the former CEO pursuant to this performance-based RSU award. However, an incremental share-based compensation expense of $28 million was recognized in the six-month period ended June 30, 2016, which represents the additional year of service credit consistent with the grant date fair value calculated using a Monte Carlo Simulation Model in the first quarter of 2015, notwithstanding the fact that no value was ultimately received by the former CEO. In addition to the acceleration of his performance-based RSUs, the former CEO was also entitled to a cash severance payment of $9 million and a pro-rata annual cash bonus of approximately $2 million pursuant to his employment agreement. The cash severance payments, the pro-rata cash bonus and the associated payroll taxes were also recognized as expense in the first quarter of 2016.
On June 30, 2015, a former Chief Financial Officer of the Company terminated his employment and subsequently entered into a consulting service agreement with the Company through January 2016.  As a result, the outstanding awards held by him were modified to allow the recipient to continue vesting in those awards as service is rendered during the consulting services period. Share-based compensation expense previously recognized of $6 million related to the original awards was reversed in the second quarter of 2015 when such awards were deemed improbable of vesting.  The modified awards are re-measured at fair value, at each reporting period, until a performance commitment is reached or the performance is complete. The value of the modified awards is recognized as expense over the requisite service period and resulted in expense of $12 million for the year ended December 31, 2015. Subsequently, on January 6, 2016, the consulting services period was terminated in connection with such executive’s appointment as the Company’s interim chief executive officer.  The termination of the consulting services period resulted in acceleration of vesting for all unvested equity awards that were scheduled to vest during the remainder of such consulting services period (January 2016) and consequently, the associated unrecognized expense was fully recognized on such date.
The Company recognized $57 million of tax benefits from share-based compensation in additional paid-in capital in the year ended December 31, 2015. In the third quarter of 2016, the Company early adopted FASB guidance (issued in March 2016) which simplified several aspects of the accounting for employee share-based payment transactions, including the recognition of tax benefits in the (Benefit from) provision for income taxes in the periods such tax benefits are realized.
Stock Options
Stock options granted under the 2011 Plan and 2014 Plan generally expire on the fifth or tenth anniversary of the grant date. The exercise price of any stock option granted under the 2011 Plan and 2014 Plan will not be less than the closing price per common share preceding the date of grant. Stock options generally vest 25% each year over a four-year period on the anniversary of the date of grant.
The fair values of all stock options granted for the years ended December 31, 2017, 2016 and 2015 were estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2017	2016	2015
Expected stock option life (years)	3.0	3.3	3.4
Expected volatility	67.3%	75.0%	44.5%
Risk-free interest rate	1.8%	1.1%	1.3%
Expected dividend yield	—%	—%	—%
The expected stock option life was determined based on historical exercise and forfeiture patterns. The expected volatility was determined based on implied volatility in the market traded options of the Company’s common stock. The risk-free interest rate was determined based on the rate at the time of grant for zero-coupon U.S. or Canadian government bonds with maturity dates equal to the expected life of the stock option. The expected dividend yield was determined based on the stock option’s exercise price and expected annual dividend rate at the time of grant.
The Black-Scholes option-pricing model used by the Company to calculate stock option values was developed to estimate the fair value of freely tradeable, fully transferable stock options without vesting restrictions, which significantly differ from the Company’s stock option awards. This model also requires highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values.

The following table summarizes stock option activity during 2017:

(in millions, except per share amounts)	Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, January 1, 2017	4.1	$49.57
Granted	1.6	$14.28
Exercised	(0.1)	$5.16
Expired or forfeited	(1.1)	$63.72
Outstanding, December 31, 2017	4.5	$34.65	8.1	$10
Vested and expected to vest, December 31, 2017	4.2	$35.22	8.0	$9
Vested and exercisable, December 31, 2017	1.4	$58.80	6.6	$—
The weighted-average fair values of all stock options granted in 2017, 2016 and 2015 were $5.97, $14.50 and $73.10, respectively. The total intrinsic values of stock options exercised in 2017, 2016 and 2015 were $1 million, $65 million and $119 million, respectively. Proceeds received on the exercise of stock options in 2017, 2016 and 2015 were less than $1 million, $33 million and $30 million, respectively.
As of December 31, 2017, the total remaining unrecognized compensation expense related to non-vested stock options amounted to $27 million, which will be amortized over the weighted-average remaining requisite service period of approximately 1.9 years. The total fair value of stock options vested in 2017, 2016 and 2015 were $20 million, $26 million and $26 million, respectively.
RSUs
RSUs generally vest either on the third anniversary date from the date of grant or 33% a year over a three-year period. Annual RSUs granted to non-management directors vest immediately prior to the next Annual Meeting of Shareholders. Pursuant to the applicable unit agreement, certain RSUs may be subject to the attainment of any applicable performance goals specified by the Board of Directors. If the vesting of the RSUs is conditional upon the attainment of performance goals, any RSUs that do not vest as a result of a determination that the prescribed performance goals failed to be attained will be forfeited immediately upon such determination. RSUs are credited with dividend equivalents, in the form of additional RSUs, when dividends are paid on the Company’s common shares. Such additional RSUs will have the same vesting dates and will vest under the same terms as the RSUs in respect of which such additional RSUs are credited.
To the extent provided for in a RSU agreement, the Company may, in lieu of all or a portion of the common shares which would otherwise be provided to a holder, elect to pay a cash amount equivalent to the market price of the Company’s common shares on the vesting date for each vested RSU. The amount of cash payment will be determined based on the average market price of the Company’s common shares on the vesting date. The Company’s current intent is to settle vested RSUs through the issuance of common shares.
Time-Based RSUs
Each vested time-based RSU represents the right of a holder to receive one of the Company’s common shares. The fair value of each RSU granted is estimated based on the trading price of the Company’s common shares on the date of grant.

The following table summarizes non-vested time-based RSU activity during 2017:

(in millions, except per share amounts)	Time-Based RSUs	Weighted- Average Grant-Date Fair Value Per Share
Non-vested, January 1, 2017	2.7	$43.96
Granted	3.6	$11.92
Vested	(1.0)	$57.34
Forfeited	(0.6)	$19.24
Non-vested, December 31, 2017	4.7	$19.09
As of December 31, 2017, the total remaining unrecognized compensation expense related to non-vested time-based RSUs amounted to $47 million, which will be amortized over the weighted-average remaining requisite service period of approximately 1.9 years. The total fair value of time-based RSUs vested in 2017, 2016 and 2015 were $58 million, $43 million and $7 million, respectively.
Performance-Based RSUs
Each vested performance-based RSU represents the right of a holder to receive a number of the Company’s common shares up to a specified maximum. Performance-based RSUs vest upon achievement of certain share price appreciation conditions. If the Company’s performance is below a specified performance level, no common shares will be paid.
The fair value of each performance-based RSU granted during 2017, 2016 and 2015 was estimated using a Monte Carlo Simulation model, which utilizes multiple input variables to estimate the probability that the performance condition will be achieved. The fair values of performance-based RSUs granted during 2017, 2016 and 2015 were estimated with the following assumptions:

	2017	2016	2015
Contractual term (years)	3.0	3.0 - 4.0	2.8 - 6.3
Expected Company share volatility	67.2% - 77.2%	78.2% - 81.4%	40.9% - 60.3%
Risk-free interest rate	1.7% - 1.8%	1.0% - 1.2%	1.1% - 2.1%
The expected company share volatility was determined based on historical volatility over the contractual term of the performance-based RSU. The risk-free interest rate was determined based on the rate at the time of grant for zero-coupon U.S. government bonds with maturity dates equal to the contractual term of the performance-based RSUs.
The following table summarizes non-vested performance-based RSU activity during 2017:

(in millions, except per share amounts)	Performance-based RSUs	Weighted- Average Grant-Date Fair Value Per Share
Non-vested, January 1, 2017	1.8	$81.68
Granted	0.4	$16.06
Vested	(0.1)	$211.34
Forfeited	(0.3)	$135.18
Non-vested, December 31, 2017	1.8	$48.55
During 2017, the Company granted approximately 416,000 performance-based RSUs, consisting of approximately 208,000 units of TSR performance-based RSUs with an average grant date fair value of $16.35 per RSU and approximately 208,000 units of ROTC performance-based RSUs with a weighted-average grant date fair value of $15.76 per RSU.
As of December 31, 2017, the total remaining unrecognized compensation expense related to non-vested performance-based RSUs amounted to $35 million, which will be amortized over the weighted-average remaining requisite service period of approximately 1.9 years. A maximum of 3,427,493 common shares could be issued upon vesting of the performance-based RSUs outstanding as of December 31, 2017.

15.	ACCUMULATED OTHER COMPREHENSIVE LOSS
The components of accumulated other comprehensive loss as of December 31, 2017 and 2016 were as follows:

(in millions)	2017	2016
Foreign currency translation adjustment	$(1,877)	$(2,074)
Pension adjustment, net of tax	(19)	(34)
	$(1,896)	$(2,108)
Income taxes are not provided for foreign currency translation adjustments arising on the translation of the Company’s operations having a functional currency other than the U.S. dollar, except to the extent of translation adjustments related to the Company’s retained earnings for foreign jurisdictions in which the Company is not considered to be permanently reinvested.

16.	RESEARCH AND DEVELOPMENT
Included in Research and development are costs related to product development and quality assurance programs. Quality assurance are the costs incurred to meet evolving customer and regulatory standards. Research and development costs are as follows:

(in millions)	2017	2016	2015
Product related research and development	$328	$385	$306
Quality assurance	33	36	28
Research and development	$361	$421	$334

17.	OTHER (INCOME) EXPENSE, NET
Other (income) expense, net for the years ended December 31, 2017, 2016 and 2015 were as follows:

(in millions)	2017	2016	2015
Gain on the Skincare Sale	$(309)	$—	$—
Gain on the iNova Sale	(309)	—	—
Gain on the Dendreon Sale	(97)	—	—
Loss on the Sprout Sale	98	—	—
Net loss (gain) on other sales of assets	37	(6)	8
Other post business combination expenses	—	—	183
Litigation and other matters	226	59	37
Other, net	1	20	67
Other (income) expense, net	$(353)	$73	$295
2017
Litigation and other matters includes: (i) $96 million for the estimated settlement of the Allergan shareholder class actions, (ii) the estimated settlement of the Solodyn® antitrust class actions litigation and (iii) the potential partial summary judgment related to the Mimetogen Pharmaceuticals litigation. See Note 21, "LEGAL PROCEEDINGS" for additional information.
2016
Litigation and other matters includes: (i) an unfavorable adjustment of $90 million from the settlement of the Salix securities litigation and (ii) a favorable adjustment of $39 million from the settlement of the investigation into Salix's pre-acquisition sales and promotional practices for the Xifaxan®, Relistor® and Apriso® products. See Note 21, "LEGAL PROCEEDINGS" for additional information. Net gain on other sales of assets includes: (i) a gain of $20 million from an amendment to a license agreement terminating the Company's right to develop and commercialize brodalumab in Europe and (ii) a loss of $22 million from the divestiture of Ruconest®.

2015
Other post-business combination expenses includes: (i) $168 million related to the acceleration of unvested restricted stock for Salix employees (including $3 million of related payroll taxes) in connection with the Salix Acquisition and (ii) $12 million related to bonuses paid to Amoun employees. Litigation and other matters includes $25 million related to the AntiGrippin® litigation. See Note 21, "LEGAL PROCEEDINGS" for additional information.

18.	INCOME TAXES
The components of Loss before (benefit from) provision for income taxes for the years ended December 31, 2017, 2016 and 2015 were as follows:

(in millions)	2017	2016	2015
Domestic	$(2,032)	$(1,804)	$(1,516)
Foreign	291	(631)	1,361
	$(1,741)	$(2,435)	$(155)
The components of (Benefit from) provision for income taxes for the years ended December 31, 2017, 2016 and 2015 were as follows:

(in millions)	2017	2016	2015
Current:
Domestic	$20	$—	$—
Foreign	146	241	77
	166	241	77
Deferred:
Domestic	2	—	(3)
Foreign	(4,313)	(268)	59
	(4,311)	(268)	56
	$(4,145)	$(27)	$133

The (Benefit from) provision for income taxes differs from the expected amount calculated by applying the Company’s Canadian statutory rate of 26.9% to Loss before (benefit from) provision for income taxes for the years ended December 31, 2017, 2016 and 2015 as follows:

(in millions)	2017	2016	2015
Loss before (benefit from) provision for income taxes	$(1,741)	$(2,435)	$(155)
(Benefit from) provision for income taxes
Expected benefit from income taxes at Canadian statutory rate	$(468)	$(655)	$(42)
Non-deductible amount of share-based compensation	37	30	4
Adjustments to tax attributes	242	(147)	(87)
Impact of changes in enacted income tax rates	(747)	—	—
Canadian tax impact of foreign exchange gain or loss on U.S. dollar denominated debt held by VPII and its Canadian Affiliates	(157)	11	174
Change in valuation allowance related to foreign tax credits and net operating losses	(139)	155	114
Change in valuation allowance on Canadian deferred tax assets and tax rate changes	517	472	230
Change in uncertain tax positions	65	10	—
Foreign tax rate differences	(933)	101	107
Goodwill impairment	139	377	—
Tax differences on divestitures of businesses	(203)	—	(16)
Tax benefit on intra-entity transfers	(2,480)	(399)	(375)
Other	(18)	18	24
	$(4,145)	$(27)	$133
In the previous table, the comparable line items within the 2016 and 2015 (Benefit from) provision for income taxes have been reclassified using the current presentation.

Deferred tax assets and liabilities as of December 31, 2017 and 2016 consist of:

(in millions)	2017	2016
Deferred tax assets:
Tax loss carryforwards	$2,485	$1,328
Tax credit carryforwards	59	422
Scientific Research and Experimental Development pool	57	53
Research and development tax credits	140	129
Provisions	589	563
Deferred revenue	11	15
Deferred financing and share issue costs	61	391
Share-based compensation	22	37
Total deferred tax assets	3,424	2,938
Less valuation allowance	(2,001)	(1,857)
Net deferred tax assets	1,423	1,081
Deferred tax liabilities:
Intangible assets	2,014	4,044
Outside basis differences	28	2,165
Plant, equipment and technology	18	24
Prepaid expenses	35	80
Other	75	56
Total deferred tax liabilities	2,170	6,369
Net deferred tax liability	$(747)	$(5,288)
On December 22, 2017, the Tax Act was signed into law and includes a number of changes in the U.S. tax law, most notably a reduction of the U.S. corporate income tax rate from 35% to 21% for tax years beginning after December 31, 2017. The Tax Act also implements a modified territorial tax system that includes a one-time transition tax on the accumulated previously untaxed earnings of foreign subsidiaries (the “Transition Toll Tax”) equal to 15.5% (reinvested in liquid assets) or 8% (reinvested in non-liquid assets). At the taxpayer's election, the Transition Toll Tax can be paid over an eight-year period without interest, starting in 2018.
The Company has provided for income taxes, including the impacts of the Tax Act, in accordance with the accounting guidance issued through the date of this filing. The tax benefit for 2017 is $4,145 million, which includes provisional net tax benefits of $975 million attributable to the Tax Act. The accounting for the Tax Act includes each of the following provisional amounts: (i) the re-measurement of certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future of $774 million, (ii) the one-time Transition Toll Tax of $88 million and (iii) the decrease in deferred tax assets attributable to certain legal accruals, the deductibility of which is uncertain for U.S. federal income tax purposes, of $10 million. The Company has provisionally utilized net operating losses (“NOLs”) to offset the provisionally determined $88 million Transition Toll Tax and therefore no amount is recorded as payable. The Company has previously provided for residual U.S. federal income tax on its outside basis differences in certain foreign subsidiaries; however, as the Company's residual U.S. federal tax liability was $299 million prior to the law change, the Company recognized a deferred tax benefit of $299 million in the fourth quarter of 2017.
The provisional amounts included in the Company's 2017 Benefit from income taxes, including the Transition Toll Tax, will be finalized when a full assessment can be completed, and the resulting tax effects will be recognized in the period finalized, as additional income tax provision or benefit. The effects of the Tax Act were recorded as provisional estimated, in part, because of expected future guidance from the SEC, the US Internal Revenue Service, and various state and local governments. The Company's assessment must be finalized within one year of the enactment of the Tax Act, December 22, 2018. Differences between the provisional benefit from income taxes as provided and the benefit or provision for income taxes when finalized are expected, and those differences could be material.
In 2017, the Company liquidated the Company’s top U.S. subsidiary (Biovail Americas Corp.) (“BAC”) in a taxable transaction, resulting in a taxable loss which was of a character that offset certain gains from internal restructurings and third party divestitures, the excess of which was, under U.S. tax law, able to be carried back to offset previously recognized gains in 2016, 2015 and 2014. This carry back resulted in an increase in the Company’s deferred tax asset for net operating losses previously utilized against such gains. The largest result of this transaction for which the Company has recorded a benefit is the reversal of a previously established deferred tax liability of $1,900 million and a net benefit of approximately $400 million primarily related to the carryback of losses.
The realization of deferred tax assets is dependent on the Company generating sufficient domestic and foreign taxable income in the years that the temporary differences become deductible. A valuation allowance has been provided for the portion of the deferred tax assets that the Company determined is more likely than not to remain unrealized based on estimated future taxable income and tax planning strategies. As a result of losses in Canada and losses generated in conjunction with the internal restructurings which occurred in 2017, the valuation allowance increased by $144 million and $491 million, respectively. Given the Company’s history of pre-tax losses and expected future losses in Canada, the Company determined there was insufficient objective evidence to release the remaining valuation allowance against Canadian tax loss carryforwards, International Tax Credits (“ITC”) and pooled Scientific Research and Experimental Development Tax Incentive (“SR&ED”) expenditures.
As of December 31, 2017 and 2016, the Company had accumulated tax losses available to offset future years’ federal and provincial taxable income in Canada of approximately $5,047 million and $3,456 million, respectively.  As of December 31, 2017 and 2016, unclaimed ITCs available to offset future years’ federal taxes in Canada were approximately $37 million and $34 million, respectively, which expire between 2018 and 2036.  In addition, as of December 31, 2017 and 2016, pooled SR&ED expenditures available to offset against future years’ taxable income in Canada were approximately $210 million and $195 million, respectively, which may be carried forward indefinitely. As of December 31, 2017 and 2016, a full valuation allowance against the net Canadian deferred tax assets has been provided of $1,576 million and $1,328 million, respectively.
As of December 31, 2017 and 2016, the Company had accumulated tax losses available to offset future years' federal taxable income in the U.S. of approximately $1,703 million and $651 million, respectively, including acquired losses which expire between 2021 and 2036. In conjunction with the Sprout Sale, the Company recognized a capital loss and established a valuation allowance on the portion of the loss for which a benefit is not expected to be realized. While the remaining losses are subject to multiple annual loss limitations as a result of previous ownership changes, the Company believes that the recoverability of the deferred tax assets associated with these tax losses are more likely than not to be realized. As of December 31, 2017 and 2016, U.S. research and development credits available to offset future years' federal income taxes in the U.S. were approximately $95 million and $91 million, respectively, which includes acquired research and development credits and which expire between 2021 and 2036. As of December 31, 2017, the Company has intentions to amend prior tax filings in order to deduct foreign taxes rather than take a foreign tax credit. Therefore, the Company has reversed the deferred tax asset and associated valuation allowance of approximately $342 million in U.S. foreign tax credits, including acquired U.S. foreign tax credits. The Company has also provisionally recorded a deferred tax benefit of $84 million for such deduction and has adjusted its expected NOL carryforward accordingly.
The Company has provisionally determined to not record the potential tax impacts of GILTI associated with the unremitted earnings of the foreign subsidiaries owned by the Company’s U.S. subsidiaries. In addition, the Company provides for Canadian tax on the unremitted earnings of its direct foreign affiliates except for its direct U.S. subsidiaries. The Company continues to assert that the unremitted earnings of its U.S. subsidiaries will be permanently reinvested and not repatriated to Canada. As of December 31, 2017, the Company estimates there will be no Canadian tax liability attributable to the permanently reinvested U.S. earnings.
As of December 31, 2017 and 2016, unrecognized tax benefits (including interest and penalties) were $598 million and $423 million, of which $273 million and $185 million would affect the effective income tax rate, respectively. The remaining unrecognized tax benefits of approximately $325 million would not impact the effective tax rate as the tax positions are offset against existing tax attributes or are timing in nature. In 2017 and 2016, the Company recognized net increases to unrecognized tax benefits for current year tax positions of $147 million and $16 million, respectively. In 2017 and 2016, the Company recognized net increases to unrecognized tax benefits related to tax positions taken in the prior years of $28 million and $63 million, respectively.
The Company provides for interest and penalties related to unrecognized tax benefits in the provision for income taxes. As of December 31, 2017 and 2016, accrued interest and penalties related to unrecognized tax benefits were approximately $41 million and $39 million. In 2017, the Company recognized an increase of approximately $2 million and in 2016 recognized a decrease of approximately $7 million of interest and penalties.

The Company and one or more of its subsidiaries file federal income tax returns in Canada, the U.S., and other foreign jurisdictions, as well as various provinces and states in Canada and the U.S. The Company and its subsidiaries have open tax years, primarily from 2005 to 2016, with significant taxing jurisdictions, respectively, including Canada and the U.S. These open years contain certain matters that could be subject to differing interpretations of applicable tax laws and regulations and tax treaties, as they relate to the amount, timing, or inclusion of revenues and expenses, or the sustainability of income tax positions of the Company and its subsidiaries. Certain of these tax years are expected to remain open indefinitely.

Jurisdiction:	Open Years
United States - Federal	2015 - 2017
Canada	2005 - 2016
Germany	2013 - 2016
France	2013 - 2016
China	2015 - 2016
Ireland	2013 - 2016
Netherlands	2015 - 2016
Australia	2011 - 2017
In February 2018, the Company settled the 2013 - 2014 U.S. Federal income tax examination, the adjustments for which were not material. The Company remains under examination for various state tax audits in the U.S. for years 2002 through 2013. The Company is currently under examination by the Canada Revenue Agency for three separate cycles: (a) years 2005 through 2006, (b) years 2007 through 2009 and (c) years 2012 through 2013. In February 2013, the Company received from the Canada Revenue Agency a proposed audit adjustment for the years 2005 through 2007. The Company disagrees with the adjustments and has filed a Notice of Objection. The total proposed adjustment will result in a loss of tax attributes which are subject to a full valuation allowance and will not result in material change to the provision for income taxes. The Canada Revenue Agency audits of the 2010 and 2011 tax years were closed in 2016, and resulted in no material adjustments.
In 2014, the Company’s subsidiaries in Australia were notified that the Australian Taxation Office would conduct an audit of the 2010 and 2011 tax years. The Company’s subsidiaries in Australia are under audit by the Australian Taxation Office for various years beginning in 2010. On August 8, 2017, the Australian Taxation Office issued a notice of assessment for the tax years 2011 through 2017 in the aggregate amount of $117 million, which includes penalties and interest. The Company disagrees with the assessment and continues to believe that its tax positions are appropriate and supported by the facts, circumstances and applicable laws. The Company intends to defend its tax position in this matter vigorously. To this end, the Company has filed a holding objection against the assessment by the Australian Taxation Office and intends to file an objection in March of 2018. Additionally, the Company secured a bank guarantee to cover any potential cash outlays regarding this assessment.
The following table presents a reconciliation of the unrecognized tax benefits for 2017, 2016 and 2015:

(in millions)	2017	2016	2015
Balance, beginning of year	$423	$344	$345
Acquisition of Salix	—	—	15
Additions based on tax positions related to the current year	145	16	5
Additions for tax positions of prior years	57	96	23
Reductions for tax positions of prior years	(18)	(20)	(39)
Lapse of statute of limitations	(9)	(13)	(5)
Balance, end of year	$598	$423	$344
The Company estimates that unrecognized tax benefits realized during the next 12 months will not be material.

19.	EARNINGS (LOSS) PER SHARE
Earnings (loss) per share attributable to Valeant Pharmaceuticals International, Inc. for 2017, 2016 and 2015 were calculated as follows:

(in millions, except per share amounts)	2017	2016	2015
Net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$2,404	$(2,409)	$(292)

Basic weighted-average number of common shares outstanding	350.2	347.3	342.7
Diluted effect of stock options, RSUs and other	1.6	—	—
Diluted weighted-average number of common shares outstanding	351.8	347.3	342.7

Earnings (loss) per share attributable to Valeant Pharmaceuticals International, Inc.
Basic	$6.86	$(6.94)	$(0.85)
Diluted	$6.83	$(6.94)	$(0.85)
In 2016 and 2015, all potential common shares issuable for stock options and RSUs were excluded from the calculation of diluted loss per share, as the effect of including them would have been anti-dilutive. The dilutive effect of potential common shares issuable for stock options and RSUs on the weighted-average number of common shares outstanding would have been as follows:

(in millions)	2016	2015
Basic weighted-average number of common shares outstanding	347.3	342.7
Dilutive effect of stock options and RSUs	2.8	6.1
Diluted weighted-average number of common shares outstanding	350.1	348.8
In 2017, 2016 and 2015, stock options, time-based RSUs and performance-based RSUs to purchase approximately 7,050,000, 7,825,000 and 1,587,000 common shares of the Company, respectively, were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive under the treasury stock method.

20.	SUPPLEMENTAL CASH FLOW DISCLOSURES
The Supplemental cash flow disclosures for 2017, 2016 and 2015 were as follows:

(in millions)	2017	2016	2015
Non-Cash Investing and Financing Activities
Contingent and deferred consideration for businesses acquired, at fair value	$—	$—	$1,696
Debt assumed in acquisition of businesses, at fair value	$—	$—	$3,129
Other Payments
Interest paid	$1,708	$1,718	$1,269
Income taxes paid	$179	$149	$95

21.	LEGAL PROCEEDINGS
From time to time, the Company becomes involved in various legal and administrative proceedings, which include product liability, intellectual property, commercial, antitrust, governmental and regulatory investigations, related private litigation and ordinary course employment-related issues. From time to time, the Company also initiates actions or files counterclaims. The Company could be subject to counterclaims or other suits in response to actions it may initiate. The Company believes that the prosecution of these actions and counterclaims is important to preserve and protect the Company, its reputation and its assets. Certain of these proceedings and actions are described below.
On a quarterly basis, the Company evaluates developments in legal proceedings, potential settlements and other matters that could increase or decrease the amount of the liability accrued. As of December 31, 2017, the Company's consolidated balance sheet includes accrued current loss contingencies of $243 million and non-current loss contingencies of $20 million related to matters which are both probable and reasonably estimable. For all other matters, unless otherwise indicated, the Company cannot reasonably predict the outcome of these legal proceedings, nor can it estimate the amount of loss, or range of loss, if any, that may result from these proceedings. An adverse outcome in certain of these proceedings could have a material adverse effect on the Company’s business, financial condition and results of operations, and could cause the market value of its common shares and/or debt securities to decline.
Governmental and Regulatory Inquiries
Letter from the U.S. Department of Justice Civil Division and the U.S. Attorney’s Office for the Eastern District of Pennsylvania
The Company has received a letter dated September 10, 2015 from the U.S. Department of Justice Civil Division and the U.S. Attorney’s Office for the Eastern District of Pennsylvania stating that they are investigating potential violations of the False Claims Act arising out of Biovail Pharmaceuticals, Inc.'s treatment of certain service fees under agreements with wholesalers when calculating and reporting Average Manufacturer Prices in connection with the Medicaid Drug Rebate Program. The letter requests that the Company voluntarily produce documents and information relating to the investigation. The Company produced certain documents and clarifying information in response to the government’s request and is cooperating with the government’s investigation. The Company cannot predict the outcome or the duration of this investigation or any other legal proceedings or any enforcement actions or other remedies that may be imposed on the Company arising out of these investigations.
Investigation by the U.S. Attorney's Office for the District of Massachusetts
In October 2015, the Company received a subpoena from the U.S. Attorney's Office for the District of Massachusetts, and, in June 2016, the Company received a follow up subpoena. The materials requested, pursuant to the subpoenas and follow-up requests, include documents and witness interviews with respect to the Company’s patient assistance programs and contributions to patient assistance organizations that provide financial assistance to Medicare patients taking products sold by the Company, and the Company’s pricing of its products. The Company is cooperating with this investigation. The Company cannot predict the outcome or the duration of this investigation or any other legal proceedings or any enforcement actions or other remedies that may be imposed on the Company arising out of this investigation.
Investigation by the U.S. Attorney's Office for the Southern District of New York
In October 2015, the Company received a subpoena from the U.S. Attorney's Office for the Southern District of New York. The materials requested, pursuant to the subpoena and follow-up requests, include documents and witness interviews with respect to the Company’s patient assistance programs; its former relationship with Philidor and other pharmacies; the Company’s accounting treatment for sales by specialty pharmacies; information provided to the Centers for Medicare and Medicaid Services; the Company’s pricing (including discounts and rebates), marketing and distribution of its products; the Company’s compliance program; and employee compensation. The Company is cooperating with this investigation. The Company cannot predict the outcome or the duration of this investigation or any other legal proceedings or any enforcement actions or other remedies that may be imposed on the Company arising out of this investigation.
SEC Investigation
Beginning in November 2015, the Company has received from the staff of the Los Angeles Regional Office of the SEC subpoenas for documents, as well as various document, testimony and interview requests, related to its investigation of the Company, including requests concerning the Company's former relationship with Philidor, its accounting practices and policies, its public disclosures and other matters. The Company is cooperating with the SEC in this matter. The Company cannot predict the outcome or the duration of the SEC investigation or any other legal proceedings or any enforcement actions or other remedies that may be imposed on the Company arising out of the SEC investigation.
Investigation by the State of North Carolina Department of Justice
In the beginning of March 2016, the Company received an investigative demand from the State of North Carolina Department of Justice. The materials requested relate to the Company's Nitropress®, Isuprel® and Cuprimine® products, including documents relating to the production, marketing, distribution, sale and pricing of, and patient assistance programs covering, such products, as well as issues relating to the Company's pricing decisions for certain of its other products. The Company is cooperating with this investigation. The Company cannot predict the outcome or the duration of this investigation or any other legal proceedings or any enforcement actions or other remedies that may be imposed on the Company arising out of this investigation.
Request for Information from the AMF
On April 12, 2016, the Company received a request letter from the Autorité des marchés financiers (the “AMF”) requesting documents concerning the work of the Company’s ad hoc committee of independent directors (the “Ad Hoc Committee”) (established to review certain allegations regarding the Company’s former relationship with Philidor and related matters), the Company’s former relationship with Philidor, the Company's accounting practices and policies and other matters. The Company is cooperating with the AMF in this matter. The Company has not received any notice of investigation from the AMF, and the Company cannot predict whether any investigation will be commenced by the AMF or, if commenced, whether any enforcement action against the Company would result from any such investigation.
Investigation by the California Department of Insurance
On or about September 16, 2016, the Company received an investigative subpoena from the California Department of Insurance. The materials requested include documents concerning the Company’s former relationship with Philidor and certain California-based pharmacies, the marketing and distribution of its products in California, the billing of insurers for its products being used by California residents, and other matters. The Company is cooperating with this investigation. The Company cannot predict the outcome or the duration of this investigation or any other legal proceedings or any enforcement actions or other remedies that may be imposed on the Company arising out of this investigation.
Investigation by the State of Texas
On May 27, 2014, the State of Texas served Bausch & Lomb Incorporated (“B&L Inc.”) with a Civil Investigative Demand concerning various price reporting matters relating to the State's Medicaid program and the amounts the State paid in reimbursement for B&L products for the period from 1995 to the date of the Civil Investigative Demand. The Company and B&L Inc. have cooperated fully with the State's investigation and have produced all of the documents requested by the State. In April 2016, the State sent B&L Inc. a demand letter claiming damages in the amount of $20 million. The Company and B&L Inc. have evaluated the letter and disagree with the allegations and methodologies set forth in the letter. The Company and B&L Inc. have responded to the State and are awaiting further response from the State.
California Department of Insurance Investigation
On May 4, 2016, B&L International, Inc. (“B&L International”) received from the Office of the California Insurance Commissioner an administrative subpoena to produce books, records and documents. On September 1, 2016, a revised and corrected subpoena, issued to B&L Inc., was received naming that entity in place of B&L International and seeking additional books records and documents. The requested books, records and documents are being requested in connection with an investigation by the California Department of Insurance and relate to, among other things, consulting agreements and financial arrangements between Bausch & Lomb Holdings Incorporated and its subsidiaries (“B&L”) and health care professionals in California, the provision of ocular equipment, including the Victus® femtosecond laser platform, by B&L to health care professionals in California and prescribing data for prescriptions written by health care professionals in California for certain of B&L’s products, including the Crystalens®, Lotemax®, Besivance® and Prolensa®. B&L Inc. and the Company are cooperating with the investigation. The Company cannot predict the outcome or the duration of this investigation or any other legal proceedings or any enforcement actions or other remedies that may be imposed on the Company arising out of this investigation.
Securities and RICO Class Actions
Valeant U.S. Securities Litigation
From October 22, 2015 to October 30, 2015, four putative securities class actions were filed in the U.S. District Court for the District of New Jersey against the Company and certain current or former officers and directors. Those four actions, captioned Potter v. Valeant Pharmaceuticals International, Inc. et al. (Case No. 15-cv-7658), Chen v. Valeant Pharmaceuticals International, Inc. et al. (Case No. 15-cv-7679), Yang v. Valeant Pharmaceuticals International, Inc. et al. (Case No. 15-cv-7746), and Fein v. Valeant Pharmaceuticals International, Inc. et al. (Case No. 15-cv-7809), all asserted securities fraud claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) on behalf of putative classes of persons who purchased or otherwise acquired the Company’s stock during various time periods between February 28, 2014 and October 21, 2015. The allegations relate to, among other things, allegedly false and misleading statements and/

or failures to disclose information about the Company’s business and prospects, including relating to drug pricing, the Company’s use of specialty pharmacies, and the Company’s relationship with Philidor.
On May 31, 2016, the Court entered an order consolidating the four actions under the caption In re Valeant Pharmaceuticals International, Inc. Securities Litigation, Case No. 3:15-cv-07658, and appointing a lead plaintiff and lead plaintiff’s counsel. On June 24, 2016, the lead plaintiff filed a consolidated complaint naming additional defendants and asserting additional claims based on allegations of false and misleading statements and/or omissions similar to those in the initial complaints. Specifically, the consolidated complaint asserts claims under Sections 10(b) and 20(a) of the Exchange Act against the Company, and certain current or former officers and directors, as well as claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 (the “Securities Act”) against the Company, certain current or former officers and directors, and certain other parties. The lead plaintiff seeks to bring these claims on behalf of a putative class of persons who purchased the Company’s equity securities and senior notes in the United States between January 4, 2013 and March 15, 2016, including all those who purchased the Company’s securities in the United States in the Company’s debt and stock offerings between July 2013 to March 2015. On September 13, 2016, the Company and the other defendants moved to dismiss the consolidated complaint. Briefing on the Company's motion was completed on January 13, 2017. On April 28, 2017, the Court dismissed certain claims arising out of the Company's private placement offerings and otherwise denied the motions to dismiss. Defendants' answers to the consolidated complaint were filed on August 18, 2017.
In addition to the consolidated putative class action, twenty-six groups of individual investors in the Company’s stock and debt securities at this point have chosen to opt out of the consolidated putative class action and filed securities actions in the U.S. District Court for the District of New Jersey against the Company and certain current or former officers and directors and other such proceedings may be initiated or asserted. These actions are captioned: T. Rowe Price Growth Stock Fund, Inc. v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-5034); Equity Trustees Limited as Responsible Entity for T. Rowe Price Global Equity Fund v. Valeant Pharmaceuticals International Inc. (Case No. 16-cv-6127); Principal Funds, Inc. v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-6128); BloombergSen Partners Fund LP v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-7212); Discovery Global Citizens Master Fund, Ltd. v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-7321); MSD Torchlight Partners, L.P. v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-7324); BlueMountain Foinaven Master Fund, L.P. v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-7328); Incline Global Master LP v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-7494); VALIC Company I v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-7496); Janus Aspen Series v. Valeant Pharmaceuticals International, Inc. (Case No. 16-cv-7497) (“Janus Aspen”); Okumus Opportunistic Value Fund, LTD v. Valeant Pharmaceuticals International, Inc. (Case No. 17-cv-6513) (“Okumus”); Lord Abbett Investment Trust- Lord Abbett Short Duration Income Fund, v. Valeant Pharmaceuticals International, Inc. (Case No. 17-cv-6365) (“Lord Abbett”); Pentwater Equity Opportunities Master Fund LTD v. Valeant Pharmaceuticals International, Inc., et al. (Case No. 17-cv-7552), Public Employees’ Retirement System of Mississippi v. Valeant Pharmaceuticals International Inc. (Case No. 17-cv-7625) (“Mississippi”); The Boeing Company Employee Retirement Plans Master Trust v. Valeant Pharmaceuticals International Inc., et al., (Case No. 17-cv-7636) (“Boeing”); State Board of Administration of Florida v. Valeant Pharmaceuticals International Inc. (Case No. 17-cv-12808); The Regents of the University of California v. Valeant Pharmaceuticals International, Inc. (Case No. 17-cv-13488); GMO Trust v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-0089); Första AP Fonden v. Valeant Pharmaceuticals International, Inc. (Case No. 17-cv-12088); New York City Employees’ Retirement System v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-0032) (“NYCERS”); Blackrock Global Allocation Fund, Inc. v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-0343) (“Blackrock”); Colonial First State Investments Limited As Responsible Entity for Commonwealth Global Shares Fund 1 v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-0383); Bharat Ahuja v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-0846); Brahman Capital Corp. v. Valeant Pharmaceuticals International, Inc (Case No. 18-cv-0893); The Prudential Insurance Company of America v. Valeant Pharmaceuticals International, Inc. (Case No. 3:18-cv-01223) (“Prudential”); and Senzar Healthcare Master Fund LP v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-02286)). In addition, one group of individual investors in the Company’s stock securities has chosen to opt out of the consolidated putative class action and filed a securities action in the U.S. District Court for the Southern District of New York against the Company and certain current or former officers and directors. This action is captioned: Hound Partners Offshore Fund, LP v. Valeant Pharmaceuticals International, Inc. (Case No. 18-cv-0076) (“Hound Partners”). These individual shareholder actions assert claims under Sections 10(b), 18, and 20(a) of the Exchange Act, Sections 11, 12(a)(2), and 15 of the Securities Act, common law fraud, and negligent misrepresentation under state law, based on alleged purchases of Valeant stock, options, and/or debt at various times between January 3, 2013 and August 10, 2016. Plaintiffs in the Lord Abbett, Boeing, Mississippi, NYCERS, and Hound Partners cases additionally assert claims under the New Jersey Racketeer Influenced and Corrupt Organizations Act. The allegations in the complaints are similar to those made by plaintiffs in the putative class action.

Plaintiffs in the Janus Aspen action amended the complaint on April 28, 2017. Defendants filed motions for partial dismissal in ten individual actions in the U.S. District Court for the District of New Jersey on June 16, 2017. Briefing of those motions was completed on August 25, 2017. On January 12, 2018, the Court dismissed the negligent misrepresentation claims and otherwise denied the motions for partial dismissal.
On October 19, 2017, the U.S. District Court for the District of New Jersey entered an order requesting briefs from the parties regarding whether the Court should stay the putative securities class action and the individual securities law actions filed in the District of New Jersey until after the resolution of criminal proceedings against Andrew Davenport and Gary Tanner.  The Court's order immediately stayed all deadlines, briefing schedules, and discovery in securities actions pending completion of the briefing and the Court’s decision. The Court directed the parties to file briefs either supporting or opposing the stay, with such briefs to be concluded by November 8, 2017. On November 29, 2017, the Court entered an order staying all proceedings and discovery, except for a document production in the putative securities class action and the briefing and resolution of any motions to dismiss, in the putative securities class action and all current and subsequent related individual securities law actions filed in the District of New Jersey.
Defendants filed motions for partial dismissal in the Lord Abbett, Mississippi, and Boeing cases on December 6, 2017. Briefing on those motions will be completed by March 15, 2018. Defendants filed actions for partial dismissal in the Okumus case in December 18, 2017. On February 1, 2018, the parties filed a stipulation and proposed order in the Okumus case that would withdraw Defendants’ motions for partial dismissal, and dismiss Okumus’ state-law claims. The Court entered that stipulation on February 2, 2018. Defendants filed a motion for partial dismissal in the Pentwater case on February 13, 2018. Briefing on that motion will be completed by March 27, 2018. Defendants filed motions for partial dismissal in the NYCERS and Blackrock cases on February 23, 2018. Briefing on those motions will be completed by April 30, 2018.
The Company believes the individual complaints and the consolidated putative class action are without merit and intends to defend itself vigorously.
Canadian Securities Class Actions
In 2015, six putative class actions were filed and served against the Company in Canada in the provinces of British Columbia, Ontario and Quebec. These actions are captioned: (a) Alladina v. Valeant, et al. (Case No. S-1594B6) (Supreme Court of British Columbia) (filed November 17, 2015); (b) Kowalyshyn v. Valeant, et al. (CV-15-540593-00CP) (Ontario Superior Court) (filed November 16, 2015); (c) Kowalyshyn et al. v. Valeant, et al. (CV-15-541082-00CP (Ontario Superior Court) (filed November 23, 2015); (d) O’Brien v. Valeant et al. (CV-15-543678-00CP) (Ontario Superior Court) (filed December 30, 2015); (e) Catucci v. Valeant, et al. (Court File No. 540-17-011743159) (Quebec Superior Court) (filed October 26, 2015); and (f) Rousseau-Godbout v. Valeant, et al. (Court File No. 500-06-000770-152) (Quebec Superior Court) (filed October 27, 2015). The Alladina, Kowalyshyn, O’Brien, Catucci and Rousseau-Godbout actions also name, among others, certain current or former directors and officers of the Company. The Rosseau-Godbout action was subsequently stayed by the Quebec Superior Court by consent order.
Each of the five remaining actions alleges violations of Canadian provincial securities legislation on behalf of putative classes of persons who purchased or otherwise acquired securities of the Company for periods commencing as early as January 1, 2013 and ending as late as November 16, 2015. The alleged violations relate to, among other things, alleged misrepresentations and/or failures to disclose material information about the Company’s business and prospects, relating to drug pricing, the Company’s policies and accounting practices, the Company’s use of specialty pharmacies and, in particular, the Company’s relationship with Philidor. The Alladina, Kowalyshyn and O’Brien actions also assert common law claims for negligent misrepresentation, and the Alladina claim additionally asserts common law negligence, conspiracy, and claims under the British Columbia Business Corporations Act, including the statutory oppression remedies in that legislation. The Catucci action asserts claims under the Quebec Civil Code, alleging the Company breached its duty of care under the civil standard of liability contemplated by the Code.
The Company is aware of two additional putative class actions that have been filed with the applicable court but which have not yet been served on the Company. These actions are captioned: (i) Okeley v. Valeant, et al. (Case No. S-159991) (Supreme Court of British Columbia) (filed December 2, 2015); and (ii) Sukenaga v Valeant et al. (CV-15-540567-00CP) (Ontario Superior Court) (filed November 16, 2015), and the factual allegations made in these actions are substantially similar to those outlined above. The Company has been advised that the plaintiffs in these actions do not intend to pursue the actions.
On June 10, 2016, the Ontario Superior Court of Justice rendered its decision on carriage motions (motions held to determine who will have carriage of the class action) heard on April 8, 2016, provisionally staying the O'Brien action, in favor of the

Kowalyshyn action. On September 15, 2016, in response to an arrangement between the plaintiffs in the Kowalyshyn action and the O’Brien action, the court ordered both that the Kowalyshyn action be consolidated with the O’Brien action and that the consolidated action be stayed in favor of the Catucci action pending either the further order of the Ontario court or the determination of the motion for leave in the Catucci action.
In the Catucci action, motions for leave under the Quebec Securities Act and for authorization as a class proceeding were heard the week of April 24, 2017, with the motion judge reserving her decision. Prior to that hearing, the parties resolved applications by the defendants concerning jurisdiction and class composition, with the plaintiffs agreeing to revise the definition of the proposed class to exclude claims in respect of Valeant securities purchased in the United States. On August 29, 2017, the judge released her reasons for judgment granting the plaintiffs leave to proceed with their claims under the Quebec Securities Act and authorizing the class proceeding. On October 12, 2017, Valeant and the other defendants filed applications for leave to appeal from certain aspects of the decision authorizing the class proceeding. The applications for leave to appeal were heard on November 22, 2017 and were dismissed on November 30, 2017. On October 26, 2017, the plaintiffs issued their Judicial Application Originating Class Proceedings.
The Company believes that it has viable defenses in each of these actions. In each case, the Company intends to defend itself vigorously.
Insurance Coverage Lawsuit
On December 7, 2017, Valeant filed a lawsuit against its insurance companies that issued insurance policies covering claims made against Valeant, its subsidiaries, and its directors and officers during the 2013-14 and 2015-16 policy periods.  The lawsuit is currently pending in the United States District Court for the District of New Jersey (Valeant Pharmaceuticals International, Inc., et al. v. AIG Insurance Company of Canada, et al.; 3:18-CV-00493).  In the lawsuit, Valeant seeks coverage for (1) the costs of defending and resolving claims brought by former shareholders and debtholders of Allergan, Inc. in In re Allergan, Inc. Proxy Violation Securities Litigation and Timber Hill LLC, individually and on behalf of all others similarly situated v. Pershing Square Capital Management, L.P., et al. (such matter described below), and (2) costs incurred in the securities and RICO class actions described in this section and certain of the investigations described above.
RICO Class Actions
Between May 27, 2016 and September 16, 2016, three virtually identical actions were filed in the U.S. District Court for the District of New Jersey against the Company and various third parties, alleging claims under the federal Racketeer Influenced Corrupt Organizations Act (“RICO”) on behalf of a putative class of certain third party payors that paid claims submitted by Philidor for certain Valeant branded drugs between January 2, 2013 and November 9, 2015 (Airconditioning and Refrigeration Industry Health and Welfare Trust Fund et al. v. Valeant Pharmaceuticals International. Inc. et al., No. 3:16-cv-03087, Plumbers Local Union No. 1 Welfare Fund v. Valeant Pharmaceuticals International Inc. et al., No. 3:16-cv-3885 and N.Y. Hotel Trades Council et al v. Valeant Pharmaceuticals International. Inc. et al., No. 3:16-cv-05663).  On November 30, 2016, the Court entered an order consolidating the three actions under the caption In re Valeant Pharmaceuticals International, Inc. Third-Party Payor Litigation, No. 3:16-cv-03087. A consolidated class action complaint was filed on December 14, 2016. The consolidated complaint alleges, among other things, that the Defendants committed predicate acts of mail and wire fraud by submitting or causing to be submitted prescription reimbursement requests that misstated or omitted facts regarding (1) the identity and licensing status of the dispensing pharmacy; (2) the resubmission of previously denied claims; (3) patient co-pay waivers; (4) the availability of generic alternatives; and (5) the insured’s consent to renew the prescription.  The complaint further alleges that these acts constitute a pattern of racketeering or a racketeering conspiracy in violation of the RICO statute and caused plaintiffs and the putative class unspecified damages, which may be trebled under the RICO statute.  The Company moved to dismiss the consolidated complaint on February 13, 2017. Briefing of the motion was completed on May 17, 2017. On March 14, 2017, other defendants filed a motion to stay the RICO class action pending the resolution of criminal proceedings against Andrew Davenport and Gary Tanner. The Company did not oppose the motion to stay. On August 9, 2017, the Court granted the motion to stay and entered an order staying all proceedings in the case and accordingly terminating other pending motions.
The Company believes these claims are without merit and intends to defend itself vigorously.

Antitrust
Contact Lens Antitrust Class Actions
Beginning in March 2015, a number of civil antitrust class action suits were filed by purchasers of contact lenses against B&L Inc., three other contact lens manufacturers, and a contact lens distributor, alleging that the defendants engaged in an anticompetitive scheme to eliminate price competition on certain contact lens lines through the use of unilateral pricing policies. The plaintiffs in such suits alleged violations of Section 1 of the Sherman Act, 15 U.S.C. § 1, and of various state antitrust and consumer protection laws, and further alleged that the defendants have been unjustly enriched through their alleged conduct. The plaintiffs sought declaratory and injunctive relief and, where applicable, treble, punitive and/or other damages, including attorneys’ fees. By order dated June 8, 2015, the JPML centralized the suits in the Middle District of Florida, under the caption In re Disposable Contact Lens Antitrust Litigation, Case No. 3:15-md-02626-HES-JRK, before U.S. District Judge Harvey E. Schlesinger. After the Class Plaintiffs filed a corrected consolidated class action complaint on December 16, 2015, the defendants jointly moved to dismiss those complaints. On June 16, 2016, the Court granted the Defendants' motion to dismiss with respect to claims brought under the Maryland Consumer Protection Act, but denied the motion to dismiss with respect to claims brought under Sherman Act, Section 1 and other state laws. The actions are currently in discovery. On March 3, 2017, the Class Plaintiffs filed their motion for class certification. On June 15, 2017, defendants filed a motion to oppose the plaintiffs' class certification motion, as well as motions to exclude plaintiffs' expert reports. Defendants likewise have requested an evidentiary hearing on the motions. The Company intends to vigorously defend all of these actions.
Intellectual Property
Patent Litigation/Paragraph IV Matters
The Company (and/or certain of its affiliates) is also party to certain patent infringement proceedings in the United States and Canada, including as arising from claims filed by the Company (or that the Company anticipates filing within the required time periods) in connection with Notices of Paragraph IV Certification (in the United States) and Notices of Allegation (in Canada) received from third party generic manufacturers respecting their pending applications for generic versions of certain products sold by or on behalf of the Company, including Onexton®, Relistor®, Apriso®, Uceris®, Carac®, Cardizem® and Prolensa® in the United States and Wellbutrin® XL and Glumetza® in Canada, or other similar suits. These matters are proceeding in the ordinary course. In addition, patents covering our branded pharmaceutical products may be challenged in proceedings other than court proceedings, including inter partes review (IPR) at the US Patent & Trademark Office. The proceedings operate under different standards from district court proceedings, and are often completed within 18 months of institution.  IPR challenges have been brought against patents covering our branded pharmaceutical products for which we have not yet received a Notice of Paragraph IV Certification.  For example, following Acrux DDS’s IPR petition, the US Patent and Trial Appeal Board, in May 2017, instituted inter partes review for an Orange Book-listed patent covering Jublia®. This matter is proceeding in the ordinary course.
In addition, on or about February 16, 2016, the Company received a Notice of Paragraph IV Certification dated February 11, 2016, from Actavis Laboratories FL, Inc. (“Actavis”), in which Actavis asserted that the following U.S. patents, each of which is listed in the FDA’s Orange Book for Salix Pharmaceuticals, Inc.’s (“Salix Inc.”) Xifaxan® tablets, 550 mg, are either invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of Actavis’ generic rifaximin tablets, 550 mg, for which an Abbreviated New Drug Application (“ANDA”) has been filed by Actavis: U.S. Patent No. 8,309,569 (the “‘569 patent”), U.S. Patent No. 8,642,573 (the “‘573 patent”), U.S. Patent No. 8,829,017 (the “‘017 patent”), U.S. Patent No. 8,946,252 (the “‘252 patent”), U.S. Patent No. 8,969,398 (the “‘398 patent”), U.S. Patent No. 7,045,620 (the “‘620 patent”), U.S. Patent No. 7,612,199 (the “‘199 patent”), U.S. Patent No. 7,902,206 (the “‘206 patent”), U.S. Patent No. 7,906,542 (the “‘542 patent”), U.S. Patent No. 7,915,275 (the “‘275 patent”), U.S. Patent No. 8,158,644 (the “‘644 patent”), U.S. Patent No. 8,158,781 (the “‘781 patent”), U.S. Patent No. 8,193,196 (the “‘196 patent”), U.S. Patent No. 8,518,949 (the “‘949 patent”), U.S. Patent No. 8,741,904 (the “‘904 patent”), U.S. Patent No. 8,835,452 (the “‘452 patent”), U.S. Patent No. 8,853,231 (the “‘231 patent”), U.S. Patent No. 6,861,053 (the “‘053 patent”), U.S. Patent No. 7,452,857 (the “‘857 patent”), U.S. Patent No. 7,605,240 (the “‘240 patent”), U.S. Patent No. 7,718,608 (the “‘608 patent”) and U.S. Patent No. 7,935,799 (the “‘799 patent”) (collectively, the “Xifaxan® Patents”). Salix Inc. holds the NDA for Xifaxan® and its affiliate, Salix Pharmaceuticals, Ltd. (“Salix Ltd.”), is the owner of the ‘569 patent, the ‘573 patent, the ‘017 patent, the ‘252 patent and the ‘398 patent. Alfa Wassermann S.p.A. (“Alfa Wassermann”) is the owner of the ‘620 patent, the ‘199 patent, the ‘206 patent, the ‘542 patent, the ‘275 patent, the ‘644 patent, the ‘781 patent, the ‘196 patent, the ‘949 patent, the ‘904 patent, the ‘452 patent and the ‘231 patent, each of which has been exclusively licensed to Salix Inc. and its affiliate, Valeant Pharmaceuticals Luxembourg S.à r.l. (“Valeant Luxembourg”) to market Xifaxan® tablets, 550 mg. Cedars-Sinai Medical Center (“Cedars-Sinai”) is the owner of the ‘053 patent, the ‘857 patent, the ‘240 patent, the ‘608 patent and the ‘799 patent, each of which has been exclusively licensed to Salix Inc. and its affiliate, Valeant Luxembourg, to market Xifaxan® tablets, 550 mg. On March 23, 2016, Salix Inc. and its affiliates, Salix Ltd. and Valeant Luxembourg, Alfa Wassermann and Cedars-Sinai (the “Plaintiffs”) filed suit against Actavis in the U.S. District Court for the District of Delaware (Case No. 1:16-cv-00188), pursuant to the Hatch-Waxman Act, alleging infringement by Actavis of one or more claims of each of the Xifaxan® Patents, thereby triggering a 30-month stay of the approval of Actavis’ ANDA for rifaximin tablets, 550 mg. On May 24, 2016, Actavis filed its answer in this matter. On June 14, 2016, the Plaintiffs filed an amended complaint adding US patent 9,271,968 (the “‘968 patent”) to this suit. Alfa Wassermann is the owner of the ‘968 patent, which has been exclusively licensed to Salix Inc. and its affiliate, Valeant Luxembourg to market Xifaxan® tablets, 550 mg. On December 6, 2016, the Plaintiffs filed an amended complaint adding US patent 9,421,195 (the “‘195 patent”) to this suit. Salix is the owner of the ‘195 patent. A seven-day trial was scheduled to commence on January 29, 2018, but has been indefinitely removed from the Court's schedule.
On May 17, 2017, the Company and Actavis announced that, at Actavis' request, the parties had agreed to stay this litigation and extend the 30-month stay regarding Actavis’ ANDA for its generic version of Xifaxan® (rifaximin) 550 mg tablets. This action is stayed through April 30, 2018 and Actavis has not yet taken any steps to lift the stay. All scheduled litigation activities, including the January 2018 trial date, have been indefinitely removed from the Court docket. Further, the parties agreed and the Court ordered that Actavis' 30-month regulatory stay shall be extended from August 12, 2018 until no earlier than February 12, 2019 and potentially longer if the litigation stay lasts for more than six months. The Company remains confident in the strength of the Xifaxan® Patents and believes it will prevail in this matter should it move forward. The Company also continues to believe the allegations raised in Actavis’ notice are without merit and will defend its intellectual property vigorously.
Product Liability
Shower to Shower Products Liability Litigation
The Company has been named in over one hundred and forty lawsuits involving the Shower to Shower body powder product acquired in September 2012 from Johnson & Johnson. The Company has been successful in obtaining a number of dismissals as to the Company and/or its subsidiary, Valeant Pharmaceuticals North America LLC (“VPNA”), in some of these cases. The Company continues to seek dismissals in these cases and to pursue agreements from plaintiffs to not oppose the Company’s motions for summary judgment.
These lawsuits include one case originally filed on December 30, 2016 in the In re Johnson & Johnson Talcum Powder Litigation, Multidistrict Litigation 2738, pending in the United States District Court for the District of New Jersey. The Company and VPNA were first named in a lawsuit filed directly into the MDL alleging that the use of the Shower to Shower product caused the plaintiff to develop ovarian cancer. On March 24, 2017, the plaintiff agreed to a dismissal of all claims against the Company and VPNA without prejudice. The Company has been named in one additional lawsuit, originally filed in the District of Puerto Rico and recently transferred into the MDL, but has not been served in that case. The Company was also named in one additional lawsuit filed directly into the MDL that has also not yet been served.
These lawsuits also include a number of matters filed in the Superior Court of Delaware alleging that the use of Shower to Shower caused the plaintiffs to develop ovarian cancer. The Company has been voluntarily dismissed from nearly all of these cases, and only claims against VPNA remain. These lawsuits also include allegations against Johnson & Johnson, directed primarily to its marketing of and warnings for the Shower to Shower product prior to the Company’s acquisition of the product in September 2012. The allegations in these cases specifically directed to VPNA include failure to warn, design defect, negligence, gross negligence, breach of express and implied warranties, civil conspiracy concert in action, negligent misrepresentation, wrongful death, and punitive damages. Plaintiffs seek compensatory damages including medical expenses, pain and suffering, mental anguish anxiety and discomfort, physical impairment, loss of enjoyment of life. Plaintiffs also seek pre- and post-judgment interest, exemplary and punitive damages, treble damages, and attorneys’ fees.

These lawsuits also include a number of cases filed in certain state courts in the United States (including the California Superior Courts, the Superior Courts of Delaware, the New Jersey Superior Courts, the District Court of Louisiana, the Supreme Court of New York (Niagara County), the District Court of Oklahoma City, the Tennessee Chancery Court (Hamilton County), the South Carolina Court of Common Pleas (Richland County) and the District Court of Nueces County, Texas with a transfer to the asbestos MDL docket in the District Court of Harris County, Texas for pre-trial purposes) alleging use of Shower to Shower and other products resulted in the plaintiffs developing mesothelioma. The Company has been successful in obtaining voluntarily dismissals in some of these cases or the plaintiffs have not opposed summary judgment. The allegations in these cases generally include design defect, manufacturing defect, failure to warn, negligence, and punitive damages, and in some cases breach of express and implied warranties, misrepresentation, and loss of consortium. The plaintiffs seek compensatory damages for loss of services, economic loss, pain and suffering, and, in some cases, lost wages or earning capacity and loss of consortium, in addition to punitive damages, interest, litigation costs, and attorneys’ fees.
Finally, two proposed class actions have been filed in Canada against the Company and various Johnson & Johnson entities (one in the Supreme Court of British Columbia and one in the Superior Court of Quebec). The Company also acquired the rights to the Shower to Shower product in Canada from Johnson & Johnson in September 2012. In the British Columbia matter, the plaintiff seeks to certify a proposed class action on behalf of persons in British Columbia and Canada who have purchased or used Johnson’s Baby Powder or Shower to Shower, including their estates, executors and personal representatives, and is alleging that the use of this product increases certain health risks. A certification hearing in the British Columbia matter is scheduled to be heard on November 4, 2018. In the Quebec matter, the plaintiff seeks to certify a proposed class action on behalf of persons in Québec who have used Johnson’s Baby Powder or Shower to Shower, as well as their family members, assigns and heirs, and is alleging negligence in failing to properly test, failing to warn of health risks, and failing to remove the products from the market in a timely manner. A certification hearing in the Quebec matter was held on January 11, 2018 and a decision is pending. The plaintiffs in these actions are seeking awards of general, special, compensatory and punitive damages. The likelihood of the authorization or certification of these claims as class actions cannot be assessed at this time.
The Company intends to defend itself vigorously in each of the remaining actions that are not voluntarily dismissed or subject to a grant of summary judgment. The Company believes that its potential liability (including its attorneys’ fees and costs) arising out the Shower to Shower lawsuits filed against the Company is subject to certain indemnification obligations of Johnson & Johnson owed to the Company, and legal fees and costs have been and are currently being reimbursed by Johnson & Johnson. The Company has provided Johnson & Johnson with notice that the lawsuits filed against the Company relating to Shower to Shower are subject to indemnification by Johnson & Johnson.
General Civil Actions
Afexa Class Action
On March 9, 2012, a Notice of Civil Claim was filed in the Supreme Court of British Columbia which seeks an order certifying a proposed class proceeding against the Company and a predecessor, Afexa Life Sciences Inc. ("Afexa") (Case No. NEW-S-S-140954). The proposed claim asserts that Afexa and the Company made false representations respecting Cold-FX® to residents of British Columbia who purchased the product during the applicable period and that the proposed class has suffered damages as a result. On November 8, 2013, the Plaintiff served an amended notice of civil claim which sought to re-characterize the representation claims and broaden them from what was originally claimed. On December 8, 2014, the Company filed a motion to strike certain elements of the Plaintiff’s claim for failure to state a cause of action. In response, the Plaintiff proposed further amendments to its claim. The hearing on the motion to strike and the Plaintiff’s amended claim was held on February 4, 2015. The Court allowed certain additional subsequent amendments, while it struck others. The hearing to certify the class was held on April 4-8, 2016 and, on November 16, 2016, the Court issued a decision dismissing the plaintiff’s application for certification of this action as a class proceeding. On December 15, 2016, the plaintiff filed a notice of appeal in the British Columbia Court of Appeal appealing the decision to dismiss the application for certification. The plaintiff filed its appeal factum on March 15, 2017 and the Company filed its appeal factum on April 19, 2017. The appeal hearing was held on September 19, 2017 and a decision is pending. The Company denies the allegations being made and is continuing to vigorously defend this matter.
Mississippi Attorney General Consumer Protection Action
The Company and VPNA are named in an action brought by James Hood, Attorney General of Mississippi, in the Chancery Court of the First Judicial District of Hinds County, Mississippi (Hood ex rel. State of Mississippi, Civil Action No. G2014-1207013, filed on August 22, 2014), alleging consumer protection claims against both Johnson & Johnson, the Company and VPNA related to the Shower to Shower body powder product and its alleged causal link to ovarian cancer. As indicated

above, the Company acquired the Shower to Shower body powder product in September 2012 from Johnson & Johnson. The State seeks compensatory damages, punitive damages, injunctive relief requiring warnings for talc-containing products, removal from the market of products that fail to warn, and to prevent the continued violation of the Mississippi Consumer Protection Act (“MCPA”). The State also seeks disgorgement of profits from the sale of the product and civil penalties. In October 2017, Plaintiffs dismissed certain claims under the MCPA related to advertising/marketing that did not appear on the label and/or packaging of Shower to Shower. The State has not made specific allegations as to the Company or VPNA. The Company intends to defend itself vigorously in this action, which the Company believes will also fall, in whole or in part, within the indemnification obligations of Johnson & Johnson owed to the Company, as indicated above.
Uceris® Arbitration
On or about December 5, 2016, Cosmo Technologies Ltd. and Cosmo Technologies III Ltd. (collectively, “Cosmo”), the licensor of certain intellectual property rights in, and supplier of, the Company’s Uceris® extended release tablets, commenced arbitration against certain affiliates of the Company, Santarus Inc. (“Santarus”) and Valeant Pharmaceuticals Ireland (“Valeant Ireland”), under the Rules of Arbitration of the International Chamber of Commerce (No. 22453/GR, Cosmo Technologies Ltd. et al. v. Santarus, Inc. et al.). In the arbitration, Cosmo is alleging breach of contract with respect to certain terms of the license agreement, including the obligations on Santarus to use certain commercially reasonable efforts to promote the Uceris® extended release tablets. Cosmo is seeking a declaration that both the license agreement and a supply agreement with Valeant Ireland have been terminated, plus audit and attorney fees. Santarus and Valeant Ireland submitted their Answer in the arbitration on January 10, 2017 denying each of Cosmo’s allegations and making certain counterclaims. A hearing on liability issues was conducted from October 5 to 8, 2017. No ruling has yet issued. The Company is vigorously defending this matter.
Arbitration with Alfa Wasserman
On or about July 21, 2016, Alfa Wasserman S.p.A. (“Alfa Wasserman”) commenced arbitration against the Company and its subsidiary, Salix Pharmaceuticals, Inc. (“Salix Inc.”) under the Rules of Arbitration of the International Chamber of Commerce (No. 22132/GR, Alfa Wasserman S.p.A. v. Salix Pharmaceuticals, Inc. et al.), pursuant to the terms of the Amended and Restated License Agreement between Alfa Wasserman and Salix Inc. (the “ARLA”). In the arbitration, Alfa Wasserman has made certain allegations respecting a development project for a formulation of the rifaximin compound (a different formulation to the current formulation, not the Xifaxan® product) that is being conducted under the terms of the ARLA, including allegations that Salix Inc. has failed to use the required efforts with respect to this development and that the Company’s acquisition of Salix resulted in a change of control under the ARLA, which entitled Alfa Wasserman to assume control of this development. Alfa Wasserman is seeking, among other things, a declaration that the provisions of the ARLA relating to the development product and the rights relating to the rifaximin formulation being developed have been terminated and such development and rights shall be returned to Alfa Wasserman, an order requiring the Company and Salix Inc. to pay for the costs of such development (in an amount of at least $80 million), and alleged damages in the amount of approximately $285 million plus arbitration costs and attorney fees. The Company and Salix Inc. have submitted their initial response to the request for arbitration and a three-member arbitration tribunal was selected. A hearing on liability issues is scheduled for October 2018. The Company is vigorously defending this matter.
The Company’s Xifaxan® products (and Salix Inc.'s rights thereto under the ARLA) are not the subject of any of the allegations or relief sought in this arbitration.
Mimetogen Litigation
In November 2014, B&L Inc. filed a lawsuit against Mimetogen Pharmaceuticals Inc. (“MPI”) in the United States District Court for the Western District of New York (Bausch & Lomb Incorporated v. Mimetogen Pharmaceuticals Inc., Case No. 6:14-06640 (FPG-JWF) (W.D.N.Y.)) relating to the Development Collaboration and Exclusive Option Agreement between B&L Inc. and MPI dated July 17, 2013 (the “MIM-D3 Agreement”) for MIM-D3, a compound created by MPI to treat dry eye syndrome. In particular, B&L Inc. sought a declaratory judgment that the Initial Phase III Trial regarding the safety and efficacy of MIM-D3 conducted pursuant to the MIM-D3 Agreement was “Not Successful” as defined in the MIM-D3 Agreement and, as a result, B&L Inc. had no further obligation to MPI when B&L Inc. elected not to exercise or extend its option to obtain an exclusive license to the MIM-D3 Technology to develop and commercialize certain products pursuant to the MIM-D3 Agreement before the end of the applicable option period.  MPI filed a counterclaim against B&L Inc., in which it contended that the result of the clinical trial did not meet the definition of “Not Successful” under the MIM-D3 Agreement and that, as a result, a $20 million termination fee was due by B&L Inc. to MPI under the terms of the MIM-D3 Agreement and that B&L Inc. had breached the MIM-D3 Agreement by failing to pay this termination fee. MPI also contended that B&L Inc. acted intentionally and consequently was entitled to additional damages. MPI also brought certain third-party claims against the Company, alleging that the Company intentionally interfered with the MIM-D3 Agreement with the intent to harm MPI.  MPI also asserted a claim against the Company for unfair and deceptive acts under Massachusetts law, and sought recovery of the $20 million fee, as well as additional damages related to this claimed delay and injury to the value of its developmental product.  On March 12, 2015, the Company moved to dismiss all of the claims against the Company and the claims for extra-contractual damages. In May 2016, the Court dismissed all claims against the Company, other than the claim for tortious interference, and declined to dismiss the claims against B&L Inc. and the Company for extra-contractual damages.  On August 19, 2016, MPI filed a motion for summary judgment on its contract claim against B&L Inc. On September 22, 2016, B&L Inc. responded to MPI’s motion for summary judgment, and, along with the Company, filed a cross-motion for judgment in their favor, dismissing the contract claims against B&L Inc., as well as the remaining third-party claim against the Company for tortious interference. On June 30, 2017, the Court issued a Decision and Order granting MPI’s motion for partial summary judgment, awarding MPI the amount of $20 million (based on a finding that the termination fee was due based on the outcome of the clinical trial) and denying the cross-motion for summary judgment filed by B&L Inc. and the Company. The Decision and Order is not yet appealable and the Company believes that that the Decision and Order cannot be enforced, as it is a partial summary judgment and not yet a final judgment of the Court. B&L Inc. and the Company intend to appeal this decision at the soonest possible time and will continue to vigorously defend the remainder of the suit. Discovery has proceeded as to the remaining claims. On February 5, 2018, MPI filed a motion for final judgment, seeking entry of a final judgment on the Court’s June 30, 2017 Decision and Order, and saying that upon entry of final judgment in accordance with the Decision and Order, MPI seeks to dismiss its remaining claims against B&L Inc. and the Company. On February 21, 2018, the parties filed a stipulation dismissing with prejudice MPI’s claims for extra-contractual damages against B&L Inc. and MPI’s third-party claim against the Company, and providing for final judgment to be entered against B&L Inc. for $20 million plus pre-judgment interest. Once such final judgment is entered, B&L Inc. will be able to appeal the Court’s June 30, 2017 Decision and Order finding that the $20 million termination fee was due based on the outcome of the clinical trial, and intends to do so. B&L Inc. expects to obtain a stay of enforcement of the final judgment pending appeal.
GAF Realty Lawsuit
In January 2018, GAF Realty Advisors, Inc. filed a lawsuit against the Company (GAF Realty Advisors, Inc. v. Valeant Pharmaceuticals International, Inc., Case No. 30-2018-00967586-CU-BC-CJC) in the Superior Court of the State of California (Orange County), alleging breach of contract and related claims with respect to a dispute over real estate commissions.  The Company disputes the claims, and intends to vigorously defend this matter.
Salix Legal Proceedings
The Salix legal proceeding matter set out below, as well as each of those Salix matters described under the sub-heading “Completed Matters” below, (other than the matter described under the sub-heading “Salix Shareholder Class Actions”), were commenced prior to the Company’s acquisition of Salix. The estimated fair values of the potential losses regarding these matters, along with other matters, are included as part of contingent liabilities assumed in the Salix Acquisition and updated regularly as needed.
Salix SEC Investigation
In the fourth quarter of 2014, the SEC commenced a formal investigation into possible securities law violations by Salix relating to disclosures by Salix of inventory amounts in the distribution channel and related issues in press releases, on analyst calls and in Salix’s various SEC filings, as well as related accounting issues. In April 2017, the SEC staff indicated that it had substantially completed its investigation and will be making recommendations to the Commission in the near future. Salix continues to cooperate with the SEC staff. The Company cannot predict the outcome of the SEC investigation or any other legal proceedings or any enforcement actions or other remedies that may be imposed on Salix or the Company arising out of the SEC investigation.
Philidor Matters
As mentioned above in this section, the Company is involved in certain investigations, disputes and other proceedings related to the Company’s now terminated relationship with Philidor. These include the putative class action litigation in the U.S. and Canada, the purported class actions under the federal RICO statute and the investigations by certain offices of the Department of Justice, the SEC and the California Department of Insurance and the request for documents and other information received from the AMF. There can be no assurances that governmental agencies or other third parties will not commence additional investigations or assert claims relating to the Company’s former relationship with Philidor or Philidor’s business practices, including claims that Philidor or its affiliated pharmacies improperly billed third parties or that the Company is liable, directly or indirectly, for such practices. The Company is cooperating with all existing governmental investigations related to Philidor and is vigorously defending the putative class action litigations. No assurance can be given regarding the ultimate outcome of any present or future proceedings relating to Philidor.
Completed Matters
The following matters have concluded, settled, are the subject of an agreement to settle or otherwise been closed since January 1, 2017 or the Company anticipates that no further material activity will take place with respect thereto. Due to the closure, settlement or change in status of the matters referenced below, these matters will no longer appear in our next public reports and disclosures.
Congressional Inquiries
Beginning in November 2015, the Company received from the United States Senate Special Committee on Aging various document requests, as well as subpoenas for documents, depositions and a hearing which was held on April 27, 2016. Certain directors, officers and other employees of the Company also received from the United States Senate Special Committee on Aging subpoenas for depositions and/or hearings. In January 2016, the Company received from the United States House Committee on Oversight and Government Reform a document request and an invitation for the Company’s then interim CEO to testify at a hearing, at which he testified on February 4, 2016. Most of the materials requested related to the Company’s pricing decisions on particular drugs, as well as revenue, expense and profit information, and also include requests relating to financial support provided by the Company for patients and financial data related to the Company’s research and development program, Medicare and Medicaid. On December 21, 2016, the United States Senate Special Committee on Aging issued a report on its drug pricing investigation entitled “Sudden Price Spikes in Off-Patent Prescription Drugs: The Monopoly Business Model that Harms Patients, Taxpayers, and the U.S. health care System”. The Company has cooperated with these inquiries and cannot predict with certainty their outcome or duration; however, the Company currently believes that there will be no further material developments with respect to these inquiries.
Salix Shareholder Class Actions
Following the announcement of the execution of the Salix Merger Agreement with Salix, between February 25, 2015 and March 12, 2015, six purported stockholder class actions were filed challenging the Salix Acquisition. All of the actions were filed in the Delaware Court of Chancery, and alleged claims against some or all of the board of directors of Salix (the “Salix Board”), the Company, Salix, Valeant and Sun Merger Sub. On March 17, 2015, the Court consolidated the actions under the caption Salix Pharmaceuticals, Ltd. Shareholder Litigation, Consolidated C.A. No.10721-CB. On September 25, 2015, Plaintiffs filed an amended complaint. The operative complaint alleged generally that the members of the Salix Board breached their fiduciary duties to stockholders, and that the other defendants aided and abetted such breaches, by seeking to sell Salix through an allegedly inadequate sales process and for allegedly inadequate consideration and by agreeing to allegedly preclusive deal protections. The complaint also alleged that the Schedule 14D-9 filed by Salix in connection with the Salix Acquisition contained inaccurate or materially misleading information about, among other things, the Salix Acquisition and the sales process leading up to the Salix Merger Agreement. The complaint sought, among other things, money damages and unspecified attorneys’ and other fees and costs. In an oral ruling given on May 19, 2016, the Court dismissed the consolidated action against all defendants. On June 17, 2016, the Plaintiffs filed a notice of appeal in the Delaware Supreme Court appealing the decision to dismiss the consolidated action against all defendants. On January 26, 2017, the Delaware Supreme Court affirmed the dismissal of all claims.
Voluntary Request Letter from the U.S. Federal Trade Commission
On October 16, 2015, the Company received a voluntary request letter from the Federal Trade Commission ("FTC") with respect to its non-public investigation into the Company's acquisition of Paragon Holdings I, Inc. (“Paragon”). In the letter, the FTC requested that the Company provide, on a voluntary basis, certain information and documentation relating to its acquisition of Paragon. The Company produced certain documents and information in response to the request and cooperated with the FTC in connection with this investigation. On November 7, 2016, the FTC announced that it had accepted for public comment a consent agreement in connection with this investigation.  Pursuant to the consent agreement, the Company agreed to divest Paragon, which divestiture was completed on November 9, 2016. The consent agreement, together with an accompanying Decision and Order, was approved in final form by the FTC on February 8, 2017. The final approval of the Decision and Order by the FTC brings this matter to a close.

AntiGrippin® Litigation
A suit was brought against the Company’s subsidiary, Natur Produkt International, JSC ("Natur Produkt") seeking lost profits in connection with the registration by Natur Produkt of its AntiGrippin® trademark (Case No. A-56-23056/2013, Arbitration Court of St. Petersburg). The plaintiff in this matter alleged that Natur Produkt violated Russian competition law by preventing plaintiff from producing and marketing its products under certain brand names. In a decision dated December 4, 2013, the Court found in favor of the plaintiff (AnviLab) and awarded the plaintiff lost profits in the amount of approximately RUB 1,660 million (being approximately $50 million at the December 4, 2013 decision date). Natur Produkt appealed this decision and the Appeal Court found in favor of Natur Produkt and dismissed the plaintiff’s claim in full. AnviLab appealed the Appeal Court's decision and the IP Court found in favor of the plaintiff and ruled to send the case for the second review to the court of the first instance, indicating that the court of the first instance should decide on the amount of damages suffered by AnviLab. Natur Produkt appealed the decision of the IP Court to the Supreme Court, which appeal was denied, and the matter was sent back to the court of first instance for the second review. The court of first instance ruled in favor of the plaintiff and awarded the plaintiff lost profits in the amount of approximately RUB 1,660 million. Natur Produkt filed an appeal against this decision, both as to the merits and the quantum of damages and the court ruled in favor of the plaintiff. Subsequently, on Natur Produkt’s appeal, the IP Court ruled in favor of the plaintiff and upheld the decision of the Appeal Court. Natur Produkt appealed to the Supreme Court was rejected. Following the decision of the IP Court, AnviLab filed two more claims against Natur Produkt relating to the matter described above (the “Original AnviLab Matter”). The first claim by AnviLab was filed on December 3, 2015 with the Saint Petersburg Arbitration Tribunal (Case No. A-56-89244/2015) and sought an amount in respect of the interest payable on the amount awarded by the Appeal Court in the Original AnviLab Matter for the period between the date the amount was awarded by the Appeal Court (August 4, 2015) and the date AnviLab received the payment (September 29, 2015). The second claim by AnviLab was filed on December 15, 2015 with the Saint Petersburg Arbitration Tribunal (Case No.A-56-23056/2013) and sought an amount in respect of litigation costs related to Original AnviLab Matter. The Court awarded amounts to AnviLab with respect to each of these claims, both of which were insignificant. On appeal, the Appeal Court decreased both of the amounts awarded to Anvilab. The period for either party to appeal the decision of the court in the claim for interest expired on November 7, 2016. In the claim for litigation costs, on appeal, the intellectual property court upheld the decision of the Appeal Court and the Anvilab claim was rejected. The period for Anvilab to appeal that decision to the Supreme Court expired on April 6, 2017.
Investigation by the State of New Jersey Department of Law and Public Safety, Division of Consumer Affairs, Bureau of Securities
On April 20, 2016, the Company received a document subpoena from the New Jersey State Bureau of Securities. The materials requested include documents concerning the Company’s former relationship with Philidor, its accounting treatment for sales to Philidor, its financial reporting and public disclosures and other matters. The Company has cooperated with this investigation. On May 12, 2017, the Company was notified that the New Jersey Bureau of Securities was closing this investigation.
U.S. Department of Justice Investigation
On September 15, 2015, Bausch & Lomb International, Inc. received a subpoena from the Criminal Division of the U.S. Department of Justice regarding agreements and payments between B&L and medical professionals related to its surgical products Crystalens® IOL and Victus® femtosecond laser platform. The government indicated that the subpoena was issued in connection with a criminal investigation into possible violations of Federal health care laws. B&L International produced certain documents in response to the subpoena and cooperated with the investigation. The underlying qui tam action relating to this investigation was dismissed without prejudice on June 19, 2017 and the Department of Justice has both declined to intervene, as well as, declined to further prosecute this matter.

Salix Securities Litigation
Beginning on November 7, 2014, three putative class action lawsuits were filed by shareholders of Salix, each of which generally alleged that Salix and certain of its former officers and directors violated federal securities laws in connection with Salix’s disclosures regarding certain products, including with respect to disclosures concerning historic wholesaler inventory levels, business prospects and demand, reserves and internal controls. Two of these actions were filed in the U.S. District Court for the Southern District of New York, and were captioned: Woburn Retirement System v. Salix Pharmaceuticals, Ltd., et al. (Case No: 1:14-CV-08925 (KMW)), and Bruyn v. Salix Pharmaceuticals, Ltd., et al. (Case No. 1:14-CV-09226 (KMW)). These two actions were consolidated under the caption In re Salix Pharmaceuticals, Ltd. (Case No. 14-CV-8925 (KMW)). A third action was filed in the U.S. District Court for the Eastern District of North Carolina under the caption Grignon v. Salix Pharmaceuticals, Ltd. et al. (Case No. 5:14-cv-00804-D), but was subsequently voluntarily dismissed. On February 8, 2017, the parties reached an agreement in principle to settle the consolidated action. Salix made a payment of $210 million in the second quarter of 2017 in connection with this settlement. On April 5, 2017, the court granted preliminary approval of the settlement. A hearing to grant final approval of the settlement was heard on July 28, 2017 and the settlement was approved by the Court.
Depomed/PDL Litigation
On September 7, 2017, Depomed, Inc. (“Depomed”) and PDL BioPharma, Inc. (“PDL”) commenced litigation by the filing of a complaint in the United States District Court for the District of New Jersey, against Valeant Pharmaceuticals International, Inc. and Valeant Pharmaceuticals Luxembourg S.à r.l. (together, “Valeant”) relating to alleged underpayment of royalties in breach of a certain commercialization agreement by and between Depomed and Santarus, Inc. (a predecessor company of the Company) dated as of August 22, 2011, as amended, based on, inter alia, the findings in an audit report prepared by KPMG LLP.  Valeant disputed the claims alleged in Depomed’s complaint.  On October 27, 2017, PDL, Depomed and Valeant entered into a settlement agreement that resolved all matters addressed in the lawsuit filed. Under the terms of the settlement agreement, the parties agree that the settlement is not an admission by any party thereto of any fact alleged in the litigation, and reflects a reasonable compromise in the best interest of the parties.  As a consequence of the settlement, the litigation was dismissed, with prejudice, on November 6, 2017, and Valeant made a one-time, lump-sum payment of $13 million to Depomed. In addition, under the terms of the settlement agreement, Depomed and PDL has released Valeant from any and all claims against it arising out of the royalty audit that was performed, Valeant’s obligation to pay royalties during the relevant audit period, and/or the litigation, and Valeant has released Depomed and PDL from any and all claims against them as a result of the audit and/or the litigation.
Sprout Litigation
On or about November 2, 2016, the Company and Valeant were named as defendants in a lawsuit filed by the shareholder representative of the former shareholders of Sprout in the Court of Chancery of the State of Delaware (C.A. No. 12868). The plaintiff in this action alleged, among other things, breach of contract with respect to certain terms of the merger agreement relating to the Company's acquisition of Sprout, including a disputed contractual term respecting the use of certain diligent efforts to develop and commercialize the Addyi® product (including a disputed contractual term respecting the spend of no less than $200 million in certain expenditures). The plaintiff in this action sought unspecified compensatory and other damages and attorneys’ fees, as well as an order requiring Valeant to perform its obligations under the merger agreement. On December 20, 2017, the Company closed the Sprout Sale. In connection with the closing and on the same day, this action was dismissed with prejudice by stipulation of the parties.
Allergan Shareholder Class Actions
On December 16, 2014, Anthony Basile, an alleged shareholder of Allergan filed a lawsuit on behalf of a putative class of Allergan shareholders against the Company, Valeant, AGMS, Pershing Square, PS Management, GP, LLC, PS Fund 1 and William A. Ackman in the U.S. District Court for the Central District of California (Basile v. Valeant Pharmaceuticals International, Inc., et al., Case No. 14-cv-02004-DOC). On June 26, 2015, lead plaintiffs the State Teachers Retirement System of Ohio, the Iowa Public Employees Retirement System and Patrick T. Johnson filed an amended complaint against the Company, Valeant, J. Michael Pearson, Pershing Square, PS Management, GP, LLC, PS Fund 1 and William A. Ackman. The amended complaint alleged claims on behalf of a putative class of sellers of Allergan securities between February 25, 2014 and April 21, 2014, against all defendants contending that various purchases of Allergan securities by PS Fund were made while in possession of material, non-public information concerning a potential tender offer by the Company for Allergan stock, and asserting violations of Section 14(e) of the Exchange Act and rules promulgated by the SEC thereunder and Section 20A of the Exchange Act. The amended complaint also alleged violations of Section 20(a) of the Exchange Act against Pershing

Square, various Pershing Square affiliates, William A. Ackman and J. Michael Pearson. The amended complaint sought, among other relief, money damages, equitable relief, and attorneys’ fees and costs. On March 15, 2017, the Court entered an order certifying a plaintiff class comprised of persons who sold Allergan common stock contemporaneously with purchases of Allergan common stock made or caused by defendants during the period February 25, 2014 through April 21, 2014.
On June 28, 2017, Timber Hill LLC, a Connecticut limited liability company that allegedly traded in Allergan derivative instruments, filed a lawsuit on behalf of a putative class of derivative traders against the Company, Valeant, AGMS, Michael Pearson, Pershing Square, PS Management, GP, LLC, PS Fund 1 and William A. Ackman in the U.S. District Court for the Central District of California (Timber Hill LLC v. Pershing Square Capital Management, L.P., et al., Case No. 17-cv-04776-DOC). The complaint alleged claims on behalf of a putative class of investors who sold Allergan call options, purchased Allergan put options and/or sold Allergan equity forward contracts between February 25, 2014 and April 21, 2014, against all defendants contending that various purchases of Allergan securities by PS Fund were made while in possession of material, non-public information concerning a potential tender offer by the Company for Allergan stock, and asserting violations of Section 14(e) of the Exchange Act and rules promulgated by the SEC thereunder and Section 20A of the Exchange Act. The complaint also alleged violations of Section 20(a) of the Exchange Act against Pershing Square, various Pershing Square affiliates, William A. Ackman and Michael Pearson. The complaint sought, among other relief, money damages, equitable relief, and attorneys’ fees and costs. On July 25, 2017, the Court decided not to consolidate this lawsuit with the Basile action described above.
On December 28, 2017, all parties agreed to settle the ongoing, related Allergan shareholder class actions for a total of $290 million. As part of that proposed settlement, the Valeant parties are to pay $96 million, being 33% of the settlement amount, while the Pershing Square parties are to pay $195 million, being 67% of the settlement amount. The settlement remains subject to approval by the Court; however, on January 16, 2018, following a hearing on the settlement, the Court vacated the trial dates and indicated its preliminary approval of the settlement subject to submission of final papers and associated hearings. The preliminary approval hearing for this settlement is scheduled for March 5, 2018.
Qui Tam Complaint - Eastern District of Pennsylvania
On October 12, 2017, in relation to the investigation described above under subheading “- Letter from the U.S. Department of Justice Civil Division and the U.S. Attorney’s Office for the Eastern District of Pennsylvania”, an underlying qui tam complaint asserting claims under the federal and certain state False Claims Acts was unsealed in the Eastern District of Pennsylvania, after the United States and the states on whose behalf claims were asserted declined to intervene in the case.  The complaint named Biovail Pharmaceuticals and three other pharmaceutical manufacturers as defendants.  The complaint alleged that Biovail Pharmaceuticals and other manufacturers failed to accurately account for service fees in its calculation of Average Manufacturer Prices reported to the federal government, and as a result underpaid Medicaid rebates. On January 10, 2018, the Relator in this matter filed a voluntary dismissal in this matter, dismissing Biovail Pharmaceuticals, Inc. and two of the other defendants, on a without prejudice basis. The United States and the states on whose behalf claims were asserted have consented to the voluntary dismissal. The dismissal remains subject to approval of the Court.
Solodyn® Antitrust Class Actions
Beginning in July 2013, a number of civil antitrust class action suits were filed against Medicis Pharmaceutical Corporation (“Medicis”), Valeant Pharmaceuticals International, Inc. (“VPII”) and various manufacturers of generic forms of Solodyn®, alleging that the defendants engaged in an anticompetitive scheme to exclude competition from the market for minocycline hydrochloride extended release tablets, a prescription drug for the treatment of acne marketed by Medicis under the brand name, Solodyn®. The plaintiffs in such suits alleged violations of Sections 1 and 2 of the Sherman Act, 15 U.S.C. §§ 1, 2, and of various state antitrust and consumer protection laws, and further alleged that the defendants have been unjustly enriched through their alleged conduct. The plaintiffs sought declaratory and injunctive relief and, where applicable, treble, multiple, punitive and/or other damages, including attorneys’ fees. By order dated February 25, 2014, the Judicial Panel for Multidistrict Litigation (‘‘JPML’’) centralized the suits in the District of Massachusetts, under the caption In re Solodyn (Minocycline Hydrochloride) Antitrust Litigation, Case No. 1:14-md-02503-DJC, before U.S. District Judge Denise Casper. After the Direct Purchaser Class Plaintiffs and the End-Payor Class Plaintiffs each filed a consolidated amended class action complaint on September 12, 2014, the defendants jointly moved to dismiss those complaints. On August 14, 2015, the Court granted the Defendants' motion to dismiss with respect to claims brought under Sherman Act, Section 2 and various state laws but denied the motion to dismiss with respect to claims brought under Sherman Act, Section 1 and other state laws. VPII was dismissed from the case, but the litigation continues against Medicis and the generic manufacturers as to the remaining claims.

On March 26, 2015, and on April 6, 2015, while the motion to dismiss the class action complaints was pending, two additional non-class action complaints were filed against Medicis by certain retail pharmacy and grocery chains ("Individual Plaintiffs") making similar allegations and seeking similar relief to that sought by Direct Purchaser Class Plaintiffs. Those suits have been centralized with the class action suits in the District of Massachusetts. Following the Court's August 14, 2015 decision on the motion to dismiss, the Individual Plaintiffs each filed amended complaints on October 1, 2015, and Medicis answered on December 7, 2015. A third non-class action was filed by another retail pharmacy against Medicis on January 26, 2016, and Medicis answered on March 28, 2016.
Plaintiffs have reached a settlement with two of three generic manufacturer defendants, and, on April 14, 2017, the Court granted the Direct Purchaser Plaintiffs' and End-Payor Plaintiffs' motions for preliminary approval of those settlements. The Court granted final approval on November 27, 2017. For the remaining parties, fact discovery and expert discovery have closed. The Court granted Direct Purchaser Plaintiffs' and End-Payor Plaintiffs' motions for class certification for the purposes of damages, but denied End-Payor Plaintiffs' motion for class certification for the purposes of injunctive and declaratory relief. Defendants have petitioned to appeal the certification of the End-Payor Class and this petition has been denied.  Plaintiffs and defendants each filed motions for summary judgment. The Court heard oral argument on the parties’ summary judgment motions on January 12, 2018. On January 25, 2018, the Court issued a Memorandum and Order denying the parties’ motions, except for partially allowing defendants’ motion on market power. In February 2018, Medicis agreed to resolve the class action litigation with the End Payor and Direct Payor classes for an amount of $58 million, subject to Court approval, and has resolved related litigation with opt-out retailers for additional consideration.

22.	COMMITMENTS AND CONTINGENCIES
Lease Commitments
The Company leases certain facilities, vehicles and equipment principally under operating leases. Rental expense related to operating lease agreements was $77 million, $84 million and $85 million and for 2017, 2016 and 2015, respectively. Minimum future rental payments under non-cancelable operating and capital leases for each of the five succeeding years ending December 31 and thereafter are as follows:

(in millions)	Operating Lease Obligations	Capital Lease Obligations
2018	$73	$2
2019	60	1
2020	50	1
2021	37	1
2022	34	1
Thereafter	132	—
Total	$386	$6
Other Commitments
The Company has commitments related to capital expenditures of approximately $35 million as of December 31, 2017.
Under certain agreements, the Company may be required to make payments contingent upon the achievement of specific developmental, regulatory, or commercial milestones. In connection with certain business combinations, including the Salix Acquisition, among others, the Company may make contingent consideration payments, as further described in Note 3, "ACQUISITIONS" and Note 6, "FAIR VALUE MEASUREMENTS". In addition to these contingent consideration payments, as of December 31, 2017, the Company estimates that it may pay other potential milestone payments and license fees, including sales-based milestones, of up to approximately $935 million over time, in the aggregate, to third parties, primarily consisting of the following:

•
In connection with certain agreements assumed in the Salix Acquisition which was consummated in April 2015, the Company estimates that it may pay to third parties potential milestones of up to approximately $200 million over time (the majority of which relates to sales-based milestones), in the aggregate.

•
The Company has made specific regulatory milestone payments related to and shares the profits for brodalumab with AstraZeneca under the terms of the October 2015 license agreement described in Note 3, "ACQUISITIONS". As of

December 31, 2017, the Company may be required to pay up to an additional $20 million in regulatory milestone payments and up to $175 million in sales-related milestone payments in accordance with the October 2015 license agreement.

•
Under the terms of a March 2010 development and licensing agreement between B&L and Nicox Inc., the Company has exclusive worldwide rights to develop and commercialize, for certain indications, products containing latanoprostene bunod, a nitric oxide donating compound for the treatment of glaucoma and ocular hypertension. The Company may be required to make potential regulatory, commercialization and sales-based milestone payments over time up to $145 million, in the aggregate, as well as royalties on future sales.

•
Under the term of the 2012 acquisition of Medicis Pharmaceutical Corporation, the Company may be required to make potential regulatory, commercialization and sales-based milestone payments over time up to $145 million, in the aggregate.

Due to the nature of these arrangements, the future potential payments related to the attainment of the specified milestones over a period of several years are inherently uncertain.
Indemnification Provisions
In the normal course of business, the Company enters into agreements that include indemnification provisions for product liability and other matters. These provisions are generally subject to maximum amounts, specified claim periods, and other conditions and limits. As of December 31, 2017 or 2016, no material amounts were accrued for the Company’s obligations under these indemnification provisions. In addition, the Company is obligated to indemnify its officers and directors in respect of any legal claims or actions initiated against them in their capacity as officers and directors of the Company in accordance with applicable law. Pursuant to such indemnities, the Company is indemnifying certain former officers and directors in respect of certain litigation and regulatory matters.

23.	SEGMENT INFORMATION
Reportable Segments
During 2017, the Company divested certain businesses. In 2018, the Company began reallocating capital and resources to other businesses. As a result, during the second quarter of 2018, the Company’s CEO, who is the Company’s Chief Operating Decision Maker, commenced managing the business differently through changes in its operating and reportable segments, which necessitated a realignment of the Company's historical segment structure. This realignment is consistent with how the Company’s CEO currently: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of his direct reports. Pursuant to these changes, effective in the second quarter of 2018, the Company operates in the following reportable segments: (i) Bausch + Lomb/International segment, (ii) Salix segment, (iii) Ortho Dermatologics segment and (iv) Diversified Products segment. Prior period presentations of segment revenues and segment profits have been recast to conform to the current segment reporting structure. See Note 2, "SIGNIFICANT ACCOUNTING POLICIES" for additional information regarding changes to the Company's reportable segments.
The following is a brief description of the Company’s segments:

•
The Bausch + Lomb/International segment consists of: (i) sales in the U.S. of pharmaceutical products, OTC products and medical device products, primarily comprised of Bausch + Lomb products, with a focus on the Vision Care, Surgical, Consumer and Ophthalmology Rx products and (ii) with the exception of sales of Solta products, sales in Canada, Europe, Asia, Latin America, Africa and the Middle East of branded pharmaceutical products, branded generic pharmaceutical products, OTC products, medical device products, and Bausch + Lomb products.

•	The Salix segment consists of sales in the U.S. of gastrointestinal ("GI") products.

•	The Ortho Dermatologics segment consists of: (i) sales in the U.S. of Ortho Dermatologics (dermatological) products and (ii) global sales of Solta medical dermatological devices.

•
The Diversified Products segment consists of sales in the U.S. of: (i) pharmaceutical products in the areas of neurology and certain other therapeutic classes, (ii) generic products, (iii) dentistry products, (iv) oncology (or Dendreon) products, (v) sales in the U.S. of women’s health (or Sprout) products and (vi) certain other businesses divested during 2017 that were not core to the Company's operations. As a result of the divestitures of the Company's equity interest in Dendreon (June 28, 2017) and Sprout (December 20, 2017), the Company exited the oncology and women's health businesses, respectively.

Segment profit is based on operating income after the elimination of intercompany transactions. Certain costs, such as amortization of intangible assets, asset impairments, in-process research and development costs, restructuring and integration costs, acquisition-related contingent consideration costs and other (income) expense are not included in the measure of segment profit, as management excludes these items in assessing segment financial performance.
Corporate includes the finance, treasury, certain research and development programs, tax and legal operations of the Company’s businesses and maintains and/or incurs certain assets, liabilities, expenses, gains and losses related to the overall management of the Company, which are not allocated to the other business segments. In addition, a portion of share-based compensation is considered a corporate cost, since the amount of such expense depends on Company-wide performance rather than the operating performance of any single segment.
Prior period segment financial information has been recast to conform to current segment presentation.
Segment Revenues and Profit
Segment revenues and profits for the years ended December 31, 2017, 2016 and 2015 were as follows:

(in millions)	2017	2016	2015
Revenues:
Bausch + Lomb/International	$4,795	$4,857	$4,870
Salix	1,566	1,530	1,272
Ortho Dermatologics	725	949	1,667
Diversified Products	1,638	2,338	2,638
Total revenues	$8,724	$9,674	$10,447
Segment profit:
Bausch + Lomb/International	$1,412	$1,456	$1,652
Salix	935	946	750
Ortho Dermatologics	336	408	948
Diversified Products	1,112	1,712	1,996
Total segment profit	3,795	4,522	5,346
Corporate	(562)	(690)	(518)
Amortization of intangible assets	(2,690)	(2,673)	(2,257)
Goodwill impairments	(312)	(1,077)	—
Asset impairments	(714)	(422)	(304)
Restructuring and integration costs	(52)	(132)	(362)
Acquired in-process research and development costs	(5)	(34)	(106)
Acquisition-related contingent consideration	289	13	23
Other income (expense)	353	(73)	(295)
Operating income (loss)	102	(566)	1,527
Interest income	12	8	4
Interest expense	(1,840)	(1,836)	(1,563)
Loss on extinguishment of debt	(122)	—	(20)
Foreign exchange and other	107	(41)	(103)
Loss before (benefit from) provision for income taxes	$(1,741)	$(2,435)	$(155)

Capital Expenditures, Depreciation and Amortization of intangible assets, and Asset Impairments
Capital expenditures, depreciation and amortization of intangible assets, and asset impairments by segment for the years ended December 31, 2017, 2016 and 2015 were as follows:

(in millions)	2017	2016	2015
Capital expenditures:
Bausch + Lomb/International	$159	$221	$197
Salix	3	2	1
Ortho Dermatologics	2	1	14
Diversified Products	4	5	5
	168	229	217
Corporate	3	6	18
Total capital expenditures	$171	$235	$235

Depreciation and amortization of intangible assets:
Bausch + Lomb/International	$660	$811	$812
Salix	1,334	1,135	740
Ortho Dermatologics	383	327	412
Diversified Products	456	558	467
	2,833	2,831	2,431
Corporate	25	35	36
Total depreciation and amortization of intangible assets	$2,858	$2,866	$2,467

Asset impairments:
Bausch + Lomb/International	$165	$150	$60
Salix	23	207	90
Ortho Dermatologics	84	16	88
Diversified Products	442	43	66
	714	416	304
Corporate	—	6	—
Total asset impairments	$714	$422	$304
Revenues by Product Category
Revenues by product category for the years ended December 31, 2017, 2016 and 2015 were as follows:

(in millions)	2017	2016	2015
Pharmaceuticals	$4,377	$5,167	$6,058
Devices	1,532	1,504	1,480
OTC	1,529	1,581	1,583
Branded and Other Generics	1,157	1,284	1,171
Other revenues	129	138	155
	$8,724	$9,674	$10,447

Geographic Information
Revenues are attributed to a geographic region based on the location of the customer for the years ended December 31, 2017, 2016 and 2015 were as follows:

(in millions)	2017	2016	2015
U.S. and Puerto Rico	$5,225	$6,247	$7,063
China	331	300	272
Canada	326	320	334
Japan	223	232	206
Mexico	201	189	204
Poland	201	140	214
Russia	200	165	169
France	188	186	178
Germany	157	157	159
Egypt	152	196	51
Australia	149	176	182
United Kingdom	108	104	105
Brazil	96	105	110
Other	1,167	1,157	1,200
	$8,724	$9,674	$10,447
Long-lived assets consisting of property, plant and equipment, net of accumulated depreciation, are attributed to geographic regions based on their physical location as of December 31, 2017 and 2016 were as follows:

(in millions)	2017	2016
U.S. and Puerto Rico	$599	$614
Ireland	235	198
Poland	100	81
Canada	98	83
Germany	70	60
Mexico	50	50
Egypt	47	41
France	34	29
Serbia	30	25
China	28	26
Italy	23	19
South Korea	15	14
Other	74	72
	$1,403	$1,312

Major Customers
Customers that accounted for 10% or more of total revenues for the years ended December 31, 2017, 2016 and 2015 were as follows:

(in millions)	2017	2016	2015
McKesson Corporation	19%	21%	20%
AmerisourceBergen Corporation	15%	13%	14%
Cardinal Health, Inc.	13%	15%	12%

SUPPLEMENTARY DATA (UNAUDITED)
Selected unaudited quarterly consolidated financial data are shown below:

	2017
(in millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$2,109	$2,233	$2,219	$2,163
Expenses	1,898	2,058	2,181	2,485
Operating income (loss)	$211	$175	$38	$(322)
Net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$628	$(38)	$1,301	$513

Earnings (loss) per share attributable to Valeant Pharmaceuticals International, Inc.:
Basic	$1.80	$(0.11)	$3.71	$1.46
Diluted	$1.79	$(0.11)	$3.69	$1.45
Net cash provided by operating activities	$954	$268	$490	$578

	2016
(in millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$2,372	$2,420	$2,479	$2,403
Expenses	2,306	2,339	3,342	2,253
Operating income (loss)	$66	$81	$(863)	$150
Net loss attributable to Valeant Pharmaceuticals International, Inc.	$(374)	$(302)	$(1,218)	$(515)

(Loss) earnings per share attributable to Valeant Pharmaceuticals International, Inc.:
Basic	$(1.08)	$(0.88)	$(3.49)	$(1.47)
Diluted	$(1.08)	$(0.88)	$(3.49)	$(1.47)
Net cash provided by operating activities	$556	$449	$569	$512